      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 18, 1998

                                                      REGISTRATION NO. 333-47509
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                             SCHOOL SPECIALTY, INC.
             (Exact name of registrant as specified in its charter)

                  DELAWARE                                        5112
      (State or other jurisdiction of                 (Primary Standard Industrial
       incorporation or organization)                 Classification Code Number)

                  DELAWARE                                     52-2080520
       incorporation or organization)                    Identification Number)

      (State or other jurisdiction of                       (I.R.S. Employer

                           --------------------------
                           1000 NORTH BLUEMOUND DRIVE
                           APPLETON, WISCONSIN 54914
                                 (920) 734-2756
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               DANIEL P. SPALDING
                            CHIEF EXECUTIVE OFFICER
                             SCHOOL SPECIALTY, INC.
                           1000 NORTH BLUEMOUND DRIVE
                           APPLETON, WISCONSIN 54914
                                 (920) 734-2756
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                       ----------------------------------

                                           COPIES TO:
            GEORGE P. STAMAS, ESQ.                          EDWIN D. WILLIAMSON, ESQ.
          WILMER, CUTLER & PICKERING                           SULLIVAN & CROMWELL
              2445 M STREET, N.W.                        1701 PENNSYLVANIA AVENUE, N.W.
            WASHINGTON, D.C. 20037                           WASHINGTON, D.C. 20006
         TELEPHONE NO. (202) 663-6000                     TELEPHONE NO. (202) 956-7500
         FACSIMILE NO. (202) 663-6363                     FACSIMILE NO. (202) 293-6330

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As soon as possible after the effective date of this Registration Statement.


    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /



    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering. / /_______


    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /_______


    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /_______


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           --------------------------


                        CALCULATION OF REGISTRATION FEE



                                                                       PROPOSED
                                                                       MAXIMUM             PROPOSED
                                                    AMOUNT             OFFERING            MAXIMUM            AMOUNT OF
            TITLE OF SECURITIES                     TO BE             PRICE PER           AGGREGATE          REGISTRATION
              TO BE REGISTERED                  REGISTERED(1)           SHARE           OFFERING PRICE          FEE(3)
Common Stock, par value $.001 per share.....      2,443,750             $16(2)          $39,100,000(2)         $11,535



(1) Includes 318,750 shares subject to an option to purchase that may be exercised by the underwriters solely to cover over-allotments, if any.


(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) of the Securities Act, based on the high end of the range of the estimated initial public offering price.


(3) The Company has previously paid the Securities and Exchange Commission the registration fee of $14,750 in connection with the initial filing of this registration statement.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED MAY 18, 1998


                                2,125,000 SHARES

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

     [LOGO]        SCHOOL SPECIALTY, INC.

                                  COMMON STOCK

                          (PAR VALUE $.001 PER SHARE)

                               ------------------


    In addition to the 2,125,000 shares being offered, School Specialty is selling 250,000 shares directly to Daniel P. Spalding, the Chairman of the Board and its Chief Executive Officer, David J. Vander Zanden, its President and Chief Operating Officer, and Donald Ray Pate, Jr., its Executive Vice President for Re-Print. The Underwriters will not participate in, or receive any discount or commission on, the sale of the Common Stock to these officers.



    All of the shares of Common Stock offered hereby are being sold by the Company. Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price per share will be between $14.00 and $16.00. For factors to be considered in determining the initial public offering price, see "Underwriting".



    SEE "RISK FACTORS" ON PAGE 8 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.


    Application has been made for quotation of the Common Stock on the Nasdaq National Market under the symbol "ABCZ".

                               ------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                                                             INITIAL PUBLIC       UNDERWRITING        PROCEEDS TO
                                                             OFFERING PRICE       DISCOUNT(1)          COMPANY(2)
                                                           ------------------  ------------------  ------------------
Per Share................................................          $                   $                   $
Total(3).................................................          $                   $                   $

------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.


(2) Before deducting estimated expenses of $1,500,000 payable by the Company.
    Proceeds to the Company does not include proceeds of $      to be received
    from the direct sale by School Specialty of 250,000 shares to Messrs.
    Spalding, Vander Zanden and Pate at $    per share, the initial public
    offering price less the underwriting discount.



(3) The Company has granted the Underwriters an option for 30 days to purchase up to an additional 318,750 shares at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. If such option is exercised in full, the total initial public offering price,
    underwriting discount and proceeds to Company will be $      , $      , and
    $      , respectively. See "Underwriting".

                            ------------------------


    The shares offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery in New York, New York, on or about June , 1998, against payment therefor in immediately available funds.


GOLDMAN, SACHS & CO.

                 NATIONSBANC MONTGOMERY SECURITIES LLC

                                  SALOMON SMITH BARNEY

                                                   PIPER JAFFRAY INC.

                            ------------------------


                 The date of this Prospectus is June   , 1998.

                                PICTURES TO COME


                            ------------------------

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER- ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                                    SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION AND FINANCIAL INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS. PROSPECTIVE INVESTORS SHOULD READ THE PROSPECTUS IN ITS ENTIRETY. UNLESS THE CONTEXT REQUIRES OTHERWISE, REFERENCES TO THE COMPANY INCLUDE ITS SUBSIDIARIES. UNLESS OTHERWISE INDICATED, THE INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES: (I) CONSUMMATION OF THE TRANSACTIONS DESCRIBED UNDER "THE SPIN-OFF FROM U.S. OFFICE PRODUCTS;" (II) AN INITIAL PUBLIC OFFERING PRICE OF $15.00 PER SHARE OF COMMON STOCK (REPRESENTING THE MIDPOINT OF THE ESTIMATED PRICE RANGE); (III) A DISTRIBUTION RATIO OF ONE SHARE OF SCHOOL SPECIALTY COMMON STOCK FOR EVERY NINE SHARES OF COMMON STOCK (THE "DISTRIBUTION RATIO") OF U.S. OFFICE PRODUCTS COMPANY ("U.S. OFFICE PRODUCTS"), AND (IV) NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION.


                                  THE COMPANY


    School Specialty, Inc. (the "Company" or "School Specialty") believes that it is the largest U.S. distributor focusing on non-textbook educational supplies and furniture for grades pre-kindergarten through 12 ("pre-K-12"). The Company provides a comprehensive offering of high quality educational supplies and furniture to school districts, school administrators and teachers through the broad distribution of its catalogs. School Specialty distributes general school supplies, including classroom and art supplies, instruction materials, furniture and equipment. The Company also distributes supplies and furniture for certain educational disciplines, including early childhood education under the Childcraft name, art supplies under the Sax Arts & Crafts name and library-related products under the Gresswell name. In order to broaden its geographic presence and product offering, the Company has acquired 15 companies since May 1996. For the twelve months ended January 24, 1998, the Company's revenues aggregated $279.6 million and operating income aggregated $19.7 million, which represented compound annual increases of 32% and 62%, respectively, over revenues and operating income for the year ended December 31, 1994. For the twelve months ended January 24, 1998, the Company's pro forma revenues (giving effect to all acquisitions made since the beginning of such period) aggregated $377.2 million and pro forma operating income aggregated $23.7 million, which represented compound annual increases of 45% and 71%, respectively, over revenues and operating income for the year ended December 31, 1994.


    With over 32,000 stock keeping units ("SKUs"), School Specialty offers customers one source for virtually all of their non-textbook school supply and furniture needs. School Specialty markets its products through an innovative two-pronged approach, targeting both administrators and teachers to cover the full spectrum of decision makers. The Company's "top down" approach, utilizing its 290 sales representatives and its School Specialty general supply and furniture catalog (the "School Specialty Catalog"), focuses on procurement officials at the state, regional and local levels, while its "bottom up" approach focuses on curriculum specialists and teachers. Sales to curriculum specialists and over 2.1 million teachers are made primarily through the 6.3 million general supply catalogs of The Re-Print Corp. ("Re-Print") and specialty catalogs that are mailed each year.


    The Company believes that annual sales of non-textbook educational supplies and equipment to the school supply market aggregate approximately $6.1 billion, with over $3.6 billion sold to institutions and $2.5 billion sold to consumers. The Company also believes there are over 3,400 distributors of school supplies, the majority of which are family- or employee-owned companies with revenues under $20 million that operate in a single region. The Company believes the demand for timely order fulfillment at competitive prices, combined with the need to invest in automated inventory and electronic ordering systems, is accelerating the trend toward consolidation in the industry. School Specialty also believes that it is well positioned to capitalize on this consolidation as the largest distributor in its industry with annual revenues which it believes exceed those of its next two largest competitors combined. Although the Company is the largest distributor in the industry, its share of the $6.1 billion school supply market is less than 6%, giving the Company substantial growth opportunities.

    The volume of school supplies is directly influenced by the size of the student population. Kindergarten through 12th grade ("K-12") student enrollment reached an all-time peak in 1996 with 51.5 million students and the U.S. Department of Education projects that student enrollment will continue to grow to 54.3 million by the year 2006. As a result of these trends, the U.S. Department of Education projects that expenditures in public elementary and secondary schools will continue to rise through the year 2007. These rising expenditures include a projected increase in total per pupil spending in current dollars from $5,961 per pupil in 1997 to $7,179 by the year 2001. The Company believes that as the largest U.S. distributor of non-textbook educational supplies it will be a major beneficiary of this growth in expenditures.

                                 KEY STRENGTHS

    School Specialty attributes its strong competitive position to the following key strengths:

    LEADING MARKET POSITION. The Company has developed its leading market position over its 38 year history by emphasizing high quality products, superior order fulfillment, exceptional customer service and brand name recognition. The Company believes its annual revenues exceed those of its next two largest competitors combined and that its large size and brand recognition have resulted in significant buying power, economies of scale and customer loyalty.

    BROAD PRODUCT LINE. School Specialty's strategy is to provide a full range of high quality products to meet the complete supply needs of pre-K-12 schools and as a result currently offers over 32,000 SKUs ranging from classroom supplies to playground equipment. School Specialty offers customers one source for virtually all of their school supply needs.

    INNOVATIVE TWO-PRONGED DISTRIBUTION. The Company targets administrative decision makers with a "top down" approach through its 290 person sales force and School Specialty Catalog, and teachers and curriculum specialists with a "bottom up" approach primarily through the 6.3 million Re-Print general supply, and specialty catalogs mailed each year.

    ABILITY TO INTEGRATE ACQUISITIONS. School Specialty has successfully completed the acquisition of 20 companies since 1991, 15 of which have been acquired since May 1996. The Company believes that it can generate significant economies of scale and rapidly improve the margins of acquired entities, as well as increase sales, by channeling acquired entities products through its broad distribution network. See "Business--Company Strengths".

    USE OF TECHNOLOGY. The Company believes that through the utilization of technology in areas such as (i) purchasing and inventory management, (ii) customer order fulfillment, and (iii) database management, School Specialty is able to turn inventory more quickly than competitors, offer customers more convenient and cost effective product ordering methods and conduct more precisely targeted sales and marketing campaigns.

    EXPERIENCED MANAGEMENT. School Specialty's management team provides depth and continuity of experience. Management's interests are aligned with those of its shareholders as management's incentive-based compensation is tied to School Specialty's operating profitability.

                                GROWTH STRATEGY

    School Specialty's objective is to further enhance its position as the leading distributor of non-textbook educational supplies through the continued implementation of the following strategies:

    PURSUE ACQUISITIONS AGGRESSIVELY. The Company believes that there are extensive acquisition opportunities among the over 3,400 school distributors in the U.S. The Company intends to pursue two types of acquisitions: (i) general school supply and furniture companies in geographic markets in which the Company has a limited presence, and (ii) specialty companies focusing on disciplines such as physical education, science, technology and music.

    IMPROVE PROFITABILITY. School Specialty improved its operating margin from 3.7% in 1994 to 7.0% for the twelve months ended January 24, 1998. School Specialty believes that there are substantial opportunities to further improve margins by (i) increasing the efficiency of recent acquisitions, (ii) expanding purchasing power and (iii) improving warehousing and distribution.

    PENETRATE NEW MARKETS AND EXPAND CUSTOMER BASE IN EXISTING MARKETS. School Specialty believes that it can increase revenues by adding sales representatives in geographic markets in which the Company does not have a significant presence. In addition, the Company believes that it can further increase revenues by cross merchandising its specialty product lines to its general supplies customers.

                              RECENT DEVELOPMENTS

    On March 20, 1998, the Company acquired the catalog division of Education Access, a catalog reseller of technology solutions for the K-12 education market. This new product line will offer curriculum software, productivity software, peripherals, networking products and other related products through catalogs mailed twice a year.

                                  THE OFFERING


Common Stock Offered by the Company..........  2,125,000 Shares
Proposed Nasdaq National Market symbol.......  ABCZ
Use of proceeds..............................  To repay a portion of indebtedness to be incurred to refinance amounts payable to U.S.
                                               Office Products Company. After such
                                               repayment, approximately $200 million will be
                                               available under the Company's credit facility
                                               (subject to compliance with financial
                                               covenants), which may be used for general
                                               corporate purposes, including working
                                               capital, and for acquisitions.


                     THE SPIN-OFF FROM U.S. OFFICE PRODUCTS


    Concurrently with this Offering, 12,299,593 shares of School Specialty Common Stock will be distributed to the stockholders of U.S. Office Products as of June 9, 1998 (the "School Specialty Distribution" or the "Distribution"). The School Specialty Distribution is part of a comprehensive restructuring plan adopted by the U.S. Office Products Board of Directors (the "Strategic Restructuring Plan") in which U.S. Office Products is spinning off all of the shares of School Specialty and three other companies that will conduct U.S. Office Products' current print management, technology solutions and corporate travel services businesses. (These spin-offs are collectively referred to as the "Distributions", and School Specialty and the three other such companies are collectively referred to as the "Spin-Off Companies".) The effective time of the Distribution is expected to be 12:01 a.m. on June 10, 1998 (the "Distribution Date"). See "The Spin-Off from U.S. Office Products".

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             HISTORICAL(1)
                        -------------------------------------------------------
                                                           FISCAL
                                                            YEAR
                                            FOUR MONTHS    ENDED    NINE MONTHS
                        FISCAL YEAR ENDED      ENDED      --------     ENDED
                           DECEMBER 31,     -----------    APRIL    -----------
                        ------------------   APRIL 30,      26,     JANUARY 25,
                          1994      1995       1996         1997       1997
                        --------  --------  -----------   --------  -----------
STATEMENT OF INCOME
  DATA:
Revenues..............  $119,510  $150,482    $28,616     $191,746   $159,977
Cost of revenues......    87,750   105,757     20,201      136,577    114,380
                        --------  --------  -----------   --------  -----------
Gross profit..........    31,760    44,725      8,415       55,169     45,597
Selling, general and
  administrative
  expenses............    27,281    39,869     10,307       43,462     33,396
Non-recurring
  acquisition costs...                          1,122        1,792      1,792
Restructuring costs...               2,532                     194
                        --------  --------  -----------   --------  -----------
Operating income
  (loss)..............     4,479     2,324     (3,014)       9,721     10,409
Interest expense......     3,007     5,536      1,461        4,197      3,358
Interest income.......                             (6)                   (101)
Other (income)
  expense.............       (86)      (18)        67         (196)      (204)
                        --------  --------  -----------   --------  -----------
Income (loss) before
  provision for
  (benefit from)
  income taxes........     1,558    (3,194)    (4,536)       5,720      7,356
Provision for (benefit
  from) income
  taxes(4)............       218       173        139       (2,412)     3,750
                        --------  --------  -----------   --------  -----------
Net income (loss).....  $  1,340  $ (3,367)   $(4,675)    $  8,132   $  3,606
                        --------  --------  -----------   --------  -----------
                        --------  --------  -----------   --------  -----------
Net income (loss) per
  share(5):
    Basic.............  $   0.26  $  (0.51)   $ (0.54)    $   0.81   $   0.38
    Diluted...........  $   0.26  $  (0.50)   $ (0.53)    $   0.80   $   0.37

Weighted average
  shares
  outstanding(5):
    Basic.............     5,062     6,562      8,611       10,003      9,553
    Diluted...........     5,078     6,669      8,789       10,196      9,758


                                                                          PRO FORMA(2)
                                                    ---------------------------------------------------------
                                        TWELVE                                                      TWELVE
                                        MONTHS                                                      MONTHS
                                         ENDED        FISCAL YEAR         NINE MONTHS ENDED          ENDED
                                      -----------   ENDED APRIL 26,   -------------------------   -----------
                        JANUARY 24,   JANUARY 24,   ---------------   JANUARY 25,   JANUARY 24,   JANUARY 24,
                           1998         1998(3)          1997            1997          1998         1998(3)
                        -----------   -----------   ---------------   -----------   -----------   -----------
STATEMENT OF INCOME
  DATA:
Revenues..............   $247,880      $279,649        $350,760        $292,244      $318,667      $377,183
Cost of revenues......    176,501       198,698         244,396         203,705       227,485       268,176
                        -----------   -----------   ---------------   -----------   -----------   -----------
Gross profit..........     71,379        80,951         106,364          88,539        91,182       109,007
Selling, general and
  administrative
  expenses............     50,999        61,065          85,430          66,926        66,623        85,127
Non-recurring
  acquisition costs...                                    1,792           1,792
Restructuring costs...                      194             194                                         194
                        -----------   -----------   ---------------   -----------   -----------   -----------
Operating income
  (loss)..............     20,380        19,692          18,948          19,821        24,559        23,686
Interest expense......      4,100         4,939           7,300           5,535         5,535         7,300
Interest income.......       (109)           (8)
Other (income)
  expense.............        441           449            (158)           (174)          522           538
                        -----------   -----------   ---------------   -----------   -----------   -----------
Income (loss) before
  provision for
  (benefit from)
  income taxes........     15,948        14,312          11,806          14,460        18,502        15,848
Provision for (benefit
  from) income
  taxes(4)............      7,113           952              92           6,651         8,511         1,952
                        -----------   -----------   ---------------   -----------   -----------   -----------
Net income (loss).....   $  8,835      $ 13,350        $ 11,714        $  7,809      $  9,991      $ 13,896
                        -----------   -----------   ---------------   -----------   -----------   -----------
                        -----------   -----------   ---------------   -----------   -----------   -----------
Net income (loss) per
  share(5):
    Basic.............   $   0.69      $   1.08        $   0.95        $   0.63      $   0.81      $   1.13
    Diluted...........   $   0.68      $   1.06        $   0.95        $   0.63      $   0.81      $   1.13
Weighted average
  shares
  outstanding(5):
    Basic.............     12,751        12,401          12,300          12,300        12,300        12,300
    Diluted...........     13,020        12,642          12,300          12,300        12,300        12,300

                                                                                                              DECEMBER 31,
                                                                                                         ----------------------
                                                                                                            1994        1995
                                                                                                         ----------  ----------
BALANCE SHEET DATA:
Working capital (deficit)..............................................................................  $    3,512  $   (1,052)
Total assets...........................................................................................      44,267      54,040
Long-term debt, less current portion...................................................................      11,675      15,294
Long-term payable to U.S. Office Products..............................................................
Stockholder's (deficit) equity.........................................................................       1,827        (620)


                                                                                                         APRIL 30,   APRIL 26,
                                                                                                            1996        1997
                                                                                                         ----------  ----------
BALANCE SHEET DATA:
Working capital (deficit)..............................................................................  $   (3,663) $   14,460
Total assets...........................................................................................      54,573      87,685
Long-term debt, less current portion...................................................................      15,031         566
Long-term payable to U.S. Office Products..............................................................                  33,226
Stockholder's (deficit) equity.........................................................................      (4,267)     16,329

                                                                                                             JANUARY 24, 1998

                                                                                                         ------------------------

                                                                                                                          PRO

                                                                                                           ACTUAL      FORMA(6)

                                                                                                         -----------  -----------

BALANCE SHEET DATA:
Working capital (deficit)..............................................................................  $    43,613  $    60,586

Total assets...........................................................................................      201,207      204,457

Long-term debt, less current portion...................................................................          385       82,978

Long-term payable to U.S. Office Products..............................................................       62,470
Stockholder's (deficit) equity.........................................................................       98,492       98,492


------------------------

(1) The historical financial information of the businesses that were acquired in business combinations accounted for under the pooling-of-interests method (the "Pooled Companies") have been combined on a historical cost basis in accordance with generally accepted accounting principles ("GAAP") to present this financial data as if the Pooled Companies had always been members of the same operating group. The financial information of the businesses acquired in the business combinations accounted for under the purchase method is included from the dates of their respective acquisitions.


(2) The pro forma financial data give effect to the refinancing of all amounts payable to U.S. Office Products and the purchase acquisitions completed by the Company since May 1, 1996 as if all such transactions had occurred on May 1, 1996. The pro forma statement of income data are not necessarily indicative of the operating results that would have been achieved had these events actually then occurred and should not be construed as representative of future operating results.



(3) The results for the historical and pro forma 12 months ended January 24, 1998 have been calculated based upon the historical and pro forma results for the fiscal year ended April 26, 1997 less the historical and pro forma results for the nine months ended January 25, 1997 plus the historical and pro forma results for the nine months ended January 24, 1998, respectively.



(4) Results for the fiscal year ended April 26, 1997 and the 12 months ended January 24, 1998 (historical and pro forma) include a benefit from income taxes of $2.4 million primarily arising from the reversal of a $5.3 million valuation allowance in the quarter ended April 26, 1997. The valuation allowance had been established in fiscal 1995 to offset the tax benefit from net operating loss carryforwards included in the Company's deferred tax assets, because at the time it was not likely that such tax benefit would be realized. The valuation allowance was reversed subsequent to the Company's being acquired by U.S. Office Products, because it was deemed "more likely than not", based on improved results, that such tax benefit would be realized.



(5) For calculation of the pro forma weighted average shares outstanding for the fiscal year ended April 26, 1997 and for the nine months ended January 24, 1998 and January 25, 1997, see Note 2(k) of Notes to Pro Forma Combined Financial Statements included herein. The pro forma weighted average shares outstanding (basic and diluted), as further adjusted to give effect to the sales of shares to Messrs. Spalding, Vander Zanden and Pate and in the Offering, would have been 14.7 million shares for all periods for which pro forma data are given, and the pro forma net income per share, as so adjusted further and to give effect to the use of the proceeds from such sales to reduce debt, would have been:


                                                                                                               NINE MONTHS
                                                                                                                  ENDED
                                                                                                              -------------
                                                                                          FISCAL YEAR ENDED    JANUARY 25,
                                                                                           APRIL 26, 1997         1997
                                                                                         -------------------  -------------
Pro forma net income per share, as adjusted:
  Basic................................................................................       $    0.90         $    0.61
  Diluted..............................................................................       $    0.90         $    0.61


                                                                                                          TWELVE MONTHS ENDED

                                                                                          JANUARY 24,         JANUARY 24,

                                                                                             1998                1998

                                                                                         -------------  -----------------------

Pro forma net income per share, as adjusted:
  Basic................................................................................    $    0.76           $    1.05

  Diluted..............................................................................    $    0.76           $    1.05




(6) The pro forma balance sheet data give effect to (i) the refinancing of all amounts payable to U.S. Office Products, (ii) the purchase acquisition of Education Access, the only acquisition completed by the Company subsequent to January 24, 1998, and (iii) the Distribution as if such transactions had occurred on January 24, 1998. The pro forma balance sheet data are not necessarily indicative of the financial position that would have been achieved had these events actually then occurred and should not be construed as representative of future financial position.

                                  RISK FACTORS

    THE FOLLOWING FACTORS SHOULD BE CONSIDERED IN ADDITION TO OTHER INFORMATION INCLUDED IN THIS PROSPECTUS.

POTENTIAL VOLATILITY OF STOCK PRICE; RISKS ASSOCIATED WITH SHARES ELIGIBLE FOR
  IMMEDIATE SALE


    As a result of the School Specialty Distribution, stockholders of U.S. Office Products will acquire 12,299,593 shares of School Specialty Common Stock that will be freely tradeable at the time of this Offering without restrictions or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except that any shares held by "affiliates" of School Specialty within the meaning of the Securities Act will be subject to the resale limitations of Rule 144 promulgated under the Securities Act ("Rule 144"). Because the School Specialty Distribution is being made to existing shareholders of U.S. Office Products, who have not made an affirmative decision to invest in School Specialty Common Stock, there can be no assurance that some or all of these shareholders will not sell the shares of School Specialty Common Stock into the market shortly after the School Specialty Distribution. In addition, U.S. Office Products is included in certain broad-based indices tracked by a number of investment companies and other institutional investors, and such investors can be expected to sell the shares of School Specialty Common Stock they receive in the School Specialty Distribution shortly thereafter.



    In addition, upon completion of this Offering and the School Specialty Distribution, School Specialty will have outstanding (i) 2,125,000 shares of School Specialty Common Stock issued in this Offering and (ii) 250,000 shares of School Specialty Common Stock issued to Messrs. Spalding, Vander Zanden and Pate. Following this Offering and the School Specialty Distribution, in view of the large number of shares freely-tradeable and available for immediate sale, the market for School Specialty's Common Stock could be highly volatile and could adversely affect the trading price of School Specialty Common Stock. See "Management--Director Compensation and Other Arrangements". Officers and directors of School Specialty who will hold an aggregate of 114,355 shares of School Specialty Common Stock after the Distribution have agreed not to sell or otherwise dispose of any School Specialty Common Stock without the prior written consent of the Underwriters for a period of 180 days from the date of this Prospectus (the "Lock-Up Agreements"). The Company intends to register the shares of School Specialty Common Stock reserved for issuance pursuant to its stock option plan as soon as practicable after the closing of this Offering.


POTENTIAL LIABILITY FOR TAXES RELATED TO THE DISTRIBUTIONS


    In connection with the Distributions, U.S. Office Products will enter into a tax allocation agreement with School Specialty and the other Spin-Off Companies (the "Tax Allocation Agreement") which will provide that the Spin-Off Companies will jointly and severally indemnify U.S. Office Products for any losses associated with taxes related to the Distributions ("Distribution Taxes") if an action or omission (an "Adverse Tax Act") of any of the Spin-Off Companies materially contributes to a final determination that any or all of the Distributions are taxable. School Specialty will also enter into a tax indemnification agreement with the other Spin-Off Companies (the "Tax Indemnification Agreement") under which the Spin-Off Company that is responsible for the Adverse Tax Act will indemnify the other Spin-Off Companies for any liability to indemnify U.S. Office Products under the Tax Allocation Agreement. As a consequence, School Specialty will be liable for any Distribution Taxes resulting from any Adverse Tax Act by School Specialty and liable (subject to indemnification by the other Spin-Off Companies) for any Distribution Taxes resulting from an Adverse Tax Act by the other Spin-Off Companies. If there is a final determination that any or all of the Distributions are taxable and it is determined that there has not been an Adverse Tax Act by either U.S. Office Products or any of the Spin-Off Companies, U.S. Office Products and each of the Spin-Off Companies will be liable for its pro rata portion of the Distribution Taxes based on the value of each company's common stock after the Distributions. As a result, School Specialty could become liable for a pro rata portion of Distribution Taxes with respect not only to the School

Specialty Distribution, but also any of the other Distributions. See "The Spin-Off from U.S. Office Products--Tax Allocation Agreement and Tax Indemnification Agreement" and "The Spin-Off from U.S. Office Products--U.S. Federal Income Tax Consequences of the Distributons" for a detailed discussion of the Tax Allocation Agreement and the Tax Indemnification Agreement and the U.S. Federal Income Tax consequences of the Distributions.

RISKS RELATED TO ALLOCATION OF CERTAIN LIABILITIES


    Under the Distribution Agreement, School Specialty will be liable for (i) any liabilities arising out of or in connection with the business conducted by it or its subsidiaries, (ii) its liabilities under the Employee Benefits Agreement, Tax Allocation Agreement and related agreements described under "The Spin-Off From U.S. Office Products", (iii) the U.S. Office Products debt that has been allocated to the Company (see "The Spin-Off From U.S. Office Products--Distribution Agreement--Debt"), (iv) liabilities under the securities laws relating to this Prospectus and portions of the Information Statement/Prospectus distributed to stockholders of U.S. Office Products in connection with the School Specialty Distribution, as well as other securities law liabilities related to the School Specialty business that arise from information supplied to U.S. Office Products (or that should have been supplied, but was not) by School Specialty, (v) U.S. Office Products' liabilities for earn-outs from acquisitions in respect of School Specialty and its subsidiaries,
(vi) School Specialty's costs and expenses related to the Offering and its bank financing, and (vii) $1.0 million of the transaction costs (including legal, accounting, investment banking and financial advisory) and other fees incurred by U.S. Office Products in connection with its Strategic Restructuring Plan. Each of the other Spin-Off Companies will be similarly obligated to U.S. Office Products. School Specialty and the other Spin-Off Companies have also agreed to bear a pro rata portion of U.S. Office Products' liabilities under the securities laws (other than claims relating solely to a specific Spin-Off Company or relating specifically to the continuing businesses of U.S. Office Products) and U.S. Office Products' general corporate liabilities (other than debt, except for that specifically allocated to the Spin-Off Companies) incurred prior to the Distributions (i.e., liabilities not related to the conduct of a particular distributed or retained subsidiary's business) (the "Shared Liabilities"). If one of the Spin-Off Companies defaults on an obligation owed to U.S. Office Products, the non-defaulting Spin-Off Companies will be obligated on a pro rata basis to pay such obligation ("Default Liability"). As a result of the Shared Liabilities and Default Liability, School Specialty could be obligated to U.S. Office Products in respect of obligations and liabilities not related to its business or operations and over which neither it nor its management has or has had any control or responsibility. The aggregate of the Shared Liabilities and Default Liability for which any Spin-Off Company may be liable is, however, limited to $1.75 million. The Company's pro rata share of Shared Liabilities and Default Liability is described below under "The Spin-Off from U.S. Office Products--The Distribution Agreement--Liabilities." Also see "--Potential Liability for Taxes Related to the Distributions".


RISKS RELATED TO INTEGRATION OF OPERATIONS AND ACQUISITIONS

    An important element of School Specialty's business strategy for its distribution divisions is to integrate its acquisitions into its existing operations. There can be no assurance that School Specialty will be able to integrate future acquisitions in a timely manner without substantial costs, delays, or other problems. Once integrated, acquisitions may not achieve sales, profitability, and asset productivity commensurate with School Specialty's existing divisions. In addition to integration risks for distribution divisions, acquisitions of both distribution divisions and specialty brand companies involve a number of special risks, including adverse short-term effects on School Specialty's reported operating results (including those adverse short-term effects caused by severance payments to employees of acquired companies, restructuring charges associated with the acquisitions and other expenses associated with a change of control, as well as non-recurring acquisition costs including accounting and legal fees, investment banking fees, recognition of transaction-related obligations, and various other acquisition-related costs), the diversion of management's time and attention, the dependence on retaining, hiring, and training key personnel, the amortization of acquired intangible assets, and risks associated with unanticipated problems or liabilities, some or all of which could have a material adverse effect on School Specialty's operations and financial condition. Furthermore, although School Specialty conducts due diligence and generally requires representations, warranties, and indemnifications from the former owners of acquired companies, there can be no assurance that such owners will have accurately represented the financial and operating conditions of their companies. If an acquired company's financial or operating results were misrepresented, the acquisition could have a material adverse effect on the results of operations and financial condition of School Specialty. See "Business--Company Growth Strategy--Pursue Acquisitions Aggressively".

DEPENDENCE UPON ACQUISITIONS FOR FUTURE GROWTH

    One of School Specialty's strategies is to increase its revenues and the markets it serves through the acquisition of additional school supply distribution businesses. There can be no assurance that suitable candidates for acquisitions can be identified or, if suitable candidates are identified, that acquisitions can be completed on acceptable terms, if at all. There can be no assurance that future acquisitions will prove profitable at the time of their acquisition or will achieve sales and profitability that justify the investment therein. The failure to complete acquisitions and continue its expansion could have a material adverse effect on School Specialty's financial condition. In addition, prior to the School Specialty Distribution, School Specialty's acquisitions were completed with substantial business, legal, and accounting assistance from U.S. Office Products, and some of the acquisitions were paid for with U.S. Office Products Common Stock. The pace of School Specialty's acquisition program may be adversely affected by the absence of U.S. Office Products' support for the acquisitions. Also, School Specialty intends to use School Specialty Common Stock to pay for a portion of the consideration for its acquisitions, and therefore, if the owners of potential acquisition candidates are not willing to receive, or School Specialty is not able to issue, shares of School Specialty Common Stock in exchange for their business, School Specialty's acquisition program could be adversely affected. Furthermore, the Company's ability to pay for acquisitions with stock may be materially limited in the two-year period following the School Specialty Distribution. See "--Possible Limitations on Issuances of Common Stock".

POSSIBLE LIMITATIONS ON ISSUANCES OF COMMON STOCK


    Section 355(e) of the Internal Revenue Code of 1986, as amended (the "Code"), which was added in 1997, generally provides that a company that distributes shares of a subsidiary in a spin-off that is otherwise tax-free will incur U.S. federal income tax liability if 50% or more, by vote or value, of the capital stock of either the company making the distribution or the spun-off subsidiary is acquired by one or more persons acting pursuant to a plan or series of related transactions that includes the spin-off. Stock acquired by certain related persons is aggregated in determining whether the 50% test is met. There is a presumption that any acquisition occurring two years before or after the spin-off is pursuant to a plan that includes the spin-off. However, the presumption may be rebutted by establishing that the spin-off and such acquisition are not part of a plan or series of related transactions. As a result of the provisions of Section 355(e), there can be no assurance that issuances of stock by School Specialty, including issuances in connection with an acquisition of another business by School Specialty, will not create a tax liability for U.S. Office Products. This limitation could adversely affect the pace of School Specialty's acquisitions and its ability to issue Common Stock for other purposes, including equity offerings.


    School Specialty has entered into the Tax Allocation Agreement and the Tax Indemnification Agreement pursuant to which School Specialty will be liable to U.S. Office Products and the other Spin-Off Companies if its actions or omissions materially contribute to a final determination that the School Specialty Distribution is taxable. See "--Potential Liability for Taxes Related to the Distributions" and "The Spin-Off From U.S. Office Products--Tax Allocation Agreement and Tax Indemnification Agreement."

RISKS RELATED TO INABILITY TO USE POOLING-OF-INTERESTS METHOD TO ACCOUNT FOR
  FUTURE ACQUISITIONS

    Generally accepted accounting principles require that an entity be autonomous for a period of two years before it is eligible to complete business combinations under the pooling-of-interests method. As a result of School Specialty being a wholly-owned subsidiary of U.S. Office Products prior to the Distribution, School Specialty will be unable to satisfy this criterion for a period of two years following the Distribution. Therefore, School Specialty will be precluded from completing business combinations under the pooling-of-interests method for a period of two years and any business combinations completed by School Specialty during such period will be accounted for under the purchase method resulting in the recording of goodwill. See "--Material Amount of Goodwill".

SEASONALITY: FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

    School Specialty's business is subject to seasonal influences, with sales and profitability substantially higher from May to October due to increased school orders during these months. As a result of this seasonality, historically, School Specialty has earned more than 100% of its annual net income in the first six months of its fiscal year and has historically operated at a loss in its third fiscal quarter. Also, quarterly results may be materially affected by the timing of acquisitions and the timing and magnitude of acquisition assimilation costs. Therefore, operating results for any quarter are not necessarily indicative of the results that may be achieved for any subsequent fiscal quarter or full fiscal year. Fluctuations caused by variations in quarterly results may adversely affect the market price of the School Specialty Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business".

RELIANCE ON KEY PERSONNEL

    School Specialty's operations depend on the continued efforts of Daniel P. Spalding, its Chief Executive Officer, its other executive officers, and the senior management of certain of its subsidiaries. Furthermore, School Specialty's operations will likely depend on the senior management of certain of the companies that may be acquired in the future. If any of these people become unable to continue in his or her present role, or if School Specialty is unable to attract and retain other skilled employees, its business could be adversely affected. School Specialty does have employment contracts with some Named Officers, as defined herein, but most of the Companies' executive officers and senior management do not have employment contracts with School Specialty. See "Management--Director Compensation and Other Arrangements". School Specialty does not have and does not intend to obtain key man life insurance covering any of its executive officers or other members of senior management of its subsidiaries. In addition, Jonathan J. Ledecky will serve as a director and an employee of School Specialty and is expected to provide services to School Specialty after the School Specialty Distribution pursuant to an agreement entered into between Mr. Ledecky and U.S Office Products which provides that the Company and the other Spin-Off Companies will succeed to certain rights of, and obligations under, such agreement following the Distribution and an expected employment agreement with School Specialty. See "Management--Director Compensation and Other Arrangements". Mr. Ledecky will also serve as a director of each of the other Spin-Off Companies, and is the director or an officer of other public companies. Mr. Ledecky may be unable to devote substantial time to the activities of School Specialty.

DEPENDENCE ON SYSTEMS

    School Specialty believes that one of the competitive advantages of its distribution divisions is its information systems, including its proprietary PC-based customer Order Management System ("OMS"). School Specialty's operations in each of its integrated divisions under School Specialty are generally dependent on these systems, which are run on a host system located at School Specialty's headquarters in Appleton, Wisconsin. Each division of School Specialty is linked to School Specialty's host system and disruption or unavailability of these links could have a material adverse effect on School Specialty's business and results of operations.

    None of School Specialty's subsidiaries has a redundant computer system or a redundant dedicated communication line. School Specialty has taken precautions to protect itself from events that could interrupt its operations. Notwithstanding these precautions, there can be no assurance that a fire, flood or other natural disaster affecting School Specialty's system or its communication lines would not disable the system or prevent the system from communicating with School Specialty's divisions or the specialty brand subsidiaries. The occurrence of any of these events would have a material adverse effect on School Specialty's operations and financial condition.

    School Specialty does not expect that it will incur any material costs and expenses to meet information standards for Year 2000 compliance; however, there is no assurance that School Specialty's customers or vendors meet information standards for Year 2000 compliance, and their failure to meet such standards could adversely affect School Specialty's revenues and product costs.

RISK OF RAPID GROWTH; ABSENCE OF HISTORY AS A STAND-ALONE COMPANY


    Since 1991, School Specialty and U.S. Office Products have significantly expanded the scope of School Specialty's operations by acquiring sixteen regional distributors of educational supplies in different regions of the United States and four specialty brand school supply companies. All of School Specialty's specialty brand acquisitions and eleven of its regional distribution acquisitions have occurred since June 1996. There can be no assurance that School Specialty's management and financial controls, personnel, computer systems, and other corporate support systems will be adequate to manage the increased size and scope of School Specialty's operations as a result of School Specialty's recently completed acquisitions.


    Prior to the School Specialty Distribution, certain general and administrative functions relating to School Specialty's business (including legal, accounting, purchasing and management information services) were handled by U.S. Office Products. School Specialty's future performance will depend on its ability to function as a stand-alone entity, to finance and manage its expanding operations and to adapt its information systems to changes in its business. As a result, School Specialty's expenses are likely to be higher than when it was a part of U.S. Office Products, and School Specialty may experience disruptions of general and administrative functions that it would not have encountered as a part of U.S. Office Products. Furthermore, the financial information included herein may not necessarily reflect what the results of operations and financial condition would have been had School Specialty been a separate, stand-alone entity during the periods presented or be indicative of future results of operations and financial condition of School Specialty.

DEPENDENCE ON KEY SUPPLIERS AND SERVICE PROVIDERS

    School Specialty is dependent on (i) a limited number of suppliers for certain of its product lines, particularly its franchise furniture lines, and
(ii) a limited number of service providers, such as delivery service from United Parcel Service. Any interruption of supply from current vendors or any material increased costs, particularly in the peak season of June through September, could cause significant delays in the shipment of such products and could have a material adverse effect on School Specialty's business, financial condition, and results of operations. Increases in freight costs charged to School Specialty or inability to ship products, whether real or perceived, could have a material adverse effect on School Specialty's business, financial condition, and results of operations. In addition, as part of its business strategy, School Specialty strives to reduce its number of suppliers and minimize duplicative lines, which may have the effect of increasing its dependence on remaining vendors. The United Parcel

Service strike during August 1997 had an adverse effect on School Specialty due to the perceived inability of School Specialty to ship products.


COMPETITION

    The market for school supplies is highly competitive and fragmented. School Specialty estimates that over 3,400 companies distribute educational materials to pre-K-12 schools as a primary focus of their business. In addition, School Specialty competes with alternate channel distributors such as office product contract stationers and superstores, which may continue to broaden their product lines in school supplies. Some of these competitors have greater financial resources and buying power than School Specialty. School Specialty believes that the educational supplies market will consolidate over the next several years, which may make School Specialty's general and specialty supply businesses more competitive. In addition, there may be increasing competition for acquisition candidates and there can be no assurance that acquisitions will continue to be available to School Specialty on favorable terms, if at all. See "Business--Competition".

MATERIAL AMOUNT OF GOODWILL


    Approximately $97.5 million, or 47.7%, of School Specialty's pro forma total assets as of January 24, 1998 represents intangible assets, the significant majority of which is goodwill. Goodwill represents the excess of cost over the fair market value of net assets acquired in business combinations accounted for under the purchase method. School Specialty generally amortizes goodwill on a straight line method over a period of 40 years with the amount amortized in a particular period constituting a non-cash expense that reduces School Specialty's net income. Amortization of goodwill resulting from certain past acquisitions, and additional goodwill recorded in certain acquisitions may not be deductible for tax purposes. In addition, School Specialty will be required to periodically evaluate the recoverability of goodwill by reviewing the anticipated undiscounted future cash flows from the operations of the acquired companies and comparing such cash flows to the carrying value of the associated goodwill. If goodwill becomes impaired, School Specialty would be required to write down the carrying value of the goodwill and incur a related charge to its income. A reduction in net income resulting from the amortization or write down of goodwill could have a material and adverse impact upon the market price of School Specialty Common Stock.


NO PRIOR PUBLIC TRADING MARKET

    Prior to the School Specialty Distribution, there has been no public market for School Specialty Common Stock, and there can be no assurance that an active trading market will develop or, if one does develop, that it will continue. The price of School Specialty Common Stock will be determined in the marketplace and may be influenced by many factors, including (i) the depth and liquidity of the market for School Specialty Common Stock, (ii) developments affecting School Specialty's businesses generally, (iii) investor perception of the school supplies industry generally, and (iv) general economic and market conditions. See "Underwriting" for a discussion of factors considered in determining the initial public offering price.

NO DIVIDENDS

    School Specialty does not expect to pay cash dividends on School Specialty Common Stock in the foreseeable future. In addition, School Specialty's ability to pay dividends may be restricted from time to time by financial covenants in its credit agreements. See "Dividend Policy".

DILUTION


    Purchasers of Common Stock in this Offering will sustain a substantial and immediate dilution of $12.77 per share (determined by subtracting its adjustable pro forma book value per share as of January 24, 1998, adjusted to give effect to the Offering, from the assumed initial public offering price). In addition, the exercise of stock options could have a further dilutive effect. See "Dilution".


                     THE SPIN-OFF FROM U.S. OFFICE PRODUCTS


    Prior to this Offering, School Specialty has been a wholly-owned subsidiary of U.S. Office Products. At the time of this Offering, School Specialty will hold all of the business and assets of, and will be responsible for substantially all of the liabilities associated with, U.S. Office Products' Educational Supplies and Products Division. Concurrently with this Offering, the 12,299,593 shares of School Specialty Common Stock will be distributed to the stockholders of U.S. Office Products of record on June 9, 1998. U.S. Office Products is spinning off School Specialty as part of the Strategic Restructuring Plan in which U.S. Office Products is spinning off the shares of the four companies that will conduct U.S. Office Products' current print management, technology solutions, educational supplies and corporate travel services businesses.



    In connection with the School Specialty Distribution, School Specialty is entering into a series of agreements with U.S. Office Products and the other Spin-Off Companies to provide mechanisms for an orderly transition and to define certain relationships among School Specialty, U.S. Office Products and the other Spin-Off Companies after the School Specialty Distribution. These agreements are: a distribution agreement (the "Distribution Agreement") among School Specialty, U.S. Office Products and the other Spin-Off Companies; a tax allocation agreement (the "Tax Allocation Agreement") among School Specialty, U.S. Office Products and the other Spin-Off Companies; an employee benefits agreement (the "Employee Benefits Agreement") among School Specialty, U.S. Office Products and the other Spin-Off Companies; and a tax indemnification agreement (the "Tax Indemnification Agreement") among School Specialty and the Other Spin-Off Companies. The terms of the Distribution Agreement, the Tax Allocation Agreement, the Tax Indemnification Agreement and the Employee Benefits Agreement described herein are being determined while School Specialty is a wholly-owned subsidiary of U.S. Office Products. In addition, the agreement between U.S. Office Products and an affiliate ("CD&R") of an investment fund managed by Clayton, Dubilier & Rice, Inc. relating to CD&R's investment in U.S. Office Products (the "Investment Agreement") specifies certain terms of these agreements and provides that they are subject to CD&R's reasonable approval. Therefore, these agreements are not the result of arm's-length negotiations between independent parties.


    Although the terms of the Distribution Agreement, Tax Allocation Agreement, Tax Indemnification Agreement, and Employee Benefits Agreement have not been finally determined, School Specialty currently expects that the terms will include those described below. There can be no assurance that the terms of the Distribution Agreement, Tax Allocation Agreement, Tax Indemnification Agreement and Employee Benefits Agreement will not be less favorable to the stockholders of School Specialty than the terms set out below.

DISTRIBUTION AGREEMENT


    TRANSFER OF SUBSIDIARIES AND ASSETS. The Distribution Agreement will provide for the transfer from U.S. Office Products to School Specialty of substantially all of the equity interests in the U.S. Office Products subsidiaries that are engaged in the business of School Specialty as well as the transfer, in certain instances, of other assets related to the business of School Specialty. It also will provide that the recovery on any claims under applicable acquisition agreements that U.S. Office Products may have against the persons who sold businesses to U.S. Office Products that will become part of School Specialty in connection with the Distributions (the "School Specialty Acquisition Indemnity Claims") will be shared between U.S. Office Products and School Specialty. In addition, to the extent that the School Specialty Acquisition Indemnity Claims are currently secured by the pledge of stock of U.S. Office Products, the pledged shares will be used, subject to the final resolution of the claim, to reimburse U.S. Office Products and School Specialty for their respective damages and expenses, in accordance with an agreed upon allocation of recovery rights, which will be determined prior to the School Specialty Distribution.



    DEBT. The Distribution Agreement allocates a specified amount of U.S. Office Products' debt outstanding under its credit facilities to each Spin-Off Company and requires each Spin-Off Company, on or prior to the Distribution, to obtain credit facilities, to borrow funds under such facilities and to use the proceeds of such borrowings to pay off the U.S. Office Products' debt so allocated plus any additional debt incurred by U.S. Office Products after January 12, 1998 (the date of the Investment Agreement) in connection with the acquisition of an entity that has become or will become a subsidiary of such Spin-Off Company. Under the Distribution Agreement, $80 million of U.S. Office Products' debt has been allocated to School Specialty, and since January 12, 1998, U.S. Office Products has incurred an additional $3.3 million of debt in connection with School Specialty's acquisition of Education Access. Prior to the Distribution, School Specialty will enter into the credit facility described under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Financial Resources" and will borrow $83.3 million under the facility to pay off debt of U.S. Office Products.



    School Specialty's historical balance sheets reflect payables to U.S. Office Products, which arose primarily as a result of U.S. Office Products' funding of the cash portions of acquisitions, paying the acquisition costs and repaying outstanding debt of acquired companies, as well as an allocation of U.S. Office Products' corporate expenses. The amount of such payables to U.S. Office Products at January 24, 1998 in excess of the $80 million of U.S. Office Products' debt allocated to School Specialty under the Distribution Agreement was forgiven by U.S. Office Products. Accordingly, School Specialty's historical balance sheet as of January 24, 1998 includes aggregate payables to U.S. Office Products of $80 million and a capital contribution by U.S. Office Products equal to such excess. School Specialty's pro forma balance sheet as of January 24, 1998 reflects the $3.3 million of debt incurred by U.S. Office Products in School Specialty's acquisition of Education Access as an additional payable to U.S. Office Products and the refinancing of the payable to U.S. Office Products with the proceeds of the $83.3 million borrowing under the new credit facility.



    LIABILITIES. Under the Distribution Agreement, School Specialty will be liable for (i) any liabilities arising out of or in connection with the business conducted by it or its subsidiaries, (ii) its liabilities under the Employee Benefits Agreement, Tax Allocation Agreement and related agreements described below, (iii) the U.S. Office Products debt that has been allocated to the Company as described above, (iv) liabilities under the securities laws relating to this Prospectus and portions of the Information Statement/Prospectus distributed to stockholders of U.S. Office Products in connection with the School Specialty Distribution, as well as other securities law liabilities related to the School Specialty business that arise from information supplied to U.S. Office Products (or that should have been supplied, but was not) by School Specialty, (v) U.S. Office Products' liabilities for earn-outs from acquisitions in respect of School Specialty and its subsidiaries, (vi) School Specialty's costs and expenses related to the Offering and its new credit facility, and
(vii) $1.0 million of the transaction costs (including legal, accounting, investment banking and financial advisory) and other fees incurred by U.S. Office Products in connection with its Strategic Restructuring Plan. Each of the other Spin-Off Companies will be similarly obligated to U.S. Office Products. School Specialty and the other Spin-Off Companies have also agreed to bear a pro rata portion of U.S. Office Products' liabilities under the securities laws (other than claims relating solely to a specific Spin-Off Company or relating specifically to the continuing businesses of U.S. Office Products) and U.S. Office Products' general corporate liabilities (other than debt, except for that specifically allocated to the Spin-Off Companies) incurred prior to the Distributions (i.e., liabilities not related to the conduct of a particular distributed or retained subsidiary's business) (the "Shared Liabilities"). If one of the Spin-Off Companies defaults on an obligation owed to U.S. Office Products, the non-defaulting Spin-Off Companies will be obligated on a pro rata basis to pay such obligation ("Default Liability"). The aggregate of the Shared Liabilities and Default Liability for which any Spin-Off Company may be liable is, however, limited to $1.75 million.



    The Spin-Off Companies' pro rata share of Shared Liabilities will be, based upon the fiscal year ended April 25, 1998, the average of (a) their revenues relative to those of U.S. Office Products and (b) their operating income relative to that of U.S. Office Products; the residual will be U.S. Office Products' pro rata share. Based upon financial data for the nine-month period ended January 24, 1998, the Company's pro rata share of Shared Liabilities would have been 11.9%, the other Spin-Off Companies' pro rata share would have aggregated 22.5%, and U.S. Office Products' pro rata share would have been 65.6%. As to any Default Liability, each non-defaulting Spin-Off Company's pro rata share will be increased to include a portion of the defaulting Spin-Off Company's pro rata share.



    The Distribution Agreement will provide that each party will indemnify and hold all of the other parties harmless from any and all liabilities for which the former assumed liability under the Distribution Agreement. All indemnity payments will be subject to adjustment upward or downward to take account of tax costs or tax benefits as well as insurance proceeds. If there are any claims made under U.S. Office Products' existing insurance policies, the amount of any deductible or retention will be allocated by U.S. Office Products among the claimants in a fair and reasonable manner.



    OTHER PROVISIONS. The Distribution Agreement will have other customary provisions including provisions relating to mutual release, access to information, witness services, confidentiality and alternative dispute resolution.


TAX ALLOCATION AGREEMENT AND TAX INDEMNIFICATION AGREEMENT

    The Tax Allocation Agreement will provide that each Spin-Off Company will be responsible for its respective share of U.S. Office Products' consolidated tax liability for the years that each such corporation was included in U.S. Office Products' consolidated U.S. federal income tax return. The Tax Allocation Agreement also will provide for sharing, where appropriate, of state, local and foreign taxes attributable to periods prior to the Distributions.


    The Tax Allocation Agreement will further provide that the Spin-Off Companies will jointly and severally indemnify U.S. Office Products for any Distribution Taxes assessed against U.S. Office Products if an Adverse Tax Act of any of the Spin-Off Companies materially contributes to a final determination that any or all of the Distributions are taxable. School Specialty will also enter into the Tax Indemnification Agreement with the other Spin-Off Companies under which the Spin-Off Company that is responsible for the Adverse Tax Act will indemnify the other Spin-Off Companies for any liability to U.S. Office Products under the Tax Allocation Agreement. As a consequence, School Specialty will be liable for any Distribution Taxes resulting from any Adverse Tax Act by School Specialty and liable (subject to indemnification by the other Spin-Off Companies) for any Distribution Taxes resulting from an Adverse Tax Act by the other Spin-Off Companies. If there is a final determination that any or all of the Distributions are taxable and it is determined that there has not been an Adverse Tax Act by either U.S. Office Products or any of the Spin-Off Companies, each of U.S. Office Products and the Spin-Off Companies will be liable for its pro rata portion of such Distribution Taxes based on the value of each company's common stock after the Distributions. As a result, School Specialty could become liable for a pro rata portion of Distribution Taxes with respect not only to the School Specialty Distribution but also any of the other Distributions. The liabilities of School Specialty under the Tax Allocation Agreement and the Tax Indemnification Agreement are not subject to any limits.

EMPLOYEE BENEFITS AGREEMENT


    In connection with the School Specialty Distribution, U.S. Office Products will enter into the Employee Benefits Agreement with School Specialty and the other Spin-Off Companies to provide for an orderly transition of benefits coverage between U.S. Office Products and the Spin-off Companies. Pursuant to this agreement, the respective Spin-Off Companies will retain or assume liability for employment-related claims and severance for persons currently or previously employed by the respective Spin-Off Companies and their subsidiaries, while U.S. Office Products and its post-Distribution subsidiaries will retain or assume responsibility for their current and previous employees. The proposed Employee Benefits Agreement reflects U.S. Office Products' expectation that each of the Spin-Off Companies will establish 401(k) plans for their respective employees effective as of, or shortly after, the Distribution Date and that U.S. Office Products will transfer 401(k) accounts to those plans as soon as practicable. The agreement will provide for spinning off portions of the U.S. Office Products' cafeteria plan that relate to employees of the Spin-Off Companies (and their subsidiaries) and having those spun-off plans assume responsibilities for claims submitted on or after the Distribution.


U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTIONS

    Pursuant to the Tax Allocation Agreement and Tax Indemnification Agreement, see "--Tax Allocation Agreement and Tax Indemnification Agreement," School Specialty could be liable for Distribution Taxes if any or all of the Distributions fail to qualify as tax-free spin-offs under Section 355 of the Code or are taxable under Section 355(e) of the Code.

    THE TAX OPINION. Wilmer, Cutler & Pickering expects to deliver an opinion (the "Tax Opinion") at the time of the Distributions stating that for U.S. federal income tax purposes the Distributions will qualify as tax-free spin-offs under Section 355 of the Code and will not be taxable under Section 355(e) of the Code. U.S. Office Products will not complete the Distributions unless it receives the Tax Opinion. The Tax Opinion will be based on the accuracy as of the time of the Distributions of factual representations made by U.S. Office Products, the Spin-Off Companies and CDR-PC Acquisition, L.L.C., and certain other information, data, documentation and other materials that Wilmer, Cutler & Pickering has deemed necessary.

    The Tax Opinion will represent Wilmer, Cutler & Pickering's best judgment of how a court would rule. However, the Tax Opinion is not binding upon either the IRS or any court. A ruling has not been, and will not be, sought from the IRS with respect to the U.S. federal income tax consequences of the Distributions.

    Assuming the Distributions qualify as tax-free spin-offs under Section 355 and are not taxable under Section 355(e), no gain or loss will be recognized by U.S. Office Products as a result of the Distributions.

    CONSEQUENCES OF FAILURE TO QUALIFY AS A TAX-FREE DISTRIBUTION. As noted above, the Tax Opinion is not binding on the IRS or the courts. Prospective investors should be aware that the requirements of Section 355 pertaining to business purpose, active trade or business, and absence of a device for distribution of earnings and profits, as well as the requirements of Section 355(e) pertaining to a plan or series of related transactions to acquire 50% or more by vote or value of a company, are highly dependent on factual interpretations, are to a significant extent subjective in nature, and have a relative absence of authority addressing their application to the particular facts presented by the Distributions. Accordingly, the IRS and/or a court could reach a conclusion that differs from the conclusions in the Tax Opinion.

    BUSINESS PURPOSE. In order for a Distribution to qualify as a tax-free spin-off under Section 355, it must be motivated, in whole or substantial part, by one or more corporate business purposes. U.S. Office Products will represent that the Distributions were motivated, in whole or substantial part, to allow U.S. Office Products and the Spin-Off Companies to adopt strategies and pursue objectives that are more appropriate to their respective industries and stages of growth; to allow the Spin-Off Companies to pursue independent acquisition programs with a more focused use of resources and, where stock is used as consideration, to allow the Spin-Off Companies to provide stock of a public company that is in the same industry as the business being acquired; to allow U.S. Office Products and the Spin-Off Companies to offer their respective employees more focused compensation packages; and to make possible the Equity Investment which the Board of Directors of U.S. Office Products concluded would contribute to U.S. Office Products' development, based on the skills and experience of CD&R, Inc. Based on these representations and certain other information, data, documentation and other materials, Wilmer, Cutler & Pickering expects to deliver the Tax Opinion at the time of the Distributions stating that each Distribution satisfies the business purpose requirement of Section 355. However, although similar rationales have been accepted by the IRS in other circumstances as sufficient to meet the business purpose requirement of Section 355, there can be no assurance that the IRS will not assert that the business purpose requirement is not satisfied.

    ACTIVE TRADE OR BUSINESS. In order for the distribution of the stock of a Spin-Off Company (other than Navigant International, Inc. ("Navigant"), the Spin-Off Company acquiring U.S. Office Products' travel business) to qualify as a tax-free spin-off under Section 355, both the Spin-Off Company and U.S. Office Products must be engaged in an active trade or business that has been actively conducted for the five-year period preceding the Distributions, taking into account only businesses that have been acquired in transactions in which no gain or loss was recognized. In order for the distribution of the stock of Navigant to qualify as a tax-free spin-off under Section 355, substantially all of the assets of Navigant must consist of the stock of Professional Travel Corporation ("Professional Travel"), and Professional Travel and U.S. Office Products must meet the requirements described in the preceding sentence. Whether current and historical business activity constitutes an active trade or business, and whether any gain or loss should have been recognized in an acquisition structured and reported as a nontaxable transaction, turn in some instances on the application of subjective legal standards and on factual determinations, such as intentions of the parties involved. Based on the representations of U.S. Office Products and the Spin-Off Companies, Wilmer, Cutler & Pickering expects to deliver the Tax Opinion at the time of the Distributions stating that each Distribution will satisfy the active trade or business requirement. However, because of the inherently subjective nature of important elements of the active trade or business requirement, and because the IRS may challenge the representations upon which Wilmer, Cutler & Pickering relies, there can be no assurance that the IRS will not assert that the active trade or business requirement is not satisfied.

    ABSENCE OF A DEVICE FOR DISTRIBUTION OF EARNINGS AND PROFITS. A Distribution will not qualify as a tax-free spin-off under Section 355 if the Distribution was used principally as a device for the distribution of the earnings and profits of U.S. Office Products or the Spin-Off Company. Treasury regulations provide that this test is applied based on all the facts and circumstances, including the presence or absence of factors described in the Treasury Regulations as "device factors" and "nondevice factors." Application of this test is uncertain in part because of its subjective nature. Based on the representations of U.S. Office Products and the Spin-Off Companies, Wilmer, Cutler & Pickering expects to deliver the Tax Opinion at the time of the Distributions stating that none of the Distributions is a transaction used principally as a device for the distribution of earnings and profits of either U.S. Office Products or any of the Spin-Off Companies. However, because of the inherently subjective nature of the device test (including the subjectivity involved in assigning weight to various factors), and because the IRS may challenge the representations upon which Wilmer, Cutler & Pickering relies, there can be no assurance that the IRS will not assert that any or all of the Distributions are transactions used principally as a device for the distribution of earnings and profits.

    EFFECT OF POST-DISTRIBUTION TRANSACTIONS. Section 355(e), which was added in 1997, generally provides that a company that distributes shares of a subsidiary in a spin-off that is otherwise tax-free will incur U.S. federal income tax liability if 50% or more, by vote or value, of the capital stock of either the company making the distribution or the subsidiary is acquired by one or more persons acting pursuant to a plan or a series of related transactions that includes the spin-off. Stock acquired by certain related persons is aggregated in determining whether this 50% test is met. There is a presumption that any acquisition of 50% or more, by vote or value, of the capital stock of the company or the subsidiary occurring two years before or after the spin-off is pursuant to a plan that includes the spin-off. However, the presumption may be rebutted by establishing that the spin-off and the acquisition are not part of a plan or a series of related transactions. Based on the representations of U.S. Office Products, the Spin-Off Companies and CDR-PC, L.L.C., and the assumption that no Distribution is part of a plan that is outside the knowledge of U.S. Office Products and the Spin-Off Companies pursuant to which one or more persons will acquire directly or indirectly 50% or more by vote or value of the capital stock of U.S. Office Products or of any Spin-Off Company, Wilmer, Cutler & Pickering expects to deliver the Tax Opinion at the time of the Distributions stating that the Distributions will not be taxable under Section 355(e). However, there can be no assurance that the IRS will not assert that any or all of the Distributions are taxable under Section 355(e).

    If a Distribution fails to qualify as a tax-free spin-off or is taxable under Section 355(e), U.S. Office Products will recognize gain equal to the difference between the fair market value of the common stock of the Spin-Off Company and U.S. Office Products' adjusted tax basis in the common stock of the Spin-Off Company (on the Distribution Date). If U.S. Office Products were to recognize gain on one or more Distributions, such gain would likely be substantial.

                                USE OF PROCEEDS


    The net proceeds to School Specialty from the sale of the 2,125,000 shares of Common Stock offered pursuant to the Offering and the 250,000 shares offered to Messrs. Spalding, Vander Zanden and Pate are estimated to be approximately $31,631,250 ($36,077,813 if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $15.00 per share and after deducting the estimated underwriting discount and offering expenses payable by the Company.



    School Specialty intends to use the net proceeds from the Offering and the sale of 250,000 shares of Common Stock to Messrs. Spalding, Vander Zanden and Pate to repay a portion of the $83.3 million to be borrowed under a $250 million credit facility to refinance all amounts payable to U.S. Office Products. After such repayment, approximately $200 million will be available under the credit facility (subject to compliance with financial covenants), which may be used for general corporate purposes, including working capital, and for acquisitions.


                                DIVIDEND POLICY

    School Specialty does not anticipate declaring and paying cash dividends on School Specialty Common Stock in the foreseeable future. School Specialty's ability to pay dividends may be restricted from time to time by financial covenants in its credit agreements.

                                    DILUTION


    The pro forma net tangible book value of School Specialty at January 24, 1998 was $1.0 million, or $.08 per share of Common Stock. Pro forma net tangible book value per share is determined by dividing the pro forma net tangible book value (total pro forma tangible assets less total pro forma liabilities) of School Specialty by the pro forma number of shares of Common Stock outstanding. Without taking into account any changes in the pro forma net tangible book value of School Specialty, other than to give effect to the sale of the shares of Common Stock to Messrs. Spalding, Vander Zanden and Pate and those offered hereby (assuming an initial public offering price of $15.00 per share and after deducting the estimated underwriting discount and offering expenses to be paid by the Company) and the receipt of the net proceeds therefrom, the adjusted pro forma net tangible book value of School Specialty at January 24, 1998 would have been $32.7 million or $2.23 per share of Common Stock. This represents an immediate dilution in net tangible book value of $12.77 per share to new investors purchasing shares in this Offering. The following table illustrates this per share dilution.



Assumed initial public offering price per share............................             $   15.00
  Pro forma net tangible book value per share at January 24, 1998..........  $     .08
  Increase per share attributable to new investors(1)......................       2.15
                                                                             ---------
Pro forma net tangible book value after the offering.......................                  2.23
                                                                                        ---------
Dilution per share to new investors(2)(3)..................................                 12.77
                                                                                        ---------
                                                                                        ---------


------------------------


(1) After deduction of the estimated underwriting discount and offering expenses to be paid by the Company and assuming no exercise of the Underwriters' over-allotment option.


(2) Determined by subtracting the adjusted pro forma net tangible book value per share after the offering from the amount of cash paid by a new investor for one share of Common Stock.


(3) The foregoing information does not give effect to the issuance of shares of Common Stock pursuant to stock options granted or to be granted. See "Management--Executive Compensation" and "-- Replacement of Outstanding U.S. Office Products' Options".

                                 CAPITALIZATION


    The following table sets forth the capitalization of School Specialty at January 24, 1998 (i) on a historical basis, (ii) on a pro forma basis to reflect the refinancing of all amounts payable to U.S. Office Products, the purchase acquisition completed subsequent to January 24, 1998 and the Distribution and
(iii) on such pro forma basis as adjusted to give effect to this Offering, the direct sale by the Company of 250,000 shares of Common Stock to Messrs. Spalding, Vander Zanden and Pate and the application of the net proceeds therefrom to the payment of debt (assuming an inital public offering price of $15.00 per share and no exercise of the Underwriter's overallotment option, after deducting the estimated offering expenses). This table should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations," the historical consolidated financial statements and the pro forma combined financial statements of School Specialty, and the related notes to each thereof, included elsewhere in this Prospectus.



                                                                                      JANUARY 24, 1998
                                                                          ----------------------------------------
                                                                                                      PRO FORMA
                                                                          HISTORICAL    PRO FORMA    AS ADJUSTED
                                                                          -----------  -----------  --------------
                                                                                       (IN THOUSANDS)
Short-term debt.........................................................  $       272  $       272   $        272
Short-term payable to U.S. Office Products..............................       16,873
                                                                          -----------  -----------  --------------
      Total short-term debt.............................................  $    17,145  $       272   $        272
                                                                          -----------  -----------  --------------
                                                                          -----------  -----------  --------------

Long-term debt..........................................................  $       385  $    82,978   $     51,347
Long-term payable to U.S. Office Products...............................       62,470

Stockholder's equity:
  Preferred stock (1,000,000 shares authorized; no shares
    outstanding)........................................................
  Common stock, $0.001 par value (150,000,000 shares authorized;
    12,299,593 shares outstanding pro forma; 14,674,593 shares
    outstanding pro forma, as adjusted)(1)..............................                        13             15
  Additional paid-in capital............................................                    93,300        124,929
  Divisional equity.....................................................       93,313
  Retained earnings.....................................................        5,179        5,179          5,179
                                                                          -----------  -----------  --------------
      Total stockholder's equity........................................       98,492       98,492        130,123
                                                                          -----------  -----------  --------------
      Total capitalization..............................................  $   161,347  $   181,470   $    181,470
                                                                          -----------  -----------  --------------
                                                                          -----------  -----------  --------------


------------------------


(1) Outstanding shares do not include shares authorized for issuance upon exercise of stock options granted or to be granted. See "Management--Replacement of Outstanding U.S. Office Products' Options" and "--1998 Stock Incentive Plan". The approximately 12.3 million shares of Common Stock outstanding on a pro forma basis was calculated by dividing the approximately 110.7 million shares of U.S. Office Products common stock expected to be outstanding on the Distribution Date by nine, which is the Distribution Ratio. The approximately 14.7 million shares of Common Stock outstanding on a pro forma basis, as adjusted, was calculated by adding to the approximately 12.3 million shares (a) the 2,125,000 shares offered hereby and (b) the 250,000 shares to be sold to Messrs. Spalding, Vander

    Zanden and Pate.

                            SELECTED FINANCIAL DATA

    The Selected Financial Data provided herein should be read in conjunction with the historical financial statements, including the notes thereto, the pro forma financial information, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations", all of which appear elsewhere in this Prospectus.


    The historical Selected Financial Data for the years ended December 31, 1994 and 1995, the four months ended April 30, 1996 and the fiscal year ended April 26, 1997 (except pro forma amounts) have been derived from School Specialty's consolidated financial statements that have been audited and are included elsewhere in the Prospectus. The historical Selected Financial Data for the years ended December 31, 1992 and 1993 have been derived from unaudited consolidated financial statements which are not included elsewhere in this Prospectus. The Selected Financial Data for the nine months ended January 25, 1997 and January 24, 1998 (except pro forma amounts) have been derived from unaudited consolidated financial statements that appear elsewhere in this Prospectus. These unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the results of operations for the periods presented.



    The pro forma income statement data, which have been derived from School Specialty's unaudited pro forma financial statements included elsewhere in this Prospectus, give effect, as applicable, to the refinancing of all amounts payable to U.S. Office Products and the acquisitions completed by the Company since May 1, 1996 as if all such transactions had been consummated by May 1, 1996. The unaudited pro forma combined financial data discussed herein do not purport to represent the results that the Company would have obtained had the transactions which are the subject of the pro forma adjustments occurred at the beginning of the applicable periods, as assumed, or the future results of the Company. See additional disclosure regarding pro forma results in the Financial Statements section.

                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    HISTORICAL(1)
                                        ---------------------------------------------------------------------
                                                                              FOUR MONTHS
                                              YEAR ENDED DECEMBER 31,            ENDED
                                        ------------------------------------   APRIL 30,    FISCAL YEAR ENDED
                                         1992     1993      1994      1995       1996       APRIL 26, 1997(2)
                                        -------  -------  --------  --------  -----------   -----------------
STATEMENT OF INCOME DATA:
Revenues..............................  $65,042  $76,926  $119,510  $150,482    $28,616         $     191,746
Cost of revenues......................   48,111   56,280    87,750   105,757     20,201               136,577
                                        -------  -------  --------  --------  -----------   -----------------
Gross profit..........................   16,931   20,646    31,760    44,725      8,415                55,169
Selling, general and administrative
  expenses............................   17,729   18,294    27,281    39,869     10,307                43,462
Non-recurring acquisition costs.......    1,048                                   1,122                 1,792
Restructuring costs...................                                 2,532                              194
                                        -------  -------  --------  --------  -----------   -----------------
Operating income (loss)...............   (1,846)   2,352     4,479     2,324     (3,014)                9,721
Interest expense......................    1,660    1,845     3,007     5,536      1,461                 4,197
Interest income.......................                                               (6)
Other (income) expense................       99      228       (86)      (18)        67                 )(196
                                        -------  -------  --------  --------  -----------   -----------------
Income (loss) before provision for
  (benefit from) income taxes.........   (3,605)     279     1,558    (3,194)    (4,536)                5,720
Provision for (benefit from) income
  taxes(3)............................      216      199       218       173        139                (2,412)
                                        -------  -------  --------  --------  -----------   -----------------
Net income (loss).....................  $(3,821) $    80  $  1,340  $ (3,367)   $(4,675)        $       8,132
                                        -------  -------  --------  --------  -----------   -----------------
                                        -------  -------  --------  --------  -----------   -----------------
Net income (loss) per share(4):.......
    Basic.............................  $ (0.78) $  0.00  $   0.26  $  (0.51)   $ (0.54)        $        0.81
    Diluted...........................  $ (0.78) $  0.00  $   0.26  $  (0.50)   $ (0.53)        $        0.80

Weighted average shares
  outstanding(4):.....................
    Basic.............................    4,918    4,918     5,062     6,562      8,611                10,003
    Diluted...........................    4,918    4,918     5,078     6,669      8,789                10,196

                                                                                         PRO FORMA (2)
                                                                              ------------------------------------
                                                 NINE MONTHS ENDED                                  NINE MONTHS
                                        -----------------------------------                            ENDED
                                          JANUARY 25,        JANUARY 24,      FISCAL YEAR ENDED   ----------------
                                            1997(2)            1998(2)         APRIL 26, 1997     JANUARY 25, 1997
                                        ----------------   ----------------   -----------------   ----------------
STATEMENT OF INCOME DATA:
Revenues..............................      $159,977           $247,880           $     350,760       $292,244
Cost of revenues......................       114,380            176,501                 244,396        203,705
                                        ----------------   ----------------   -----------------   ----------------
Gross profit..........................        45,597             71,379                 106,364         88,539
Selling, general and administrative
  expenses............................        33,396             50,999                  85,430         66,926
Non-recurring acquisition costs.......         1,792                                      1,792          1,792
Restructuring costs...................                                                      194
                                        ----------------   ----------------   -----------------   ----------------
Operating income (loss)...............        10,409             20,380                  18,948         19,821
Interest expense......................         3,358              4,100                   7,300          5,535
Interest income.......................          (101)              (109)
Other (income) expense................          (204)               441                   )(158           (174)
                                        ----------------   ----------------   -----------------   ----------------
Income (loss) before provision for
  (benefit from) income taxes.........         7,356             15,948                  11,806         14,460
Provision for (benefit from) income
  taxes(3)............................         3,750              7,113                      92          6,651
                                        ----------------   ----------------   -----------------   ----------------
Net income (loss).....................      $  3,606           $  8,835           $      11,714       $  7,809
                                        ----------------   ----------------   -----------------   ----------------
                                        ----------------   ----------------   -----------------   ----------------
Net income (loss) per share(4):.......
    Basic.............................      $   0.38           $   0.69           $        0.95       $   0.63
    Diluted...........................      $   0.37           $   0.68           $        0.95       $   0.63
Weighted average shares
  outstanding(4):.....................
    Basic.............................         9,553             12,751                  12,300         12,300
    Diluted...........................         9,758             13,020                  12,300         12,300


                                        JANUARY 24, 1998
                                        ----------------
STATEMENT OF INCOME DATA:
Revenues..............................      $318,667
Cost of revenues......................       227,485
                                        ----------------
Gross profit..........................        91,182
Selling, general and administrative
  expenses............................        66,623
Non-recurring acquisition costs.......
Restructuring costs...................
                                        ----------------
Operating income (loss)...............        24,559
Interest expense......................         5,535
Interest income.......................
Other (income) expense................           522
                                        ----------------
Income (loss) before provision for
  (benefit from) income taxes.........        18,502
Provision for (benefit from) income
  taxes(3)............................         8,511
                                        ----------------
Net income (loss).....................      $  9,991
                                        ----------------
                                        ----------------
Net income (loss) per share(4):.......
    Basic.............................      $   0.81
    Diluted...........................      $   0.81
Weighted average shares
  outstanding(4):.....................
    Basic.............................        12,300
    Diluted...........................        12,300

                                                                                                                 DECEMBER
                                                                                                                   31,
                                                                                                                ----------
                                                                                                                   1992
                                                                                                                ----------
BALANCE SHEET DATA:
Working capital (deficit).....................................................................................  $      (51)
Total assets..................................................................................................      21,905
Long-term debt, less current portion..........................................................................       8,205
Long-term payable to U.S. Office Products.....................................................................
Stockholder's (deficit) equity................................................................................        (365)


                                                                                                                   1993
                                                                                                                ----------
BALANCE SHEET DATA:
Working capital (deficit).....................................................................................  $    1,140
Total assets..................................................................................................      23,190
Long-term debt, less current portion..........................................................................       7,175
Long-term payable to U.S. Office Products.....................................................................
Stockholder's (deficit) equity................................................................................         545


                                                                                                                   1994
                                                                                                                ----------
BALANCE SHEET DATA:
Working capital (deficit).....................................................................................  $    3,512
Total assets..................................................................................................      44,267
Long-term debt, less current portion..........................................................................      11,675
Long-term payable to U.S. Office Products.....................................................................
Stockholder's (deficit) equity................................................................................       1,827


                                                                                                                   1995
                                                                                                                ----------
BALANCE SHEET DATA:
Working capital (deficit).....................................................................................  $   (1,052)
Total assets..................................................................................................      54,040
Long-term debt, less current portion..........................................................................      15,294
Long-term payable to U.S. Office Products.....................................................................
Stockholder's (deficit) equity................................................................................        (620)


                                                                                                                 APRIL 30,
                                                                                                                   1996
                                                                                                                -----------
BALANCE SHEET DATA:
Working capital (deficit).....................................................................................  $    (3,663)
Total assets..................................................................................................       54,573
Long-term debt, less current portion..........................................................................       15,031
Long-term payable to U.S. Office Products.....................................................................
Stockholder's (deficit) equity................................................................................       (4,267)


                                                                                                                 APRIL 26,
                                                                                                                   1997
                                                                                                                -----------
BALANCE SHEET DATA:
Working capital (deficit).....................................................................................  $    14,460
Total assets..................................................................................................       87,685
Long-term debt, less current portion..........................................................................          566
Long-term payable to U.S. Office Products.....................................................................       33,226
Stockholder's (deficit) equity................................................................................       16,329

                                                                                                                JANUARY 24,
                                                                                                                   1998
                                                                                                                -----------

                                                                                                                  ACTUAL
                                                                                                                -----------
BALANCE SHEET DATA:
Working capital (deficit).....................................................................................  $    43,613
Total assets..................................................................................................      201,207
Long-term debt, less current portion..........................................................................          385
Long-term payable to U.S. Office Products.....................................................................       62,470
Stockholder's (deficit) equity................................................................................       98,492


                                                                                                                    PRO

                                                                                                                 FORMA (5)

                                                                                                                -----------

BALANCE SHEET DATA:
Working capital (deficit).....................................................................................  $    60,586

Total assets..................................................................................................      204,457

Long-term debt, less current portion..........................................................................       82,978

Long-term payable to U.S. Office Products.....................................................................
Stockholder's (deficit) equity................................................................................       98,492


------------------------


(1) The historical financial information of the Pooled Companies have been combined on a historical cost basis in accordance with GAAP to present this financial data as if the Pooled Companies had always been members of the same operating group. The financial information of the Purchased Companies is included from the dates of their respective acquisitions.



(2) The pro forma financial data give effect to the refinancing of all amounts payable to U.S. Office Products and the purchase acquisitions completed by School Specialty since May 1, 1996 as if all such transactions had occurred on May 1, 1996. The pro forma statement of income data are not necessarily indicative of the operating results that would have been achieved had these events actually then occurred and should not be construed as representative of future operating results.



(3) Results for the fiscal year ended April 26, 1997 and the 12 months ended January 24, 1998 (historical and pro forma) include benefit from income taxes of $2.4 million primarily arising from the reversal of a $5.3 million valuation allowance in the quarter ended April 26, 1997. The valuation allowance had been established in fiscal 1995 to offset the tax benefit from net operating loss carryforwards included in the Company's deferred tax assets, because at the time it was not likely that such tax benefit would be realized. The valuation allowance was reversed subsequent to the Company's being acquired by U.S. Office Products, because it was deemed "more likely than not," based on improved results, that such tax benefit would be realized.



(4) For calculation of the pro forma weighted average shares outstanding for the fiscal year ended April 26, 1997 and for the nine months ended January 24, 1998 and January 25, 1997, see Note 2(k) of Notes to Pro Forma Combined Financial Statements included herein. The pro forma weighted average shares outstanding (basic and diluted), as further adjusted to give effect to the sales of shares to Messrs. Spalding, Vander Zanden and Pate and in the Offering, would have been 14.7 million shares for all periods for which pro forma data are given, and the pro forma net income per share, as so adjusted further and to give effect to the use of the proceeds from such sales to reduce debt, would have been:


                                                                                                            NINE MONTHS ENDED
                                                                                        FISCAL YEAR ENDED   -----------------
                                                                                         APRIL 26, 1997     JANUARY 25, 1997
                                                                                       -------------------  -----------------
Pro forma net income per share, as adjusted:
  Basic..............................................................................       $    0.90           $    0.61
  Diluted............................................................................       $    0.90           $    0.61


                                                                                       JANUARY 24, 1998
                                                                                       -----------------
Pro forma net income per share, as adjusted:
  Basic..............................................................................      $    0.76
  Diluted............................................................................      $    0.76



(5) The pro forma balance sheet data give effect to (i) the refinancing of all amounts payable to U.S. Office Products, (ii) the purchase acquisition of Education Access, the only acquisition completed by School Specialty subsequent to January 24, 1998, and (iii) the Distribution as if such transactions had occurred on January 24, 1998. The pro forma balance sheet data are not necessarily indicative of the financial position that would have been achieved had these events actually then occurred and should not be construed as representative of future financial position.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    School Specialty is the largest U.S. distributor focusing on non-textbook educational supplies and furniture for grades pre-K-12. The Company provides a comprehensive offering of high quality educational supplies and furniture to school districts, school administrators and teachers through the broad distribution of its catalogs. Specialty brands, which target specific curriculum disciplines, include Childcraft, which sells to the early childhood market; Sax Arts & Crafts, which distributes a broad line of art supplies and materials; and Gresswell, which distributes library-related products in the United Kingdom.


    Revenues have increased from $65.0 million in the fiscal year ended December 31, 1992 to $279.6 million for the twelve months ended January 24, 1998. This increase resulted primarily from 15 acquisitions, 13 of which occurred during fiscal 1997 and the first nine months of fiscal 1998, as well as internally generated growth.


    School Specialty's gross profit margins have improved by achieving increased buying power and by acquiring specialty companies which usually have higher gross margins than the Company's general products divisions. The Company expects gross profit margins to be further enhanced by acquiring additional specialty companies and continuing to improve its purchasing power.

    School Specialty's operating margin has improved significantly over the last several years. This improvement reflects the Company's acquisition of specialty companies which have higher operating margins than the Company's general products divisions. In addition, operating margins have increased as the Company has reduced selling, general and administrative expenses of acquired companies by eliminating redundant administrative functions. Currently, nine of the ten general school supply companies acquired since May 1996 have been integrated. However, the Company believes that the full benefit of the integrations has not yet been realized as there continue to be opportunities for the Company to eliminate redundant costs.


    The benefit from income taxes in Fiscal 1997 of $2.4 million reflects the reversal of a $5.3 million deferred tax valuation allowance in the fourth quarter. The Company believes the effective income tax rate of 46%, which is reflected in the pro forma financial statements for the most recent interim period, is more representative of future effective income tax rates. See "--Consolidated Historical Results of Operations".


    School Specialty's business and working capital needs are highly seasonal with peak sales levels occurring from May through October. During this period, the Company receives, ships and bills the majority of its orders so that schools and teachers receive their merchandise by the start of each school year. School Specialty's inventory levels increase in April through July in anticipation of the peak selling season. The majority of cash receipts are collected from September through December.


    In the past, the Company has recorded restructuring costs associated with consolidation of warehouse facilities. These costs typically include: costs to exit the facility, such as rent under remaining lease terms, occupancy, relocation costs and facility restoration; employee costs, such as severance; and asset impairment costs. The Company expects to incur such costs in the future as it continues to integrate acquired companies. Based on the additional time and resources expected to be involved in the development, review and approval of any such restructuring plans, the Company cannot presently predict the timing or overall magnitude of such a charge.



    The Company anticipates recording in the fourth quarter of fiscal 1998 $2.0 to $2.5 million of one-time non-recurring costs, primarily consisting of a write-down of deferred catalog costs and employee severance and asset impairment costs, and $1.0 million of the transaction costs allocated to the

Company under the Distribution Agreement. In the first quarter of fiscal 1999, the Company will record a compensation charge of approximately $263,000, representing the difference between the amount which Messrs. Spalding, Vander Zanden and Pate will pay for the 250,000 shares of Common Stock to be purchased directly from the Company and the amount which they would have paid for such shares if the purchase price per share had been the initial public offering price of the shares offered in the Offering.


    School Speciality is a Delaware corporation formed in February 1998 to hold the Educational Supplies and Products Division of U.S. Office Products, which acquired School Specialty, Inc., a Wisconsin corporation ("Old School"), in May 1996 and Re-Print in July 1996. The Company's consolidated financial statements give retroactive effect to these two business combinations under the pooling-of-interests method (Old School and Re-Print are referred to as the "Pooled Companies") and include the results of companies acquired in business combinations accounted for under the purchase method from their respective dates of acquisition. Prior to their respective dates of acquisition by U.S. Office Products, the Pooled Companies reported results on years ending on December 31. Upon acquisition by U.S. Office Products and effective for the fiscal year ended April 26, 1997 ("fiscal 1997"), the Pooled Companies changed their year-ends from December 31 to conform to U.S. Office Products' fiscal year, which ends on the last Saturday in April.

    The following discussion should be read in conjunction with the Company's consolidated financial statements and related notes thereto and pro forma financial statements and related notes thereto appearing elsewhere in this Prospectus.

RESULTS OF OPERATIONS


    The following table sets forth various items as a percentage of revenues on a historical basis for the years ended December 31, 1994 and 1995, fiscal 1997 and for the nine months ended January 25, 1997 and January 24, 1998, and on a pro forma basis for fiscal 1997 and for the nine months ended January 25, 1997 and January 24, 1998, reflecting the refinancing of the amounts payable to U.S. Office

Products and the results of the companies acquired since May 1, 1996 in business combinations accounted for under the purchase method as if such transactions had occurred on May 1, 1996.


                                                                                                           PRO FORMA
                                                    HISTORICAL                                    ----------------------------
                   -----------------------------------------------------------------------------
                                                      FISCAL YEAR                                  FISCAL YEAR    NINE MONTHS
                          FOR THE YEAR ENDED             ENDED           NINE MONTHS ENDED            ENDED          ENDED
                   --------------------------------  -------------  ----------------------------  -------------  -------------
                    DECEMBER 31,     DECEMBER 31,      APRIL 26,     JANUARY 25,    JANUARY 24,     APRIL 26,     JANUARY 25,
                        1994             1995            1997           1997           1998           1997           1997
                   ---------------  ---------------  -------------  -------------  -------------  -------------  -------------
Revenues.........         100.0%           100.0%          100.0%         100.0%         100.0%         100.0%         100.0%
Cost of
  revenues.......          73.4             70.3            71.2           71.5           71.2           69.7           69.7
                        -------          -------     -------------  -------------  -------------  -------------  -------------
  Gross profit...          26.6             29.7            28.8           28.5           28.8           30.3           30.3
Selling, general
  and
  administrative
  expenses.......          22.9             26.5            22.7           20.9           20.6           24.4           22.9
Non-recurring
  acquisition
  costs..........                                            0.9            1.1                           0.5            0.6
Restructuring
  costs..........                            1.7             0.1
                        -------          -------     -------------  -------------  -------------  -------------  -------------
  Operating
    income.......           3.7              1.5             5.1            6.5            8.2            5.4            6.8
Interest expense,
  net............           2.5              3.6             2.1            2.2            1.6            2.1            1.9
Other (income)
  expense........          (0.1)                            (0.1)          (0.1)           0.2                          (0.1)
                        -------          -------     -------------  -------------  -------------  -------------  -------------
Income (Loss)
  before
  provision for
  income taxes...           1.3             (2.1)            3.0            4.5            6.4            3.3            5.0
Provision for
  (benefit from)
  income taxes...           0.2              0.1            (1.3)           2.3            2.9            0.0            2.3
                        -------          -------     -------------  -------------  -------------  -------------  -------------
Net income
  (Loss).........           1.1%            (2.2)%           4.3%           2.2%           3.5%           3.3%           2.7%
                        -------          -------     -------------  -------------  -------------  -------------  -------------
                        -------          -------     -------------  -------------  -------------  -------------  -------------


                    JANUARY 24,
                       1998
                   -------------
Revenues.........        100.0%
Cost of
  revenues.......         71.4
                   -------------
  Gross profit...         28.6
Selling, general
  and
  administrative
  expenses.......         20.9
Non-recurring
  acquisition
  costs..........
Restructuring
  costs..........
                   -------------
  Operating
    income.......          7.7
Interest expense,
  net............          1.7
Other (income)
  expense........           .2
                   -------------
Income (Loss)
  before
  provision for
  income taxes...          5.8
Provision for
  (benefit from)
  income taxes...          2.7
                   -------------
Net income
  (Loss).........          3.1%
                   -------------
                   -------------


CONSOLIDATED HISTORICAL RESULTS OF OPERATIONS

    NINE MONTHS ENDED JANUARY 24, 1998 COMPARED TO NINE MONTHS ENDED JANUARY 25,
     1997


    Consolidated revenues increased 54.9%, from $160.0 million for the nine months ended January 25, 1997, to $247.9 million for the nine months ended January 24, 1998. This increase was primarily due to the inclusion of revenues from the seven companies acquired in business combinations accounted for under the purchase method during the nine months ended January 24, 1998 (the "Fiscal 1998 Purchased Companies") from their respective dates of acquisition and revenues from the six companies acquired during fiscal 1997 in business combinations accounted for under the purchase method ("the Fiscal 1997 Purchased Companies") for the entire nine month period. Revenues also increased due to sales to new accounts, increased sales to existing customers and higher pricing on certain products in response to increased product costs. Product cost is the most significant element in cost of revenues. Inbound freight, occupancy and delivery charges are also included in cost of revenues.



    Gross profit increased 56.5%, from $45.6 million, or 28.5% of revenues, for the nine months ended January 25, 1997 to $71.4 million, or 28.8% of revenues, for the nine months ended January 24, 1998. The increase in gross profit as a percentage of revenues was due primarily to an increase in revenues from higher margin products, primarily as a result of the purchase acquisitions of three companies selling higher margin specialty product lines during the nine months ended January 24, 1998, and as a result of improved purchasing power and rebate programs negotiated with vendors. These factors were partly offset by an increase in the cost of revenues as a result of the increased freight costs caused by the UPS strike in the summer of 1997 and an increase in the portion of revenues represented by lower margin bid revenues.



    Selling, general and administrative expenses include selling expenses (the most significant component of which is sales wages and commissions), catalog costs, general administrative overhead (which includes information systems and customer service), and accounting, legal, human resources and purchasing expenses. Selling, general and administrative expenses increased 52.7%, from $33.4 million, or 20.9% of revenues, for the nine months ended January 25, 1997 to $51.0 million, or 20.6% of revenues, for the nine months ended January 24, 1998. The decrease in selling, general and administrative expenses as a percentage of revenues was due primarily to efficiencies generated from the elimination of certain redundant administrative functions, including purchasing, accounting, finance and information systems, of the Fiscal 1997 Purchased Companies and the consolidation of two warehouses into one regional facility in the Northeastern U.S during the third quarter of fiscal 1997. School Specialty has established a 24-month integration process in which a transition team is assigned to (i) sell or discontinue incompatible business units, (ii) reduce the number of SKUs, (iii) eliminate redundant administrative functions, (iv) integrate the acquired entity's MIS system, and (v) improve buying power. However, the length of time it takes the Company to fully implement its strategy for assimilating an acquired company can vary depending on the nature of the company acquired and the season in which it is acquired.



    The Company incurred non-recurring acquisition costs of $1.8 million for the nine months ended January 25, 1997, in conjunction with the acquisition of the Pooled Companies. These non-recurring acquisition costs included accounting, legal, investment-banking fees, real estate and environmental assessments and appraisals and various regulatory fees. Generally accepted accounting principles ("GAAP") require the Company to expense all acquisition costs (both those paid by the Company and those paid by the sellers of the acquired companies) related to business combinations accounted for under the pooling-of-interests method of accounting. In accordance with GAAP, the Company will be unable to utilize the pooling-of-interests method to account for acquisitions for a period of two years following the completion of the Strategic Restructuring Plan. During this period, the Company will not reflect any non-recurring acquisition costs in its results of operations, as all costs incurred of this nature would be related to acquisitions accounted for under the purchase method and would, therefore, be capitalized as a portion of the purchase consideration. See "Risk Factors--Risks Related to Inability to Use Pooling-of-Interests Method to Account for Future Acquisitions".



    Since U.S. Office Products' acquisition of the Pooled Companies, interest has been allocated to the Company based upon the Company's average outstanding payable balance with U.S. Office Products at U.S. Office Products' weighted average interest rate during such period. Interest expense, net of interest income, increased 22.5%, from $3.3 million for the nine months ended January 25, 1997 to $4.0 million for the nine months ended January 24, 1998. The increase was due primarily to higher amounts payable to U.S. Office Products incurred as a result of the acquisition of the seven companies acquired in fiscal 1998.



    Provision for income taxes increased from $3.8 million for the nine months ended January 25, 1997 to $7.1 million for the nine months ended January 24, 1998, reflecting effective income tax rates of 51.0% and 44.6%, respectively. The high effective income tax rates for the nine months ended January 25, 1997 and January 24, 1998, compared to the federal statutory rate of 35.0%, was primarily due to state income taxes and non-deductible goodwill amortization.


YEAR ENDED APRIL 26, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    Consolidated revenues increased 27.4%, from $150.5 million in 1995, to $191.7 million in fiscal 1997. This increase was primarily due to the inclusion, for fiscal 1997, of revenues from the Fiscal 1997

Purchased Companies from their respective dates of acquisition, sales to new accounts, increased sales to existing customers and higher pricing on certain products in response to increased product costs.

    Gross profit increased 23.4%, from $44.7 million, or 29.7% of revenues, in 1995 to $55.2 million, or 28.8% of revenues, in fiscal 1997. The decrease in gross profit as a percentage of revenues was due primarily to a shift in revenue mix, resulting from the acquisition of the Fiscal 1997 Purchased Companies, which traditionally had lower gross profits as a percentage of revenues. This decrease was partially offset by improved purchasing and rebate programs negotiated with vendors and the Company's ability to take advantage of term discounts due to improved cash flows.

    Selling, general and administrative expenses increased 9.0%, from $39.9 million, or 26.5% of revenues, in 1995 to $43.5 million, or 22.7% of revenues, in fiscal 1997. The decrease in selling, general and administrative expenses as a percentage of revenues was due primarily to the consolidation of two warehouses into one regional facility in the Northeastern U.S. during third quarter of fiscal 1997, the elimination of certain redundant administrative functions of a company acquired during 1995 in a business combination accounted for under the purchase method (the "1995 Purchased Company") and reduced executive compensation expense at one of the Pooled Companies after being acquired by U.S. Office Products in July 1996.

    The Company has historically utilized grants of employee stock options as a method of incentivizing employees by increasing their ownership interests in the Company, which also has the effect of more closely aligning their interests with the interests of stockholders of the Company. As a result, if the Company had recorded compensation expense based upon the fair market value of the stock options on the dates of grant under the methodology prescribed by SFAS 123, the Company's income from continuing operations for the fiscal year ended April 26, 1997 would have been reduced by approximately $0.7 million or 7.7%.

    The Company incurred non-recurring acquisition costs of $1.8 million in fiscal 1997, in conjunction with business combinations accounted for under the pooling-of-interests method. These non-recurring acquisition costs included accounting, legal, investment-banking fees, real estate and environmental assessments and appraisals and various regulatory fees.

    The Company incurred restructuring costs of $2.5 million and $194,000 during 1995 and fiscal 1997, respectively. These costs represent the external costs and liabilities to close redundant Company facilities, severance costs related to the Company's employees and other costs associated with the Company's restructuring plans. The Company expects to incur similar costs in the future as the Company continues to review its operations, with the intention of continuing to eliminate redundant facilities. See "Business-- Cost Reduction and Other Efficiencies".

    Interest expense, net of interest income, decreased 24.2%, from $5.5 million in 1995 to $4.2 million in fiscal 1997. The decrease was due primarily to the repayment of substantially all of the Company's debt in conjunction with the acquisition of the Pooled Companies by U.S. Office Products and lower interest rates being charged on the Company's short-term and long-term debt with U.S. Office Products.


    Provision for income taxes decreased from a tax expense of $173,000 in 1995 to a tax benefit of $2.4 million in fiscal 1997. The Company incurred a tax expense in 1995, notwithstanding the fact that it reported a pre-tax loss, because one of the Pooled Companies' earnings were not offset by the other Pooled Companies' loss. In 1995, the Company recorded a full valuation allowance of $5.3 million on the deferred tax asset resulting from the net operating loss carryforwards created during 1995. The valuation allowance had been established by one of the Pooled Companies prior to its acquisition by U.S. Office Products to offset the tax benefit from such loss carryforwards, because at the time it was not likely that such tax benefit would be realized. The benefit from income taxes in Fiscal 1997 of $2.4 million arose primarily from the reversal of the $5.3 million deferred tax asset valuation allowance in the fourth quarter. The valuation allowance was reversed subsequent to the Company's being acquired by U.S. Office

Products, because it was deemed "more likely than not", based on improved results, that the tax benefit from such operating loss carryforwards would be realized. The Company believes that the effective income tax rate of 46% reflected in the pro forma interim financial statements is more representative of future effective income tax rates.


YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

    Consolidated revenues increased 25.9%, from $119.5 million in 1994, to $150.5 million in 1995. This increase was primarily due to the inclusion in 1995 of the 1995 Purchased Company from its date of acquisition and revenues from one company acquired in a business combination accounted for under the purchase method of accounting during 1994 (the "1994 Purchased Company") for the entire year.

    Gross profit increased 40.8%, from $31.8 million, or 26.6% of revenues, in 1994 to $44.7 million, or 29.7% of revenues, in 1995. The increase in gross profit as a percentage of revenues was due primarily to a shift in revenue mix, primarily attributed to the acquisition of the 1995 Purchased Company, which had a higher gross profit as a percentage of revenues and a reduction in lower margin bid revenues.


    Selling, general and administrative expenses increased 46.1%, from $27.3 million, or 22.8% of revenues, in 1994 to $39.9 million, or 26.5% of revenues, in 1995. The increase in selling, general and administrative expenses as a percentage of revenues was due primarily to the 1994 and 1995 Purchased Companies, which operated with higher levels of selling, general and administrative expenses as a percentage of revenues.


    Interest expense, net of interest income, increased 84.1%, from $3.0 million in 1994 to $5.5 million in 1995. The increase was due primarily to additional borrowings to finance the acquisition of the 1995 Purchased Company, a full year of interest expense on debt incurred to finance the acquisition of the 1994 Purchased Company and higher average borrowings on the Company's revolving credit facility resulting from financing the operations of the 1994 and 1995 Purchased Companies.


    Provision for income taxes decreased from $218,000 in 1994 to $173,000 in 1995. The Company incurred a tax expense in 1995, notwithstanding the fact that it reported a pre-tax loss, because one of the Pooled Companies' earnings were not offset by the other Pooled Companies' loss. The low effective income tax rate of 14.0% in 1994 is due to the Company's utilization of a net operating loss carryforward the benefit of which had not been reflected as income in prior years.


CONSOLIDATED PRO FORMA RESULTS OF OPERATIONS

    The unaudited pro forma combined financial data does not purport to represent the results that the Company would have obtained had the transactions which are the subject of pro forma adjustments occurred May 1, 1996, as assumed, and are not necessarily representative of the Company's results of operations in any future period.

    NINE MONTHS ENDED JANUARY 25, 1997 COMPARED TO NINE MONTHS ENDED JANUARY 24,
     1998


    Pro forma revenues increased 9.0%, from $292.2 million for the nine months ended January 25, 1997, to $318.7 million for the nine months ended January 24, 1998. This increase was primarily due to sales to new accounts, increased sales to existing customers, and higher pricing on certain products in response to increased product costs.



    Gross profit increased 3.0%, from $88.5 million, or 30.3% of revenues, for the nine months ended January 25, 1997 to $91.2 million, or 28.6% of revenues, for the nine months ended January 24, 1998. The decrease in gross profit as a percentage of revenues was primarily due to higher freight costs as a result of the UPS strike in the summer of 1997 and an increase in the portion of revenues represented by lower margin bid revenues and the discontinuation of higher margin retail operations at some of the Fiscal 1997 Purchased Companies.

    Selling, general and administrative expenses were $65.0 million, or 22.2% of revenues, for the nine months ended January 25, 1997 and $64.7 million, or 20.3% of revenues, for the nine months ended January 24, 1998. The decrease in selling, general and administrative expenses as a percentage of revenues reflects the elimination of certain redundant administrative functions, including purchasing, accounting, finance and information systems of the Fiscal 1997 Purchased Companies and the consolidation of two warehouses into one regional facility in the Northeastern U.S. during the third quarter of fiscal 1997. The Company has a 24-month integration strategy to consolidate operations of purchased businesses; however, the length of time it takes for the Company to fully implement its strategy for assimilating an acquired company can vary depending on the nature of the company acquired and the season in which it is acquired. See "Business--Company Strengths--Ability to Integrate Acquisitions." The decrease in selling, general and administrative expense as a percentage of revenues was partly offset by the inclusion of the pro forma results of Education Access, which the Company acquired out of a bankruptcy proceeding in March 1998.



    Provision for income taxes increased 28.0% from $6.7 million for the nine months ended January 25, 1997 to $8.5 million for the nine months ended January 24, 1998, reflecting an effective income tax rate of 46.0% in both periods. The high effective income tax rate, compared to the federal statutory rate of 35.0%, was primarily due to state income taxes and non-deductible goodwill amortization.


LIQUIDITY AND CAPITAL RESOURCES


    Subsequent to the acquisition by U.S. Office Products of the Pooled Companies and prior to the Distribution, U.S. Office Products funded the cash portions of School Specialty's acqusitions, paid the acquisition costs, repaid outstanding debt of acquired companies, allocated a portion of U.S. Office Products' corporate expenses to School Specialty and made daily advances or sweeps of cash to keep School Specialty's cash balance at or near zero on a daily basis. The net amount of such transactions was recorded as a payable from School Specialty to U.S. Office Products.


    At January 24, 1998, the Company had working capital of $43.6 million. The Company's capitalization, defined as the sum of long-term debt, long-term payable to U.S. Office Products and stockholders' equity, at January 24, 1998 was $161.3 million. On a pro forma basis at January 24, 1998, the Company had working capital of $60.6 million and capitalization of $181.5 million.

    During the nine months ended January 24, 1998, net cash provided by operating activities was $15.4 million. Net cash used in investing activities was $96.5 million, including $92.1 million for acquisitions and $4.1 million for additions to property and equipment. Net cash provided by financing activities was $81.1 million, including $89.2 million provided by U.S. Office Products to fund the cash portion of the purchase price and the repayment of debt assumed with the acquisition of the fiscal 1998 Purchased Companies, $69.8 million of which was considered a contribution of capital by U.S. Office Products, partially offset by $8.0 million used to repay indebtedness.


    During the nine months ended January 25, 1997, net cash provided by operating activities was $4.2 million. Net cash used in investing activities was $14.7 million, including $7.6 million for acquisitions, $5.3 million for additions to property and equipment and $1.7 million to pay non-recurring acquisition costs. Net cash provided by financing activities was $11.2 million, including $55.0 million provided by U.S. Office Products to fund the cash portion of the purchase price and the repayment of debt associated with 1997 Purchased Companies acquired during the nine months ended January 25, 1997, partially offset by $46.9 million used for the repayment of indebtedness, primarily at the 1997 Purchased Companies acquired during the nine months ended January 25, 1997.


    During fiscal 1997, net cash provided by operating activities was $918,000. Net cash used in investing activities was $16.7 million, including $7.7 million for acquisitions, $7.2 million for additions to property and equipment and $1.8 million to pay non-recurring acquisition costs. Net cash provided by financing activities was $15.8 million, including $59.9 million provided by U.S. Office Products to fund the cash portion of the purchase price and the repayment of debt associated with the fiscal 1997 Purchased Companies and the payment of debt of the Pooled Companies, partially offset by $46.9 million used for the net repayment of indebtedness, primarily at the fiscal 1997 Purchased Companies.


    During 1995, net cash provided by operating activities was $4.8 million. Net cash used in investing activities was $6.0 million, including $5.4 million for acquisitions and $881,000 for additions to property and equipment. Net cash provided by financing activities was $1.2 million, including net proceeds from the issuance of debt of $2.4 million and $500,000 received from the issuance of common stock, partially offset by payments of indebtedness of $1.5 million.


    During 1994, net cash used in operating activities was $268,000. Net cash used in investing activities was $2.9 million, including $2.1 million for acquisitions and $630,000 for additions to property and equipment. Net cash provided by financing activities was $3.2 million, consisting of proceeds from the issuance of debt of $5.1 million, partially offset by payments of indebtedness of $2.0 million.


    The Company's anticipated capital expenditures budget for the next twelve months is approximately $3.0 million. The largest items include operational and financial reporting software, computer hardware and warehouse equipment.



    Under the Distribution Agreement, the Company is required, on or prior to the Distribution, to obtain a credit facility, to borrow funds under such facility and to use the proceeds of such borrowings to pay off $83.3 million of U.S. Office Products' debt, as described under "The Spin-Off from U.S. Office Products--Distribution Agreement--Debt". The Company has received a committment letter for a secured $250.0 million revolving credit facility from NationsBank, N.A. as administrative agent. NationsBanc Montgomery Securities LLC, one of the Underwriters and an affiliate of NationsBank, N.A., is the Arranger and Syndication Agent. The credit facility will terminate five years from the Distribution Date. Interest on borrowings under the credit facility will accrue interest at a rate of, at the Company's option, either LIBOR plus 1.00% or the lender's base rate, plus a margin of 0% to .25% for up to the first 6 months under the agreement. Thereafter, interest will accrue at a rate of (i) LIBOR plus a range of .625% to 1.625% or (ii) the lender's base rate plus a range of
 .125% to .250% (depending on the Company's leverage ratio of funded debt to EBITDA). Indebtedness will be secured by substantially all of the assets of the Company. The credit facility will be subject to terms and conditions typical of facilities of such size and will include certain financial covenants. The Company will borrow under the credit facility to repay the U.S. Office Products' debt which it is obligated under the Distribution Agreement to repay. The balance of the credit facility (subject to compliance with financial covenants), will be available for working capital, capital expenditures and acquisitions.



    School Specialty intends to use the net proceeds from the Offering and the sale of 250,000 shares of Common Stock to Messrs. Spalding, Vander Zanden and Pate to repay a portion of the $83.3 million to be borrowed under a $250 million credit facility to refinance all amounts payable to U.S. Office Products. After such repayment, approximately $200 million will be available under the credit facility (subject to compliance with the financial covenants), which may be used for general corporate purposes, including working capital, and for acquisitions.


FLUCTUATIONS IN QUARTERLY RESULTS OF OPERATIONS

    The Company's business is subject to seasonal influences. The Company's historical revenues and profitability have been dramatically higher in the first two quarters of its fiscal year (May-October) primarily due to increased shipments to customers coinciding with the start of each school year.

    Quarterly results also may be materially affected by the timing of acquisitions, the timing and magnitude of costs related to such acquisitions, variations in the prices paid by the Company for the products it sells, the mix of products sold and general economic conditions. Moreover, the operating margins of companies acquired by the Company may differ substantially from those of the Company, which could contribute to the further fluctuation in its quarterly operating results. Therefore, results for any quarter are not indicative of the results that the Company may achieve for any subsequent fiscal quarter or for a full fiscal year.


    The following table sets forth certain unaudited consolidated quarterly financial data for the year ended December 31, 1995, fiscal 1997 and the first three quarters of fiscal 1998 (in thousands). The information has been derived from unaudited consolidated financial statements that in the opinion of management reflect all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of such quarterly information. This quarterly information is not comparative because of the high degree of seasonability in School Specialty's business. Revenues and profitability are significantly higher in the months of May through October, with the most significant portion of revenue and profit occurring in the months of July through September. On a fiscal year basis (years ending in April), this six-month (May through October) period falls in the first two quarters of the fiscal year. On a calendar year basis, the most profitable three months (July through September) fall in the third quarter.


                                                        YEAR ENDED DECEMBER 31, 1995
                                            -----------------------------------------------------
                                              FIRST     SECOND      THIRD     FOURTH      TOTAL
                                            ---------  ---------  ---------  ---------  ---------
Revenues..................................  $  18,760  $  36,702  $  69,192  $  25,828  $ 150,482
Gross profit..............................      4,960     11,130     20,795      7,840     44,725
Operating income (loss)...................     (3,014)     1,196      8,934     (4,792)     2,324
Net income (loss).........................     (3,711)      (252)     4,309     (3,713)    (3,367)


                                                          YEAR ENDED APRIL 26, 1997
                                            -----------------------------------------------------
                                              FIRST     SECOND      THIRD     FOURTH      TOTAL
                                            ---------  ---------  ---------  ---------  ---------
Revenues..................................  $  58,991  $  71,682  $  29,304  $  31,769  $ 191,746
Gross profit..............................     18,110     19,823      7,664      9,572     55,169
Operating income (loss)...................      5,197      6,732     (1,520)      (688)     9,721
Net income (loss).........................      1,981      2,692     (1,067)     4,526(1)     8,132


                                                         NINE MONTHS ENDED JANUARY 24, 1998
                                                     ------------------------------------------
                                                       FIRST     SECOND      THIRD      TOTAL
                                                     ---------  ---------  ---------  ---------
Revenues...........................................  $  87,029  $ 111,460  $  49,391  $ 247,880
Gross profit.......................................     26,090     33,619     11,670     71,379
Operating income (loss)............................     11,872     12,155     (3,647)    20,380
Net income (loss)..................................      5,804      5,965     (2,934)     8,835

------------------------


(1) For the year ended April 26,1997, fourth quarter net income was increased by $5.3 million due to the reversal of a deferred tax asset valuation allowance. See Note 3 to "Selected Financial Data".


INFLATION

    The Company does not believe that inflation has had a material impact on its results of operations during the years ended December 31, 1994 and 1995 or the fiscal year ended April 26, 1997.

NEW ACCOUNTING PRONOUNCEMENT


    REPORTING COMPREHENSIVE INCOME. In June 1997, FASB issued SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company intends to adopt SFAS No. 130 in fiscal 1999.

                               INDUSTRY OVERVIEW


    The school supply market consists of the sale of non-textbook school supplies, furniture and equipment to school districts, individual schools, teachers and curriculum specialists who purchase products for school and classroom use. The Company believes that sales of educational supplies and equipment (which is defined as educational products sold by dealers for use by educational institutions or as a supplement to learning outside of the classroom) to the school supply market is approximately $6.1 billion, with over $3.6 billion sold to institutions and $2.5 billion sold to consumers.



    According to the U.S. Department of Education, in all 50 states, there are 15,996 school districts, 108,577 public and private elementary and secondary schools, and 3.1 million teachers. School supply procurement decisions are made at the school district level by administrators and curriculum specialists, at the school level by principals and at the classroom level by teachers. Some school supplies are purchased directly from manufacturers while others are purchased through distributors. The Company believes that there are over 3,400 distributors of school supplies. The majority of these distributors are family- or employee-owned companies with revenues under $20 million that operate in a single region. In addition to School Specialty, only two other companies have a measurable presence in the market, with annual revenues in excess of $130 million. School Specialty believes the demand for timely order fulfillment at competitive prices, combined with the need to invest in automated inventory management systems and electronic ordering systems, is accelerating the trend toward consolidation in the industry.


    The volume of school supplies is directly influenced by the size of the student population. According to the U.S. Department of Education, student enrollment in grades K-12 began growing in 1986, reaching an all-time peak in 1996 with 51.5 million students (1997 data not yet available). Current projections by the U.S. Department of Education indicate that student enrollment will continue to grow to 54.3 million by the year 2006. As a result of these trends, the U.S. Department of Education projects that expenditures in public elementary and secondary schools will rise through the year 2007. In current dollars, expenditures of $272.4 billion in 1997 are projected to increase to $340.7 billion by the year 2001. These projected increases in expenditures include a projected increase in total per pupil spending in current dollars from $5,961 per pupil in 1997 to $7,179 by the year 2001.

                                    BUSINESS

    School Specialty is a Delaware corporation formed in February 1998 to hold the Educational Supplies and Products Division of U.S. Office Products. School Specialty, Inc., a Wisconsin corporation ("Old School") formed in October 1959, was acquired by U.S. Office Products in May 1996. U.S. Office Products' Educational Supplies and Products Division also includes Re-Print, which it acquired in July 1996, and which has been in operation since 1921. The specialty product lines, Childcraft, Sax Arts & Crafts and Gresswell, were all acquired by U.S. Office Products in 1997, and have been in operation since 1946, 1945, and 1938, respectively. School Specialty has 1,322 employees in the United States and the United Kingdom, providing service to all 50 states and the United Kingdom. School Specialty's principal offices are located at 1000 North Bluemound Drive, Appleton, Wisconsin 54914, and its telephone number is (920) 734-2756. School Specialty's world wide website is located at http:\\www.schoolspecialty.com. Information contained in this website is not deemed to be a part of this Prospectus.

                               COMPANY STRENGTHS

    School Specialty attributes its strong competitive position to the following key strengths:

    LEADING MARKET POSITION. The Company has developed its leading market position over its 38 year history by emphasizing high quality products, superior order fulfillment and exceptional customer service. School Specialty has developed a group of strong brand names including School Specialty, Re-Print, Childcraft, Sax Arts & Crafts and Gresswell. The Company believes its annual revenues exceed those of its next two largest competitors combined and that its large size and brand recognition have resulted in significant buying power, economies of scale and customer loyalty.

    BROAD PRODUCT LINE. School Specialty's strategy is to provide a full range of high quality products to meet the complete supply needs of pre-K-12 schools and, as a result, currently offers over 32,000 SKUs ranging from classroom supplies to playground equipment. The Company's specialty brands enrich its general product offering and create opportunities to cross merchandise its specialty school supplies to the customers of its general lines. Specialty brands include Childcraft, which sells materials, classroom furniture and equipment such as library shelving, cubbies, easels, desks and play vehicles to the early childhood market; Sax Arts & Crafts, which distributes art supplies such as paint, brushes, paper, ceramics, leather and wood crafts; and Gresswell, which distributes library-related products including supplies, furniture and media display and storage in the United Kingdom. School Specialty offers customers one source for virtually all of their school supply and furniture needs.

    INNOVATIVE TWO-PRONGED DISTRIBUTION. School supply procurement decisions are made at the district and school levels by administrators and principals, and at the classroom level by curriculum specialists and teachers. The Company targets both of these groups, addressing administrative decision makers with a "top down" approach through its 290 person sales force and School Specialty Catalog, and targeting teachers and curriculum specialists with a "bottom up" approach primarily through the 6.3 million Re-Print general supply, Childcraft, Sax Arts & Crafts and Gresswell specialty catalogs mailed each year. School Specialty utilizes its customer database across its family of catalogs to maximize their effectiveness and increase the Company's marketing reach.

    ABILITY TO INTEGRATE ACQUISITIONS. School Specialty has successfully completed the acquisition of 20 companies since 1991, 15 of which have been acquired since May 1996. School Specialty has established a 24-month integration process in which a transition team is assigned to (i) sell or discontinue incompatible business units, (ii) reduce the number of SKUs, (iii) eliminate redundant administrative functions, (iv) integrate the acquired entity's MIS system, and (v) improve buying power. To date, the Company's integration efforts have focused on acquired general products companies. The Company intends to consolidate certain administrative functions at its specialty divisions. The Company believes that through these processes it can generate significant economies of scale and rapidly improve the margins of acquired entities, as well as increase sales by channeling acquired entities' products through its broad distribution network.

    USE OF TECHNOLOGY. The Company believes that through the utilization of technology in areas such as (i) purchasing and inventory management, (ii) customer order fulfillment, and (iii) database management, School Specialty is able to turn inventory more quickly than competitors, offer customers more convenient and cost effective product ordering methods and conduct more precisely targeted sales and marketing campaigns.

    EXPERIENCED MANAGEMENT. School Specialty's management team provides depth and continuity of experience. Management's interests are aligned with those of its shareholders as management's incentive-based compensation is tied to School Specialty's operating profitability.

COMPANY GROWTH STRATEGY

    School Specialty's objective is to further enhance its position as the leading distributor of non-textbook educational supplies through the continued implementation of the following strategies:

    PURSUE ACQUISITIONS AGGRESSIVELY. The Company believes that there are extensive acquisition opportunities among the over 3,400 school distributors in the U.S. The Company intends to pursue two types of acquisitions: (i) general school supply and furniture companies in geographic markets in which the Company has a limited presence, and (ii) specialty companies focusing on disciplines such as physical education, science, technology and music. School Specialty believes it can improve the margins of acquired entities through its efficient integration process to achieve economies of scale. Although the Company is the largest distributor in the industry, its share of the $6.1 billion school supply market is less than 6%, giving the Company substantial growth opportunities.

    IMPROVE PROFITABILITY. School Specialty improved its operating margin from 3.7% in 1994 to 7.0% for the twelve months ended January 24, 1998. School Specialty believes that there are substantial opportunities to further improve margins by (i) increasing the efficiency of recent acquisitions, (ii) expanding purchasing power and (iii) improving warehousing and distribution.

    PENETRATE NEW MARKETS AND EXPAND CUSTOMER BASE IN EXISTING MARKETS. School Specialty believes that it can increase sales by adding sales representatives in geographic markets in which the Company does not have a significant presence. In addition, the Company believes that it can further increase sales by cross merchandising its specialty supplies to its general supplies customers. Lastly, the Company intends to increase international sales in English-speaking countries.

PRODUCT LINES

    SCHOOL SPECIALTY. The School Specialty Catalog offers a comprehensive selection of classroom supplies, instructional materials, educational games, art supplies, school forms (such as reports, planners and academic calendars), physical education equipment, audio-visual equipment, school furniture, and indoor and outdoor equipment and is targeted to administrative decision makers. School Specialty believes it is the largest school furniture resale source in the United States. School Specialty has been granted exclusive franchises for certain furniture lines in specific territories and School Specialty enjoys significant purchasing power in open furniture lines.

    The Company's specialty brands offer product lines for specific educational disciplines.

    RE-PRINT. Re-Print offers its customers substantially the same products as the School Specialty Catalog but focuses on reaching teachers and curriculum specialists directly through its mail-order catalogs.

    CHILDCRAFT. Childcraft distributes early childhood education products and materials. Childcraft also distributes over 1,000 proprietary or exclusive products manufactured by its Bird-in-Hand Woodworks subsidiary, including wood classroom furniture and equipment such as library shelving, cubbies, easels, desks and play vehicles.

    SAX ARTS & CRAFTS. Sax Arts & Crafts is a leading distributor of art supplies and art instruction materials, including paints, brushes, paper, ceramics, art metals and glass, leather and wood crafts. Sax Arts & Crafts offers customers a toll free "Art Savvy Hotline" staffed with 15 professional artists to respond to customer questions.

    GRESSWELL. Gresswell distributes library-related products in the U.K. including furniture, and media display and storage. Gresswell's dedicated sales and design team helps customers plan, design and install library projects using Computer Assisted Design equipment.

    EDUCATION ACCESS. Education Access is a catalog reseller of technology solutions for the K-12 education market. This new product line will offer curriculum software, productivity software, peripherals, networking products, and other related products. Education Access publishes a 110-page catalog twice a year and mails interim Technology Flash Updates to the K-12 market in the United States.

    School Specialty employs merchandising managers who continually review and update the product lines for each operating division. The merchandising managers convene customer focus groups and advisory panels to ascertain whether current offerings are well-received and to anticipate future demand. The merchandising managers also travel to product fairs and conventions seeking out new product lines. This annual review process results in an organic reshaping and expansion of the educational materials being offered by School Specialty.

OPERATIONS

    SALES AND MARKETING

    School Specialty believes it has developed a substantially different sales and marketing model from that of traditional school supply and school furnishings distribution companies in the United States. School Specialty's strategy is to use its position of owning two distribution platforms with which it can approach the school market. School Specialty's 290 sales representatives focus on "top down" selling (through districts, school purchasing authorities and schools), while School Specialty's Re-Print Division uses the "bottom up" approach through its direct mail catalog selling directly to teachers. To further strengthen its position in the market, School Specialty also owns premier specialty education brands (Childcraft, Sax Arts & Crafts, and Gresswell) that have the potential to enrich the general product offering through cross-merchandising.

    School Specialty has a broad customer base and no single customer accounted for more than 2% of sales during fiscal 1997. Schools typically purchase school supplies and furniture based on an established relationship with relatively few suppliers. School Specialty establishes and maintains its relationship with its customers by assigning accounts within a specific geographic territory to a local area sales representative. Additionally, each account is assigned its designated inside customer service representative.

    School Specialty's customer service representatives call on existing customers frequently to ascertain and fulfill their school supply needs. The representatives maintain contact with customers throughout the order cycle and assist in processing orders.

    School Specialty's primary compensation program for sales representatives is based on commissions as a percentage of gross profit on sales. For new and transitioning sales representatives, School Specialty offers salary and expense reimbursement until the representative is moved to a full commission compensation structure.

    School Specialty utilizes direct mail catalogs to reach its broader customer base. School Specialty distributes five major catalogs, one for each of its School Specialty general supply, Re-Print, Childcraft,

Gresswell, and Sax Arts & Crafts lines. The catalog distribution calendar is generally the same across all product lines. A major catalog containing all product offerings is distributed toward the end of the calendar year so that it is available for school buyers at the beginning of the year. During the year, various catalog supplements are distributed to coincide with the peak school buying season in June through September and following the return of students to school in the fall.

    The approximate number of catalogs distributed for School Specialty, Re-Print, Childcraft, Gresswell and Sax Arts & Crafts for each of the past three calendar years and projected catalog distribution for 1998 is set out below. The figures set forth below include all books of over 32 pages sent out (or, with respect to 1998, expected to be sent out) during the calendar year but do not include catalogs that were distributed by discontinued operations.

                                                        1995       1996       1997       1998
                                                      ---------  ---------  ---------  ---------
School Specialty Catalog............................    115,000    296,750    450,750    600,000
Re-Print............................................    998,000  1,175,000  2,275,000  3,400,000
Childcraft..........................................  1,583,000  1,308,000  1,360,000  1,728,000
Gresswell...........................................    100,000  180,000(1)   130,000    150,000
Sax Arts & Crafts...................................    750,000    823,000  1,043,500  1,064,000
                                                      ---------  ---------  ---------  ---------
    Total...........................................  3,546,000  3,782,750  5,259,250  6,942,000
                                                      ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------

------------------------

(1) Includes an extra catalog published against a competitive launch.

    Pricing for School Specialty's general and specialty product offerings varies by product and channel of distribution. The Company generally offers a negotiated discount from catalog prices for supplies and responds to quote and bid requests for furniture and equipment. In addition, local sales representatives work with the Company's corporate sales force and school supply buyers to achieve an acceptable pricing structure based upon the mix of products being procured.

    School Specialty distributes products through its distribution centers as well as placing customer orders directly with School Specialty's suppliers. Furniture is generally shipped directly from the manufacturer to the user, bypassing School Specialty's distribution centers.

    PURCHASING AND INVENTORY MANAGEMENT

    School Specialty manages its inventory by continually reviewing daily inventory levels compared to a running 90-day inventory for the previous year, adjusted for incoming orders. School Specialty constantly refines the focus of inventory products through its automated inventory management system to pursue the optimum level of scope and depth of product offered. Every item in each of the various distribution regions is forecasted on a daily basis to account for the anticipated demand curve, current order activity, and available stock as well as the expected lead time from the supplier. The forecast allows inventory purchases to respond quickly to the high seasonal demand while keeping off-season inventory to a minimum. The information systems for all of School Specialty's distribution centers are interconnected to allow transfer of inventory between facilities to fill regional demand. In addition, all orders can be redirected to the distribution center which is the primary stocking location for a product. School Specialty's inventory management results in inventory turnover that management believes is higher than industry turnover rates and reduces the level of discontinued, excess and obsolete inventory compared to businesses acquired by School Specialty.

    School Specialty believes its large size enhances its purchasing power with suppliers and results in lower product costs than most of the Company's competitors. Further, School Specialty believes it can leverage this purchasing power to acquired companies in the future to improve the operating margins for both general supply and specialty businesses. The Company also believes its purchasing power for general supplies should result in improved margins for its specialty businesses.

    Market surveys by Krebs and Company have shown that the primary determinants of customer satisfaction in the educational supply industry are the completeness and accuracy of shipments received and the timeliness of delivery. School Specialty continues to invest in sophisticated computer systems to automate the order taking, inventory allocation and management, and order shipment processes. As a result, School Specialty has been able to provide superior order fulfillment to its customers. In addition, School Specialty has developed OMS, which allows schools to customize their orders and enter them electronically with School Specialty and provides historical usage reports to schools useful for their budgeting process. During the academic year, School Specialty seeks to fill orders within twenty-four hours of receipt of the order at a 95.0% fill rate and a 99.5% order accuracy rate. During the summer months, School Specialty shifts to a production environment and schedules shipments to coincide with the start of the school year. During the summer months, School Specialty's objectives are to meet a 100% fill rate at a 99.5% order accuracy rate. In the aggregate, School Specialty's order fill rate for June, July and August 1997 exceeded 97.0%. The Company defines "fill rate" as the percentage of line items in a customer's order that are initially shipped to the customer in response to the order by the requested ship date.

    During the peak shipping season between June 1 and September 30, each of School Specialty's distribution centers contracts with local common carriers to deliver its product to schools and school warehouses. Re-Print and Sax Arts & Craft rely on carriers such as Roadway Package Service, United Parcel Service and the U.S. Postal Service for distribution to customers.

    INFORMATION SYSTEMS

    The Company believes that through the utilization of technology in areas such as (i) purchasing and inventory management, (ii) customer order fulfillment and (iii) database management, School Specialty is able to turn inventory more quickly than competitors, offer customers more convenient and cost effective product ordering methods and conduct more precisely targeted sales and marketing campaigns. School Specialty uses two principal information systems, one for its general distribution and another for its specialty market distribution. In general school supply distribution, School Specialty utilizes a specialized distribution software package used primarily by office products and paper distributors. The software offers a fully integrated process from sales order entry through customer invoicing, and inventory requirements planning through accounts payable. School Specialty's system provides information through daily automatic posting to the general ledger and integrated inventory control. School Specialty has made numerous enhancements to this process that allow greater flexibility in addressing seasonal requirements of the industry and meeting specific customer needs.

    The specialty divisions are moving towards a common mail order system provided by Smith-Gardner & Associates. The Mail-order and Catalog System ("MACS") meets the unique needs of the direct marketing approach with extensive list management and tracking of multiple marketing efforts. The system provides complete and integrated order processing, inventory control, warehouse management, and financial applications.

    Although School Specialty has two principal information systems, these systems integrate general ledger, purchasing and inventory management functions. The software and hardware allow for continued incremental growth as well as the opportunity to integrate new client-server and other technologies into the information systems. Currently, all acquired School Specialty general distribution companies (except one acquired in December 1997) are on the same computer system. The specialty businesses and Re-Print operate on different systems but intend to implement the common MACS system. School Specialty intends to continue to use two principal information systems in its business.

    YEAR 2000 COMPLIANCE

    School Specialty's current information systems as well as those being considered for acquisition by School Specialty's mail order and specialty distribution divisions, currently meet information standards for Year 2000 compliance. School Specialty does not expect that it will incur any material costs and expenses related to bringing its information systems to Year 2000 compliance. See "Risk Factors-- Dependence on Systems".

COMPETITION

    School Specialty operates in a highly competitive environment. The Company's principal competitors are other national and regional school supply distribution companies. School Specialty is also faced with increasing competition from non-traditional alternate channel competitors, such as office products contract stationers and superstores. Among traditional school supply distributors, School Specialty believes that there are only two other companies with sales in excess of $130 million: Beckley-Cardy and the J.L. Hammett Co. School Specialty believes that it competes favorably with these companies on the basis of service and price.

    The market is highly competitive on a regional basis, but School Specialty believes its heaviest competition is coming from alternate channel competitors such as office product contract stationers and superstores. Their primary advantages over School Specialty are size, location, greater financial resources and buying power. Their primary disadvantage is that their product mix covers only 15% to 20% of the school's needs (measured by volume). In addition, the Company's competitors do not offer special order fulfillment software, which School Specialty believes is increasingly important to adequately service school needs. School Specialty believes it competes favorably with these companies on the basis of service and product offering.

EMPLOYEES

    As of December 31, 1997, School Specialty had 1,322 full-time employees, 266 of whom were employed primarily in management and administration, 430 in regional warehouse and distribution operations, and 626 in marketing, sales, order processing, and customer service. To meet the seasonal demands of its customers, School Specialty employs many seasonal employees during the late spring and summer seasons. Historically, School Specialty has been able to meet its requirements for seasonal employment. As of January 12, 1998, approximately 27 of School Specialty's employees were members of the Teamsters Labor Union at Sax Arts & Crafts' New Berlin, Wisconsin facility. School Specialty considers its relations with its employees to be very good.

FACILITIES

    School Specialty's corporate headquarters are located at 1000 North Bluemound Drive, Appleton, Wisconsin, a combined office and warehouse facility of approximately 120,000 square feet. School

Specialty's lease on the Appleton headquarters expires on December 31, 2001. School Specialty leases or owns the following distribution facilities.

                                                  APPROXIMATE
                                                    SQUARE        OWNED/           LEASE
LOCATIONS                                           FOOTAGE       LEASED         EXPIRATION
-----------------------------------------------  -------------  -----------  ------------------
Agawam, Massachusetts..........................      163,300         Owned           --
Bethlehem, Pennsylvania........................       25,600        Leased   February 28, 1999
Birmingham, Alabama............................      180,365        Leased   November 20, 2006
Bowling Green, Kentucky........................       42,000        Leased   June 30, 2001
Cary, Illinois.................................       75,767         Owned           --
Enfield, London, England.......................        8,000         Owned           --
Fresno, California.............................       18,480        Leased   December 31, 2001
Hoddesdon, London, England.....................       10,000        Leased   September 1999
Hoddesdon, London, England.....................       10,000        Leased   September 2015
Lancaster, Pennsylvania........................       75,434        Leased   December 31, 2002
Lancaster, Pennsylvania........................      165,750        Leased   February 28, 1999
Mt. Laurel, New Jersey.........................       48,000        Leased   May 31, 2001
New Berlin, Wisconsin..........................       97,500        Leased   March 31, 2002
Oklahoma City, Oklahoma........................       37,340        Leased   July 16, 2001
Pollocksville, North Carolina..................       84,071         Owned           --
Portland, Oregon...............................       30,456        Leased   May 31, 2001
Salina, Kansas.................................      123,000         Owned           --

    The Lancaster, Pennsylvania facility is used for manufacturing and the Salina, Kansas facility is used for production of school forms. In addition, School Specialty has ten sales offices throughout the United States.

    School Specialty believes that its properties are adequate to support its operations for the foreseeable future. School Specialty reviews on a regular basis the consolidation of its facilities.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    Following the School Specialty Distribution, it is anticipated that the directors and executive officers of School Specialty will be as follows:

                   NAME                         AGE                       POSITION
------------------------------------------      ---      ------------------------------------------
Daniel P. Spalding........................          43   Chairman of the Board and Chief Executive
                                                         Officer
David J. Vander Zanden....................          43   President, Chief Operating Officer, and
                                                         Director*
Donald J. Noskowiak.......................          40   Executive Vice President and Chief
                                                         Financial Officer
Douglas Moskonas..........................          53   Executive Vice President for School
                                                         Specialty Divisions
Melvin D. Hilbrown........................          49   Executive Vice President for Gresswell
Richard H. Nagel..........................          57   Executive Vice President for Sax Arts &
                                                         Crafts
Donald Ray Pate, Jr.......................          35   Executive Vice President for Re-Print
Ronald E. Suchodolski.....................          51   Executive Vice President for Childcraft
Michael J. Killoren.......................          41   Vice President for School Specialty
                                                         Divisions
Lillian R. Kellogg........................          45   President for Education Access Division
Jonathan J. Ledecky.......................          40   Director*
Leo C. McKenna............................          64   Director*
Rochelle Lamm Wallach.....................          48   Director*

------------------------

* Messrs. Vander Zanden, Ledecky and McKenna and Ms. Wallach will join the Board of Directors of School Specialty immediately prior to the issuance of the shares offered hereby.

    DANIEL P. SPALDING became Chairman of the Board and Chief Executive Officer of School Specialty in February 1998. Mr. Spalding has served as President of the Educational Supplies and Products Division of U.S. Office Products since 1996. Prior to that time, he served as President, Chief Executive Officer, and a director of Old School since 1988. Prior to 1988, Mr. Spalding was an officer of JanSport, a manufacturer of sports apparel and backpacking equipment. Mr. Spalding was a co-founder of JanSport, and served as President and Chief Executive Officer from 1977 to 1984. Mr. Spalding has been a director of the National School Supply and Equipment Association since 1992 and completed his term as the association's Chairman in November 1997. Mr. Spalding is Michael J. Killoren's cousin.

    DAVID J. VANDER ZANDEN became the Chief Operating Officer of School Specialty in March 1998. Prior to that time, he served as President of Ariens Company since 1992, a manufacturer of outdoor lawn and garden equipment.

    DONALD J. NOSKOWIAK has served as Chief Financial Officer of School Specialty since 1997. In February 1998, Mr. Noskowiak became an Executive Vice President of School Specialty. He was Vice President, Treasurer and Principal Financial Officer of Old School since 1994. From 1992 through 1994 he was the Corporate Controller of Old School.

    DOUGLAS MOSKONAS joined Old School in 1993 as Vice President of Sales for the Valley Division. Since that time he has served as General Manager for the Valley Division from 1994 through 1996 and was appointed President of School Specialty Distribution in 1997. Prior to joining School Specialty, Mr. Moskonas served as Vice President of Sales for Emmons-Napp Office Products from 1979 through

1993. As of the School Specialty Distribution, Mr. Moskonas is expected to be elected an Executive Vice President of School Specialty for School Specialty Divisions.

    MELVIN D. HILBROWN joined School Specialty as Managing Director of Gresswell with School Specialty's acquisition of Don Gresswell, Ltd. in 1997. He has been Managing Director of Gresswell since 1989. As of the School Specialty Distribution, Mr. Hilbrown is expected to be elected an Executive Vice President of School Specialty for Greswell.

    RICHARD H. NAGEL joined School Specialty with the acquisition of Sax Arts & Crafts in 1997 and serves as President of Sax Arts & Crafts. Mr. Nagel has been with Sax Arts & Crafts since 1975 when he was hired as Assistant General Manager. He was named President of Sax Arts & Crafts in 1990. As of the School Specialty Distribution, Mr. Nagel is expected to be elected an Executive Vice President of School Specialty for Sax Arts & Crafts.

    DONALD RAY PATE, JR. joined School Specialty with the acquisition of Re-Print in 1996 and serves as President of Re-Print. Mr. Pate has served as President of Re-Print since he acquired it in 1988. As of the School Specialty Distribution, Mr. Pate is expected to be elected an Executive Vice President of School Specialty for Re-Print.


    RONALD E. SUCHODOLSKI joined School Specialty with the acquisition of Childcraft in 1997 and serves as President of Childcraft. Mr. Suchodolski has been President of Childcraft since 1995 and was Director of Childcraft's School Division from 1984 through 1989. From 1989 to 1993, Mr. Suchodolski was President of the Judy/Instructo Division of Paramount, and from 1993 through 1995 Mr. Suchodolski served as Senior Vice President of Sales and Marketing for Paramount Publishing's Supplementary Materials Division. As of the School Specialty Distribution, Mr. Suchodolski is expected to be elected an Executive Vice President of School Specialty for Childcraft.


    MICHAEL J. KILLOREN has served as Chief Operating Officer of School Specialty Distribution since 1997. From 1992 to 1997, he was Vice
President/Operations of School Specialty. Mr. Killoren is Daniel P. Spalding's cousin. As of the School Specialty Distribution, Mr. Killoren is expected to be elected an Vice President of School Specialty for School Speciality Divisions.


    LILLIAN R. KELLOGG joined the Company with the acquisition of Education Access in March 1998 and serves as President of the Company's Education Access Division. Ms. Kellogg previously served as Executive Vice President of Education Access, Inc. from March 1997 to March 1998 and as President of Computer Plus, Inc. from March 1984 to March 1997. On January 19, 1998, Education Access, Inc. filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. The Company acquired substantially all of the assets of its catalog division on March 20, 1998.



    JONATHAN J. LEDECKY will serve as a Director and an employee of School Specialty as of the Distribution Date. He founded Consolidation Capital Corporation in February 1997 and serves as its Chairman and Chief Executive Officer. Mr. Ledecky founded U.S. Office Products in October 1994 and will serve as its Chairman of the Board until the Distribution Date and served as its Chief Executive Officer until November 5, 1997. Mr. Ledecky has also served as the Non-Executive Chairman of the Board of USA Floral Products, Inc. since April 1997 and as a director of UniCapital Corporation since October 1997. Mr. Ledecky served from 1989 to 1991 as the President of The Legacy Fund, Inc., and from 1991 to September 1994 as President and Chief Executive Officer of Legacy Dealer Capital Fund, Inc., a wholly-owned subsidiary of Steelcase Inc. Prior to his tenure at The Legacy Fund, Inc., Mr. Ledecky was a partner at Adler and Company and a Senior Vice President at Allied Capital Corporation, an investment management company.


    LEO C. MCKENNA is a self-employed financial consultant working with personal asset management, corporate planning, acquisitions, merger studies, and negotiations. Mr. McKenna is currently a Member of the Board of Life Insurance Company of Boston and New York (Subsidiary of Boston Mutual Life). He is founder and a director of Ledyard National Bank, where he also serves on the Audit Committee. He is also a director of Rosenthal, A.G. USA. He is a director and member of the John Brown Cook Foundation and an overseer and Chairman of the Finance Committee for the Catholic Student Center at Dartmouth College.


    ROCHELLE LAMM WALLACH was associated with Strong Advisory Services, a division of Strong Capital Management, as its President from 1995 to March 1998. Prior to that time, she was Chief Operating Officer of AAL Capital Management, a mutual fund manager which she founded in 1986.



    The Company intends to name two additional independent directors after the completion of the Offering.


COMMITTEES OF THE BOARD

    The School Specialty Board will create an Audit Committee effective immediately prior to the issuance of the shares offered hereby. The Audit Committee is charged with reviewing School Specialty's annual audit and meeting with School Specialty's independent accountants to review School Specialty's internal controls and financial management practices.

    The School Specialty Board will create a Compensation Committee effective immediately prior to the issuance of the shares offered hereby. The Compensation Committee is charged with determining the compensation of executive officers of School Specialty and administering any stock option plan School Specialty may adopt.

EXECUTIVE COMPENSATION

    The following table sets forth information with respect to the compensation paid by School Specialty for services rendered during the year ended April 25, 1998 to the Chief Executive Officer and to each of the four other most highly compensated officers of School Specialty (the "Named Officers").

                           SUMMARY COMPENSATION TABLE


                                             ANNUAL COMPENSATION
                                                                      LONG TERM
                                             --------------------   COMPENSATION       ALL OTHER
NAME AND PRINCIPAL POSITION         YEAR      SALARY      BONUS     OPTIONS(#)(1)    COMPENSATION
--------------------------------  ---------  ---------  ---------  ---------------  ---------------
Daniel P. Spalding..............    1997     $ 178,846
  Chairman of the Board, CEO        1998       212,104  $  34,200       150,000           --
  and Director
Ronald E. Suchodolski(2)........    1997     $ 141,535  $  30,000        --               --
  President, Childcraft             1998       157,646     62,633        20,000           --
Richard H. Nagel(2)(3)..........    1997     $ 118,000  $  29,500        --            $  32,000
  President, Sax Arts & Crafts      1998       130,660     29,500        20,000           --
Donald Ray Pate, Jr.(2).........    1997     $ 220,901     --            --               --
  President, Re-Print               1998       117,000                   --               --
Douglas Moskonas................    1997     $  97,266  $  44,500        15,000           --
  President, School Specialty       1998       139,525     --            20,000           --
  Division


------------------------


(1) The number of U.S. Office Products Options will be adjusted as described under "--Replacement of Outstanding U.S. Office Products' Options."



(2) Mr. Suchodolski, Mr. Nagel and Mr. Pate joined School Specialty in May 1997, July 1997 and July 1996, respectively. The compensation information included in this table reflects the compensation received when employed by predecessor companies.

(3) Other compensation refers to Mr. Nagel's automobile allowance and stay-bonus compensation received by his prior employer.


OPTIONS GRANTED IN FISCAL YEAR 1998


    The following table sets forth certain information regarding options to acquire U.S. Office Products common stock granted to the Named Officers during the year ended April 25, 1998. All options were granted by U.S. Office Products as options to acquire U.S. Office Products Common Stock and are expected to be replaced with options to acquire School Specialty Common Stock in connection with the School Specialty Distribution. See "--Replacement of Outstanding U.S. Office Products' Options". Upon consummation of the School Speciality Distribution, the number of School Specialty options granted to officers, directors and employees of the Company in respect of U.S. Office Products' common stock and their exercise price will be determined according to the formula set by U.S. Office Products.


              OPTIONS GRANTED IN FISCAL YEAR ENDED APRIL 25, 1998


                                                                                                POTENTIAL REALIZABLE
                                                                                                  VALUE AT ASSUMED
                                                     PERCENT OF                                ANNUAL RATES OF STOCK
                                                    TOTAL OPTIONS                              PRICE APPRECIATION FOR
                                                     GRANTED TO                                    OPTION TERM(4)
                                      OPTIONS       EMPLOYEES IN      EXERCISE    EXPIRATION   ----------------------
NAME                               GRANTED(1)(2)   FISCAL YEAR(3)     PRICE(2)       DATE          5%         10%
---------------------------------  -------------  -----------------  -----------  -----------  ----------  ----------
Daniel P. Spalding...............      150,000             52.7%      $   15.17      4/28/07   $1,431,049  $3,626,561
Ronald E. Suchodolski............       20,000              7.0%          18.00     12/12/07      226,400     573,600
Richard H. Nagel.................       20,000              7.0%          18.00     12/12/07      226,400     573,600
Donald Ray Pate, Jr..............       --               --              --           --           --          --
Douglas Moskonas.................       20,000              7.0%          18.00     12/12/07      226,400     573,600


------------------------


(1) The options granted are non-qualified stock options, which are exercisable at the market price on the date of grant, beginning one year from the date of grant in cumulative yearly amounts of 25% of the shares and expire ten years from the date of grant. The options become fully exercisable upon a change in control, as defined in the Incentive Plan.



(2) The option exercise price and number of options will be adjusted as described under "--Replacement of Outstanding U.S. Office Products' Options".


(3) Total options granted refers to options to acquire U.S. Office Products common stock given to all employees of the Educational Supplies and Products Division of U.S. Office Products during fiscal 1998.

(4) The dollar amounts under these columns are the results of calculations at assumed annual rates of stock appreciation of 5% and 10%. These assumed rates of growth were selected by the SEC for illustration purposes only. They are not intended to forecast possible future appreciation, if any, of stock prices. No gain to the optionees is possible without an increase in stock prices, which will benefit all stockholders.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR ENDED APRIL 25, 1998 AND FICAL
  YEAR-END 1998 OPTION VALUES

    The following table sets forth certain information regarding unexercised options held by the Named Officers at April 25, 1998. All options were granted by U.S. Office Products as options to acquire U.S. Office Products common stock and are expected to be replaced with options to acquire shares of School Specialty Common Stock in connection with the Distribution. See "--Replacement of Outstanding U.S. Office Products' Options". Upon consummation of the School Speciality Distribution, the number of stock options granted to officers, directors and employees of the Company in respect of U.S. Office Products' options and their exercise price will be determined according to the formula set by U.S. Office Products.

             AGGREGATED OPTION EXERCISES IN FISCAL YEAR ENDED 1998
                    AND FISCAL YEAR ENDED 1998 OPTION VALUES

                                                                                                           VALUE OF
                                                                                                          UNEXERCISED
                                                                                                            IN-THE-
                                                                                                           MONEY (3)
                                                                             NUMBER UNEXERCISED           OPTIONS AT
                                                                                  OPTIONS                   FISCAL
                                                                        HELD AT APRIL 25, 1998(#)(1)         YEAR
                                     SHARES                                                             END($)(1)(3)(4)
                                   ACQUIRED ON           VALUE        --------------------------------  ---------------
NAME                             EXERCISE(#)(1)     REALIZED($)(2)      EXERCISABLE     UNEXERCISABLE     EXERCISABLE
------------------------------  -----------------  -----------------  ---------------  ---------------  ---------------
Daniel P. Spalding............         --              $  --                --              150,000        $  --
Ronald E. Suchodolski.........         --                 --                --               20,000           --
Richard H. Nagel..............         --                 --                --               20,000           --
Donald Ray Pate, Jr...........         --                 --                --               --               --
Douglas Moskonas..............         --                 --                --             35,000             --


NAME                             UNEXERCISABLE
------------------------------  ---------------
Daniel P. Spalding............     $  63,938
Ronald E. Suchodolski.........        --
Richard H. Nagel..............        --
Donald Ray Pate, Jr...........        --
Douglas Moskonas..............        --


------------------------


(1) The option exercise price and number of options will be adjusted as described under "Replacement of Outstanding U.S. Office Products' Options".


(2) The value of exercised options represents the difference between the exercise price of such options and the closing market price of U.S. Office Products' common stock on the date of exercise.

(3) Options are "in-the-money" if the closing market price of U.S. Office Products Common Stock exceeds the exercise price of the options.

(4) The value of unexercised options represents the difference between the exercise price of such options and $16.875, the closing market price of U.S. Office Products' common stock at April 24, 1998.

REPLACEMENT OF OUTSTANDING U.S. OFFICE PRODUCTS' OPTIONS


    All or substantially all vested and unvested options ("U.S. Office Products Options") to acquire the U.S. Office Products' common stock that are held by School Specialty employees on the Distribution Date will be replaced with options ("School Specialty Options") to acquire shares of Company Common Stock. As of the Distribution Date, 492,833 U.S. Office Products Options were held by employees of School Specialty. The exercise price and number of School Specialty Options that will be outstanding after the Distributions will depend on the trading prices of U.S. Office Products' common stock around the time of the Distributions and the public offering price of the School Specialty Common Stock in the Offering. For those reasons, the number of School Specialty Options into which the U.S. Office Products Options will convert is not yet determinable. The following formulas will be used to adjust the number and exercise price of U.S. Office Products Options. The formulas will adjust solely for the School Specialty Distribution and not for other events such as the repurchase of 37,037,037 shares (including shares that may be issued on exercise of vested and unvested U.S. Office Products Options) in a tender offer (the "Tender Offer") that is part of the Strategic Restructuring Plan. The formulas will not affect when the options vest or when employees can exercise the options.



    The exercise price of U.S. Office Products Options will be adjusted by applying the following formulas:


     Exercise Price (New) = Exercise Price (Old) X Initial Public Offering Price
                                                   of Common Stock in this
                                                 Offering_______________________
                                                   Trading Price of U.S. Office
                                                   Products' Common Stock
                                                   Pre-School Speciality
                                                   Distribution


    The number of U.S. Office Products Options will be adjusted by applying the following formula:


     Option Shares (New)=Option Shares (Old) X Trading Price of U.S. Office Products' Common Stock Pre-School Speciality Distribution
                               Initial Public Offering Price of Common Stock in
     this Offering

    For all optionees, the "Trading Price of U.S. Office Products Common Stock Pre-School Speciality Distribution" will be the average closing price of U.S. Office Products' common stock for the lesser of (a) ten business days preceding the Distributions, or (b) the number of business days falling between the expiration of the Tender Offer and the completion of the Distributions. The foregoing formula adjustments are intended to preserve for the holder of U.S. Office Products Options the intrinsic value per option, measured as the difference between the market value of one share of U.S. Office Products Common Stock at the time of the School Specialty Distribution and the exercise price of such options. The intrinsic value of the adjusted options will be no greater than the intrinsic value of the options immediately before the Distributions, and the ratio of exercise price to market price will be not less than the ratio immediately before the Distributions.


1998 STOCK INCENTIVE PLAN


    The Company expects to adopt the 1998 Stock Incentive Plan (the "Plan"). The purpose of the Plan is to promote the long-term growth and profitability of the Company by providing employees with incentives to improve stockholder value and contribute to the growth and financial success of the Company, and by enabling the Company to attract, retain and reward highly motivated and qualified employees. The maximum percentage of shares of Company Common Stock that may be issued with respect to awards granted under the Plan is 20% of the outstanding Common Stock of the Company determined immediately after the grant of the award. The maximum number of shares that may be issued with respect to awards granted under the Plan to an individual in a calendar year may not exceed 1.2 million shares. The Plan will be administered by the Compensation Committee of the Board of Directors. All employees of the Company and its subsidiaries, as well as non-employee directors of the Company, are eligible to receive awards under the Plan. The Plan authorizes the Compensation Committee to make awards of stock options, restricted stock, and other stock-based awards. The Compensation Committee will determine the prices (which may not be less than the fair market value on the date of award), vesting schedules, expiration dates and other material conditions under which such awards may be exercised.



    Mr. Ledecky will receive a stock option for Company Common Stock from School Specialty, pursuant to the Plan, as of the Distribution Date. The option is intended to compensate Mr. Ledecky for his services to School Specialty as an employee. The option will cover 7.5% of the outstanding Company Common Stock determined as of the Distribution Date, without regard to the Offering. The option will have a per share exercise price equal to the initial public offering price of the Company Common Stock. The estimated value of this option depends upon the initial public offering price of the School Specialty Common Stock. Based on assumed initial public offering price of $15 (which is equal to the mid-point of the price range set forth on the front cover) and an assumed trading volatility index of the School Specialty Common Stock of 35.0%, the estimated value of the option is $2.5 million. It is expected that Mr. Ledecky's option will become fully vested when granted but will not be exercisable until the 12-month anniversary of the Distribution Date. Mr. Ledecky's option from the Company will be exercisable immediately if Mr. Ledecky dies before the options expire or, if and to the extent that, School Specialty accelerates the exercise schedule of substantially all management options. All unexercised portions of the option will expire ten years after its date of grant or, if applicable, as of the date Mr. Ledecky violates his non-competition agreement with School Specialty.



    The Company expects that Daniel P. Spalding will also receive an option (the "Spalding Option") pursuant to the Plan for 1.9% of the outstanding Common Stock as of the Distribution Date. The Spalding Option is anticipated to have the same terms as Mr. Ledecky's option, including an exercise price equal to the initial public offering price of the Common Stock. The estimated value of this option depends upon the initial public offering price of the School Specialty Common Stock. Based on assumed initial public offering price of $15 (which is equal to the mid-point of the price range set forth on the front cover) and an assumed trading volatility index of the School Specialty Common Stock of 35.0%, the estimated value of the option is $0.6 million. In addition, management currently expects to recommend option grants to certain executive officers of the Company for approximately 5.6% of the Common

Stock concurrent with or following the Offering and the School Specialty Distribution, also at an exercise price equal to the initial public offering price.

DIRECTOR COMPENSATION AND OTHER ARRANGEMENTS


    School Specialty expects to grant non-management directors 15,000 options to purchase School Specialty Common Stock upon their initial election as members of the Board of Directors and thereafter, options to acquire 5,000 shares for each additional year of service. Non-management directors will be paid $1,000 for each meeting attended and will also be reimbursed for all out-of-pocket expenses related to their service as directors.


    Jonathan J. Ledecky entered into a services agreement, as amended, (the "Ledecky Services Agreement") with U.S. Office Products on January 13, 1998, to become effective on the Distribution Date and contingent on the consummation of the Distributions. The Ledecky Services Agreement will expire on September 30, 1998 if none of the Distributions has occurred by that date. If the Ledecky Services Agreement becomes effective, it will replace his November 4, 1997 employment agreement with U.S. Office Products. The principal terms of this agreement, as it is expected to be amended, are summarized herein.


    The Ledecky Services Agreement governs Mr. Ledecky's continuing obligations to U.S. Office Products. Under the Ledecky Services Agreement, Mr. Ledecky will report to the U.S. Office Products' Board and will provide high-level acquisition negotiation services and strategic business advice. Under the agreement, Mr. Ledecky will remain an employee of U.S. Office Products, at an annual salary of $48,000 through June 30, 2001. As a continuing employee of U.S. Office Products, Mr. Ledecky will also retain his existing U.S. Office Products' options despite his reduction in services to U.S. Office Products. U.S. Office Products can terminate Mr. Ledecky's employment only for "cause" where cause consists of (i) his conviction of or guilty or nolo contendere plea to a felony,
(ii) his engaging, despite notice, in conduct demonstrably and materially injurious to U.S. Office Products, or (iii) his violation of the noncompetition agreement as it relates to U.S. Office Products. If Mr. Ledecky resigns or is terminated, he will cease to vest in his U.S. Office Products stock options and will have 90 days to exercise any vested options.



    It is expected that the Company will enter into an employment agreement with Mr. Ledecky to implement its assigned portion of the Ledecky Services Agreement. Under the employment agreement, Mr. Ledecky will report to the Board of Directors and senior management of the Company. In such capacity, Mr. Ledecky will provide high-level acquisition negotiation services and strategic business advice. The Company can require Mr. Ledecky's performance of such services, consistent with his other contractual obligations to Consolidation Capital Corporation, U.S. Office Products and the other Spin-Off Companies. As an employee, Mr. Ledecky will also be subject to the generally applicable personnel policies of the Company and will be eligible for such benefit plans in accordance with their terms. The Company will pay Mr. Ledecky an annual salary of $48,000 for up to two years. The Company may terminate Mr. Ledecky's employment with or without "cause" (as defined as in the Ledecky Services Agreement). If without cause, the termination would entitle Mr. Ledecky to severance equal to his salary for the lesser of 12 months or the remainder of the employment term.



    The Ledecky Services Agreement provides for non-competition and non-solicitation restrictions that continue for four years after the School Specialty Distribution has been completed. These provisions generally restrict Mr. Ledecky from, among other things, investing in or working for or on behalf of any business selling any products or services in direct competition with U.S. Office Products or the Spin-Off Companies (collectively, the "U.S. Office Products Companies"), within 100 miles of any location where any U.S. Office Products Company conducts the competing business. (For this purpose, "products or services" are those that U.S. Office Products offered on January 13, 1998.) Notwithstanding this prohibition, Mr. Ledecky may serve in a policy making role (but not engage in direct personal competition) with respect to the following businesses: (i) certain businesses potentially competitive with Aztec Technology Partners, Inc. if those businesses (A) are acquired by electrical contracting and services businesses, (B) had revenues of no more than $15 million in the prior year and no more than 30% of the revenues of the acquiring business, and (C) have their principal place of business in the same metropolitan area as that of the acquiring business; (ii) businesses selling, supplying, or distributing janitorial or sanitary products or services;
(iii) businesses managing or servicing equipment (other than computers); (iv) businesses providing internet services; or (v) UniCapital Corporation's leasing businesses (which include equipment leasing). The Ledecky Services Agreement prohibits Mr. Ledecky from trying to hire away managerial employees of the U.S. Office Products Companies or from calling upon customers of the U.S. Office Products Companies to solicit or sell products or services in direct competition with the U.S. Office Products Companies. Mr. Ledecky also may not hire away for Consolidation Capital Corporation any person then or in the preceding one year employed by the U.S. Office Products Companies. U.S. Office Products will assign to the Company the ability to enforce the non-competition provisions described above as to its own business, which will then constitute part of Mr. Ledecky's employment agreement with the Company.


EMPLOYMENT CONTRACTS AND RELATED MATTERS


    School Specialty has entered into employment agreements with the following three of its Named Officers that will continue after the School Specialty
Distribution: Daniel P. Spalding (Chairman and Chief Executive Officer), Donald Ray Pate, Jr. (Executive Vice President and President of Re-Print), and Richard
H. Nagel (Executive Vice President and President of Sax Arts & Crafts). After the School Specialty Distribution, the Company intends to enter into an employment agreement with David J. Vander Zanden, who became President and Chief Operating Officer of the Company in March 1998.



    Daniel P. Spalding, Chief Executive Officer of School Specialty, entered into an employment contract with Old School on April 29, 1996. The contract has an initial term of four years but, unless terminated, is automatically extended at the end of each of the last three years of the initial term for another year. Mr. Spalding receives a base salary of at least $180,000 and participates in an incentive bonus plan which provides for an annual bonus up to 100% of base salary upon the attainment of profit and revenue objectives. Following the termination of his employment for any reason, Mr. Spalding has agreed not to compete with School Specialty for a period equal to the longer of two years or, in the case of early termination, the years remaining on his contract. If Mr. Spalding is terminated without cause, as defined in the contract, he is entitled to his entire base salary for the years remaining on the contract. In addition, Mr. Spalding may terminate his contract for good cause (e.g., a material, adverse change in his position or responsibilities or any material breach on the part of School Specialty) or within five days of a change in control of School Specialty. The contract defines a change of control to mean: (i) the acquisition of beneficial ownership of 50% or more of voting securities of School Specialty by any person other than U.S. Office Products; (ii) a loss of majority status by the combination of members of U.S. Office Products' Board at the time of its initial public offering and any Board members installed by a two-thirds vote of the then-present initial Directors or any Directors subsequently installed by them; (iii) any reorganization of U.S. Office Products unless 75% of the beneficial ownership of U.S. Office Products voting securities remains in the same hands; or (iv) U.S. Office Products or more than 49% of its assets are liquidated. Following the completion of the Offering, the Company expects to enter into an amendment to Mr. Spalding's employment agreement in respect of the change of control provisions to reflect the Company's public status.


    Donald Ray Pate, Jr., serves as President of Re-Print and entered into an employment contract with Re-Print on July 26, 1996 to serve as its President. The contract runs for four years but provides for two automatic one-year extensions unless Re-Print gives 60 days written notice of its intent not to renew. Mr. Pate's annual base salary is $125,000, and he participates in an executive compensation program developed by U.S. Office Products. Following the termination of his employment for any reason, Mr. Pate has agreed not to compete with Re-Print for the longer of two years or until the end of the contractual term. If Mr. Pate is terminated without cause, he is entitled to receive his base salary for three months or until the end of the initial contractual term, whichever period is greater.


    Richard H. Nagel, President of Sax Arts & Crafts, entered into a four-year employment contract with Sax Arts & Crafts on June 27, 1997 to serve as its President. Mr. Nagel's annual base salary is at least $125,000, and he participates in School Specialty's management bonus program. Following the termination of his employment for any reason, Mr. Nagel has agreed not to compete with Sax Arts & Crafts for one year. If Mr. Nagel is terminated without cause, he is entitled to receive his base salary for one year or until the end of the contractual term, whichever period is lesser.



    David J. Vander Zanden became President and Chief Operating Officer in March 1998. After the School Specialty Distribution, School Specialty expects to enter into an employment contract with Mr. Vander Zanden with an initial term of two years, with automatic two-year extensions unless School Specialty or Mr. Vander Zanden gives 90 days written notice of either party's intent not to renew. School Specialty expects that Mr. Vander Zanden's employment contract will provide for a base salary of $225,000 and participation in an incentive bonus plan based upon the attainment of profit and revenue objectives. School Specialty also expects that Mr. Vander Zanden's employment contract will contain a covenant not to compete upon termination of the agreement, and provide Mr. Vander Zanden the right to terminate the agreement upon a change of control in School Specialty, with change of control to be defined in the agreement. School Specialty also expects to grant options to Mr. Vander Zanden on or shortly after the Distribution.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The School Specialty Board will create a Compensation Committee, immediately following the Offering. The Compensation Committee will be charged with determining the compensation of all executive officers. Until the Compensation Committee of the School Specialty Board is created, decisions regarding compensation of the executive officers will be made by the School Specialty Board. No member of the School Specialty Board has ever been an officer of School Specialty or any of its subsidiaries, except that Mr. Spalding is the Chief Executive Officer of School Specialty. In addition, Mr. Ledecky was the Chief Executive Officer of U.S. Office Products until November 5, 1997 and will be the Chairman of U.S. Office Products until the Distribution Date.

                              CERTAIN TRANSACTIONS


    On April 29, 1996, U.S. Office Products acquired Old School in a business combination accounted for under the pooling-of-interests method in which 2,307,693 shares of U.S. Office Products Common Stock were issued as consideration. Current officers of School Specialty who received shares of U.S. Office Products Common Stock in the transaction include Daniel P. Spalding (309,766 shares, and an additional 30,018 through an IRA for his benefit), Michael J. Killoren (27,018 shares), and Donald J. Noskowiak (27,018 shares). In addition, John S. Spalding (Daniel P. Spalding's father) received 661 shares and an additional 60,034 through an IRA for his benefit, the Patricia M. Spalding Revocable Trust received 70,923 shares, Joanne Lee Killoren received 60,304 shares, Donald Killoren (Michael J. Killoren's father) received 60,778 shares and Leo C. McKenna received 278,005 shares. The other parties to the foregoing transactions had no relationship to the Company or U.S. Office Products Company at the time such transactions were entered into, and accordingly, the Company believes that these transactions were as favorable as could be negotiated with third parties.



    U.S. Office Products acquired Re-Print on July 26, 1996 in a business combination accounted for under the pooling-of-interests method in which it issued 1,950,000 shares of U.S. Office Products Common Stock as consideration. In that transaction, Donald Ray Pate, Jr., President of Re-Print, received 1,076,028 shares of U.S. Office Products Common Stock for his interest in Re-Print. Other shareholders related to Mr. Pate who received shares of U.S. Office Products Common Stock in the merger were Celita Pate Carmichael (30,240 shares), Phillip S. Pate (85,351 shares), Richard K. Pate (73,921 shares), and Mary K. Pate (116,505 shares). The other parties to the foregoing transactions had no relationship to the Company or U.S. Office Products Company at the time such transactions were entered into, and accordingly, the Company believes that these transactions were as favorable as could be negotiated with third parties.



    On March 20, 1998, School Specialty acquired substantially all of the assets of the catalog division of Education Access, Inc., a debtor in possession under Chapter 11 of the United States Bankruptcy Code. In this transaction, the secured creditors of Education Access received all of the consideration paid by School Specialty. Lillian R. Kellogg, President of School Specialty's Education Access Division, owns approximately 40% of the capital stock of Education Access. This transaction was the subject of arm's length negotiation between School Specialty and the secured creditors of Education Access, Inc.



    School Specialty's main office and warehouse facility, a 120,000 square foot building located in Appleton, Wisconsin, is leased from Bluemound Corporation. John S. Spalding, a former member of the Board of Old School and the father of Daniel P. Spalding, Chairman of the Board and Chief Executive Officer of School Specialty, holds a one-third stake in Bluemound. Donald Killoren, father of Michael J. Killoren, an officer of School Specialty, also holds a one-third stake in Bluemound. The lease provides for annual payments of $196,000 through December 31, 2001. The Company believes that this transaction was as favorable as could be negotiated with third parties.


    For a discussion of matters related to the spin-off of the Company from U.S. Office Products, see "The Spin-Off From U.S. Office Products".

    For a discussion of transactions between the Company and Mr. Ledecky, see "Management-- Director Compensation and Other Arrangements".

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth the number and percentage of School Specialty Common Stock beneficially owned by the following persons, after giving effect to the School Specialty Distribution, the Offering and the sale of 250,000 shares of School Specialty Common Stock to Messrs. Spalding, Vander Zanden and Pate, based on their beneficial ownership of U.S. Office Products common stock on April 1, 1998 (assuming that each person (other than Mr. Pate) tendered his pro rata share of the 37,037,037 shares of U.S. Office Products common stock tendered for as part of its Strategic Restructuring Plan and that the Underwriters' overallotment option is not exercised): (i) all persons known by School Specialty to own beneficially more than 5% of U.S. Office Products common stock, (ii) each director and each Named Officer who is a stockholder, and (iii) all directors and executive officers as a group. All persons listed below have sole voting and investment power with respect to their shares, unless otherwise indicated. Except as otherwise indicated, the business address of each of the following is 1000 North Bluemound Drive, Appleton, Wisconsin 54914.



                                                             PRIOR TO THE OFFERING           AFTER THE OFFERING
                                                          ----------------------------  ----------------------------
                                                           NUMBER OF     PERCENT OF      NUMBER OF     PERCENT OF
                                                            SHARES       OUTSTANDING      SHARES       OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER                         OWNED         SHARES          OWNED         SHARES
--------------------------------------------------------  -----------  ---------------  -----------  ---------------
Daniel P. Spalding......................................       17,248(1)        *           150,581           1.0%
Ronald Suchodolski......................................
Jonathan J. Ledecky.....................................      209,089(2)          1.7%      209,089           1.4
Richard H. Nagel........................................
Donald Ray Pate, Jr.....................................       92,657(3)        *           159,324           1.1
Douglas Moskonas........................................          646(1)        *               646         *
Leo C. McKenna..........................................        1,127         *               1,127         *
All current executive officers and directors as a group
  (13 persons)..........................................      323,444           2.6         573,444           2.5

5% STOCKHOLDERS
FMR Corp.(4)............................................    1,356,629          11.0       1,356,629           9.2
  82 Devonshire Street
  Boston, MA 02109
Massachusetts Financial Services Company(4).............      711,526           5.8         111,526           4.9
  500 Boylston Street
  Boston, MA 02116


------------------------

*   Less than 1%.


(1) Does not include shares underlying U.S. Office Products Options which are exercisable within 60 days following the School Specialty Distribution. The number of such shares will be adjusted as described under "Management--Replacement of U.S. Office Products' Options".



(2) Does not include shares underlying Mr. Ledecky's options described under "Management--Director Compensation and Other Arrangements", none of which are exercisable within the next twelve months.



(3) Mr. Pate has entered into hedging arrangements that place a ceiling and a floor on the price of certain of his shares of U.S. Office Products common stock.



(4) Based upon a Schedule 13G for U.S. Office Products filed with the Securities and Exchange Commission.

                 DESCRIPTION OF SCHOOL SPECIALTY CAPITAL STOCK

GENERAL


    Set forth below is a summary of the terms of School Specialty's Capital Stock. At the time of the School Specialty Distribution, the Company's authorized capital stock will consist of 150,000,000 shares of School Specialty Common Stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"). At the time of the School Specialty Distribution, the Company is expected to have outstanding approximately 12,299,593 shares of School Specialty Common Stock and no shares of Preferred Stock.


COMMON STOCK

    The holders of School Specialty Common Stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors.

    Subject to the rights of any then outstanding shares of Preferred Stock, the holders of School Specialty Common Stock are entitled to such dividends as may be declared in the discretion of the Board of Directors out of funds legally available therefor. See "Dividend Policy". The holders of School Specialty Common Stock are entitled to share ratably in the net assets of School Specialty upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding. The holders of School Specialty Common Stock have no preemptive rights to purchase shares of stock of School Specialty. Shares of School Specialty Common Stock are not subject to any redemption provisions and are not convertible into any other securities of School Specialty. All of the shares of School Specialty Common Stock to be distributed pursuant to the Distribution will be fully paid and nonassessable.

PREFERRED STOCK

    The Preferred Stock may be issued from time to time by the School Specialty Board of Directors as shares of one or more classes or series. Subject to the provisions of School Specialty's Certificate of Incorporation and limitations prescribed by law, the School Specialty Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the Preferred Stock, in each case without any further action or vote by the stockholders. School Specialty has no current plans to issue any shares of Preferred Stock of any class or series.

    One of the effects of undesignated Preferred Stock may be to enable the School Specialty Board of Directors to render more difficult or to discourage an attempt to obtain control of School Specialty by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of School Specialty's management. The issuance of shares of the Preferred Stock pursuant to the School Specialty Board of Directors' authority described above may adversely affect the rights of the holders of School Specialty Common Stock. For example, Preferred Stock issued by School Specialty may rank prior to School Specialty Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of School Specialty Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for School Specialty Common Stock or may otherwise adversely affect the market price of School Specialty Common Stock.

STATUTORY BUSINESS COMBINATION PROVISION


    School Specialty is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate, or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined as any person who is: (i) the owner of 15% or more of the outstanding voting stock of the corporation; or (ii) an affiliate or associate of the corporation if such affiliate or associate was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.


    A corporation may, at its option, exclude itself from the coverage of
Section 203 by amending its certificate of incorporation or bylaws, by action of its stockholders, to exempt itself from coverage, provided that such bylaws or certificate of incorporation amendment shall not become effective until 12 months after the date it is adopted. School Specialty has not adopted such an amendment to its Certificate of Incorporation or Bylaws. Under the Company's Certificate of Incorporation, the affirmative vote of a majority of the directors is required to approve an interested stockholder transaction except for certain statutory business combinations governed by Section 203, which require the affirmative vote of 66 2/3 of the directors to approve such transactions.


PROVISIONS OF SCHOOL SPECIALTY'S CERTIFICATE OF INCORPORATION AND BYLAWS
  AFFECTING CHANGE OF CONTROL


    The Board of Directors of School Specialty is contemplating adoption of certain amendments to the Certificate of Incorporation or Bylaws that may, if adopted, provide the School Specialty Board with more negotiating leverage by delaying or making more difficult unsolicited acquisitions or changes of control of School Specialty. It is believed that such provisions will enable School Specialty to develop its business in a manner that will foster its long-term growth without disruption caused by the threat of a takeover not deemed by the School Specialty Board to be in the best interests of School Specialty and its stockholders. Such provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change of control of School Specialty, although such proposals, if made, might be considered desirable by a majority of School Specialty's stockholders. Such provisions may also have the effect of making it more difficult for third parties to cause the replacement of the management of School Specialty without concurrence of the School Specialty Board. These provisions include: (i) the availability of capital stock for issuance from time to time at the discretion of the School Specialty Board (see "--Preferred Stock" above); (ii) the classification of the School Specialty Board into three classes, each of which serves for a term of three years; (iii) prohibition on stockholders acting by written consent in lieu of a meeting; (iv) limitation on stockholders calling a special meeting of stockholders; (v) requirements for advance notice for raising business or making nominations at stockholders' meetings; and (vi) the requirement of a supermajority vote to amend School Specialty's Bylaws.

    CLASSIFIED BOARD

    School Specialty's Certificate of Incorporation may include provisions dividing the School Specialty Board's membership into three classes, each of which serves until the third succeeding annual meeting with one class being elected at each annual meeting of stockholders. Under Delaware law, each class will be as nearly equal in number as possible. As a result, at least two annual meetings of stockholders may be required for School Specialty's stockholders to change a majority of the members of the School Specialty Board. School Specialty believes that a classified board of directors will assure continuity and stability of School Specialty's management and policies, without diminishing accountability to stockholders. School Specialty's classified Board will ensure that a majority of directors at any given time will have experience in the business and competitive affairs of School Specialty.

    NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS


    The Certificate of Incorporation and Bylaws may provide that stockholder action can be taken only at an annual or special meeting and cannot be taken by written consent in lieu of a meeting. The Certificate of Incorporation and Bylaws also provide that special meetings of the stockholder can be called only by the Chairman of the Board, the Chief Executive Officer, a vote of the majority of the entire board, or by holders of at least 33 1/3% of the outstanding shares of School Specialty stock entitled to vote generally for the election of directors.


    ADVANCE NOTICE FOR RAISING BUSINESS OR MAKING NOMINATIONS AT MEETINGS


    The Bylaws may establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual or special meeting at which directors are to be elected. Only such business may be conducted at an annual meeting of stockholders as has been brought before the meeting by, or at the direction of, the School Specialty Board, or by a stockholder who has given to the Secretary of School Specialty timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. The chairman of such meeting has the authority to make the determination of whether business has been properly brought before such meeting. Only persons who are nominated by, or at the direction of, the School Specialty Board, or who are nominated by a stockholder who has given timely written notice, in proper form, to the Secretary prior to a meeting at which directors are to be elected will be eligible for election as directors of School Specialty. These provisions are intended to establish orderly procedures for the conduct of School Specialty's business and to allow the Board of Directors adequate time to evaluate and respond to stockholder initiatives. They may have the effect of impeding the ability of a stockholder to present proposals or make nominations in a change of control context if the requisite notice provisions cannot be satisfied.


    AMENDMENT OF BYLAWS

    The Certificate of Incorporation may require a vote of at least 66 2/3% of the outstanding School Specialty Common Stock for the stockholders to amend the Bylaws. This super-majority requirement could make it more difficult for stockholders to compel Board action by the School Specialty Board by amending the Bylaws to require actions not presently permitted by the Bylaws.

RIGHTS PLAN

    School Specialty may consider adoption of a shareholder rights plan or "poison pill." As with the Certificate of Incorporation and Bylaw provisions discussed above, if such a plan is adopted, it could render more difficult or discourage an attempt to obtain control of School Specialty. However, such a plan might also provide the School Specialty Board with more negotiating leverage by delaying or making more difficult unsolicited acquisitions or changes of control of School Specialty.

LIMITATION ON DIRECTORS' LIABILITIES

    Pursuant to School Specialty's Certificate of Incorporation and under Delaware law, directors of School Specialty are not liable to School Specialty or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the School Specialty Common Stock will be American Stock Transfer & Trust Company.

                                    EXPERTS


    The consolidated financial statements of School Specialty as of April 30, 1996 and April 26, 1997, for the four months ended April 30, 1996, and for the year ended April 30, 1997, included in this Prospectus, have been so included in reliance on the January 13, 1998 (except for Note 1 and the last paragraph of Note 3, which are as of May 14, 1998) report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



    The consolidated financial statements of School Specialty for the years ended December 31, 1995 and December 31, 1994 included in this Prospectus, except as they relate to The Re-Print Corporation for the years ended December 31, 1995 and December 31, 1994, have been audited by Ernst & Young, independent accountants, and insofar as they relate to The Re-Print Corporation for such periods, by BDO Seidman, LLP, independent accountants, whose report dated February 8, 1996 thereon appears herein. Such consolidated financial statements have been so included in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.


    The consolidated financial statements of American Academic Suppliers Holding Corporation and Subsidiary as of December 31, 1995 and December 31, 1996 and for the years then ended included in this Prospectus have been so included in reliance on the February 24, 1997 report of Altschuler, Melvoin and Glasser LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The consolidated financial statements of Sax Arts and Crafts, Inc. as of December 16, 1995 and December 25, 1996, and for the three years in the period ended December 25, 1996, included in this Prospectus, have been so included in reliance on the February 3, 1998 report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                               VALIDITY OF SHARES

    The validity of shares of School Specialty Common Stock offered hereby will be passed upon on behalf of School Specialty and U.S. Office Products by Wilmer, Cutler & Pickering, Washington, D.C. and on behalf of the Underwriters by Sullivan & Cromwell, Washington, D.C.

                             ADDITIONAL INFORMATION

    School Specialty has filed with the SEC a Registration Statement on Form S-1 (including exhibits, schedules, and amendments thereto, the "School Specialty Form S-1") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to School Specialty Common Stock. This Prospectus, while forming a part of the School Specialty Form S-1, does not contain all of the information set forth in the School Specialty Form S-1. Reference is hereby made to the School Specialty Form S-1 for further information with respect to School Specialty. Statements contained herein concerning the provisions of documents filed as exhibits to the School Specialty Form S-1 are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

    The School Specialty Form S-1 is available for inspection and copying at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the Regional Offices of the SEC at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such information can be obtained by mail from the Public Reference Branch of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates or on the Internet at http://www.sec.gov.

    Following the School Specialty Distribution, School Specialty will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, will file reports, proxy statements and other information with the SEC that will be available for inspection and copying at the SEC's public reference facilities referred to above. Copies of such material can be obtained by mail at prescribed rates by writing to the Public Reference Branch of the SEC at the address referred to above.

    School Specialty intends to furnish its stockholders annual reports containing financial statements audited by its independent auditor. School Specialty does not intend to furnish its stockholders quarterly reports.

    Holders of School Specialty Common Stock having inquiries related to their investment in School Specialty should contact Daniel P. Spalding, Chief Executive Officer, at 1000 North Bluemound Drive, P.O. Box 1579, Appleton, Wisconsin 54914, telephone (920) 734-2756.

                            ------------------------


    Childcraft Education Corp.-Registered Trademark- is a trademark of Childcraft Education Corp. School Specialty-Registered Trademark- and Education Access-Registered Trademark- are trademarks of School Specialty. Gresswell is a common law trademark of School Specialty.

                             SCHOOL SPECIALTY, INC.
                         INDEX TO FINANCIAL STATEMENTS


                                                                                          PAGE
                                                                                          -----
SCHOOL SPECIALTY, INC.
  Historical Financial Statements....................................................
    Report of Price Waterhouse LLP, Independent Accountants..........................         F-2
    Report of Ernst & Young LLP, Independent Auditors................................         F-3
    Report of BDO Seidman, LLP, Independent Auditors.................................         F-4
    Consolidated Balance Sheet as of April 30, 1996, April 26, 1997 and January 24,
     1998 (unaudited)................................................................         F-5
    Consolidated Statement of Operations for the years ended December 31, 1994 and
     1995, the four months ended April 30, 1996, the fiscal year ended April 26, 1997 and the nine months ended January 25, 1997 (unaudited) and January 24, 1998
     (unaudited).....................................................................         F-6
    Consolidated Statement of Stockholder's (Deficit) Equity for the years ended
     December 31, 1994 and 1995, the four months ended April 30, 1996, the fiscal year ended April 26, 1997 and the nine months ended January 24, 1998
     (unaudited).....................................................................         F-7
    Consolidated Statement of Cash Flows for the years ended December 31, 1994 and
     1995, the four months ended April 30, 1996, the fiscal year ended April 26, 1997 and the nine months ended January 25, 1997 (unaudited) and January 24, 1998
     (unaudited).....................................................................         F-8
    Notes to Consolidated Financial Statements.......................................        F-10
  Pro Forma Financial Statements.....................................................
    Introduction to Pro Forma Financial Information..................................        F-26
    Pro Forma Combined Balance Sheet as of January 24, 1998 (unaudited)..............        F-28
    Pro Forma Combined Statement of Income for the nine months ended January 24, 1998
     (unaudited).....................................................................        F-29
    Pro Forma Combined Statement of Income for the nine months ended January 25, 1997
     (unaudited).....................................................................        F-30
    Pro Forma Combined Statement of Income for the fiscal year ended April 26, 1997
     (unaudited).....................................................................        F-31
    Notes to Pro Forma Combined Financial Statements.................................        F-32

AMERICAN ACADEMIC SUPPLIERS HOLDING CORPORATION AND SUBSIDIARY
  Report of Altschuler, Melvoin and Glasser LLP, Independent Accountants.............        F-34
  Consolidated Balance Sheets as of December 31, 1995 and 1996 and September 30, 1997
    (unaudited)......................................................................        F-35
  Consolidated Statement of Operations for the years ended December 31, 1995 and 1996
    and the nine months ended September 30, 1996 (unaudited) and 1997 (unaudited)....        F-36
  Consolidated Statement of Changes in Shareholders' Equity for the years ended
    December 31, 1995 and 1996 and the nine months ended September 30, 1997
    (unaudited)......................................................................        F-37
  Consolidated Statement of Cash Flows for the years ended December 31, 1995 and 1996
    and the nine months ended September 30, 1996 (unaudited) and 1997 (unaudited)....        F-38
  Notes to the Consolidated Financial Statements.....................................        F-39

SAX ARTS & CRAFTS, INC.
  Report of Price Waterhouse LLP, Independent Accountants............................        F-44
  Balance Sheets as of December 16, 1995, and December 25, 1996 and June 29, 1997
    (unaudited)......................................................................        F-45
  Statements of Operations for the years ended December 17, 1994, December 16, 1995 and December 25, 1996 and the six months ended June 30, 1996 (unaudited) and June
    29, 1997 (unaudited).............................................................        F-46
  Statements of Shareholders' Equity for the years ended December 17, 1994, December
    16, 1995 and December 25, 1996 and the six months ended June 29, 1997
    (unaudited)......................................................................        F-47
  Statements of Cash Flows for the years ended December 17, 1994, December 16, 1995 and December 25, 1996 and the six months ended June 30, 1996 (unaudited) and June
    29, 1997 (unaudited).............................................................        F-48
  Notes to Financial Statements......................................................        F-49

                       REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS
OF SCHOOL SPECIALTY, INC.

    In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholder's equity and of cash flows present fairly, in all material respects, the financial position of School Specialty, Inc. (the "Company") and its subsidiaries at April 30, 1996 and April 26, 1997, and the results of their operations and their cash flows for the four months ended April 30, 1996 and the fiscal year ended April 26, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP


Minneapolis, Minnesota
January 13, 1998, except for Note 1 and the last paragraph of Note 3, which are as of May 14, 1998

                         REPORT OF INDEPENDENT AUDITORS

BOARD OF DIRECTORS
SCHOOL SPECIALTY, INC.

    We have audited the accompanying consolidated statements of operations, consolidated statement of stockholder's (deficit) equity and cash flows of School Specialty, Inc. (the Company) for the years ended December 31, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Re-Print Corporation, a wholly owned subsidiary, which statements reflect total revenues of $30,798,000 and $24,140,000 for the years ended December 31, 1995 and 1994, respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Re-Print Corporation, is based solely on the report of the other auditors.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, based on our audits and report of other auditors, the financial statements referred to above present fairly, in all material respects, the results of the Company's operations and its cash flows for the years December 31, 1995 and 1994, in conformity with generally accepted accounting principles.

ERNST & YOUNG LLP
Milwaukee, Wisconsin
February 2, 1996

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
  The Re-Print Corporation
  Birmingham, Alabama

    We have audited the accompanying balance sheets of The Re-Print Corporation as of December 31, 1995 and 1994, and the related statements of income, stockholders' equity, and cash flows for the years then ended (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Re-Print Corporation at December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

BDO Seidman, LLP

Atlanta, Georgia
February 8, 1996

                             SCHOOL SPECIALTY, INC.

                           CONSOLIDATED BALANCE SHEET

                                 (IN THOUSANDS)

                                                            APRIL 30,    APRIL 26,   JANUARY 24,
                                                              1996         1997          1998
                                                           -----------  -----------  ------------
                                                                                     (UNAUDITED)
                                             ASSETS
Current assets:
  Cash and cash equivalents..............................   $      46    $            $
  Accounts receivable, less allowance for doubtful
    accounts of $202, $471 and $724, respectively........      13,129       17,232        41,530
  Inventories............................................      20,276       24,461        32,946
  Prepaid expenses and other current assets..............       5,556       10,331         8,997
                                                           -----------  -----------  ------------
      Total current assets...............................      39,007       52,024        83,473

Property and equipment, net..............................       7,647       14,478        20,489
Intangible assets, net...................................       7,142       20,824        94,651
Other assets.............................................         777          359         2,594
                                                           -----------  -----------  ------------
      Total assets.......................................   $  54,573    $  87,685    $  201,207
                                                           -----------  -----------  ------------
                                                           -----------  -----------  ------------

                         LIABILITIES AND STOCKHOLDER'S (DEFICIT) EQUITY
Current liabilities:
  Short-term debt........................................   $  25,887    $     262    $      272
  Short-term payable to U.S. Office Products.............                   26,692        16,873
  Accounts payable.......................................      11,933        9,091        11,951
  Accrued compensation...................................         785          860         5,502
  Other accrued liabilities..............................       4,065          659         5,262
                                                           -----------  -----------  ------------
      Total current liabilities..........................      42,670       37,564        39,860

Long-term debt...........................................      15,031          566           385
Long-term payable to U.S. Office Products................                   33,226        62,470
Deferred income taxes....................................       1,139
                                                           -----------  -----------  ------------
      Total liabilities..................................      58,840       71,356       102,715
                                                           -----------  -----------  ------------
Commitments and contingencies

Stockholder's (deficit) equity:
  Divisional equity......................................       7,487       19,985        93,313
  Retained (deficit) earnings............................     (11,754)      (3,656)        5,179
                                                           -----------  -----------  ------------
      Total stockholder's (deficit) equity...............      (4,267)      16,329        98,492
                                                           -----------  -----------  ------------
      Total liabilities and stockholder's (deficit)
      equity.............................................   $  54,573    $  87,685    $  201,207
                                                           -----------  -----------  ------------
                                                           -----------  -----------  ------------

          See accompanying notes to consolidated financial statements.

                             SCHOOL SPECIALTY, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                 (IN THOUSANDS)


                                           FOR THE               FOR THE FOUR   FOR THE FISCAL         FOR THE NINE
                                          YEAR ENDED             MONTHS ENDED     YEAR ENDED           MONTHS ENDED
                                ------------------------------  --------------  --------------  --------------------------
                                 DECEMBER 31,    DECEMBER 31,     APRIL 30,       APRIL 26,     JANUARY 25,   JANUARY 24,
                                     1994            1995            1996            1997           1997          1998
                                --------------  --------------  --------------  --------------  ------------  ------------
                                                                                                       (UNAUDITED)
Revenues......................   $    119,510    $    150,482     $   28,616     $    191,746    $  159,977    $  247,880
Cost of revenues..............         87,750         105,757         20,201          136,577       114,380       176,501
                                --------------  --------------  --------------  --------------  ------------  ------------
      Gross profit............         31,760          44,725          8,415           55,169        45,597        71,379

Selling, general and
  administrative expenses.....         27,281          39,869         10,307           43,462        33,396        50,999
Non-recurring acquisition
  costs.......................                                         1,122            1,792         1,792
Restructuring costs...........                          2,532                             194
                                --------------  --------------  --------------  --------------  ------------  ------------
      Operating income
        (loss)................          4,479           2,324         (3,014)           9,721        10,409        20,380

Other (income) expense:
    Interest expense..........          3,007           5,536          1,461            4,197         3,358         4,100
    Interest income...........                                            (6)                          (101)         (109)
    Other.....................            (86)            (18)            67             (196)         (204)          441
                                --------------  --------------  --------------  --------------  ------------  ------------
Income (loss) before provision
  for (benefit from) income
  taxes.......................          1,558          (3,194)        (4,536)           5,720         7,356        15,948
Provision for (benefit from)
  income taxes................            218             173            139           (2,412)        3,750         7,113
                                --------------  --------------  --------------  --------------  ------------  ------------
Net income (loss).............   $      1,340    $     (3,367)    $   (4,675)    $      8,132    $    3,606    $    8,835
                                --------------  --------------  --------------  --------------  ------------  ------------
                                --------------  --------------  --------------  --------------  ------------  ------------
Weighted average shares
  outstanding:
  Basic.......................          5,062           6,562          8,611           10,003         9,553        12,751
  Diluted.....................          5,078           6,669          8,789           10,196         9,758        13,020
Net income (loss) per share:
  Basic.......................   $       0.26    $      (0.51)    $    (0.54)    $       0.81    $     0.38    $     0.69
  Diluted.....................   $       0.26    $      (0.50)    $    (0.53)    $       0.80    $     0.37    $     0.68


          See accompanying notes to consolidated financial statements.

                             SCHOOL SPECIALTY, INC.

            CONSOLIDATED STATEMENT OF STOCKHOLDER'S (DEFICIT) EQUITY

                                 (IN THOUSANDS)


                                                                                       TOTAL
                                                                      RETAINED     STOCKHOLDER'S
                                                        DIVISIONAL    (DEFICIT)      (DEFICIT)
                                                          EQUITY      EARNINGS        EQUITY
                                                        -----------  -----------  ---------------
Balance at December 31, 1993..........................   $   5,247    $  (4,780)     $     467
  Issuance of Pooled Company common stock for cash....          80                          80
  Cash dividends declared at Pooled Companies.........                      (60)           (60)
  Net income..........................................                    1,340          1,340
                                                        -----------  -----------  ---------------

Balance at December 31, 1994..........................       5,327       (3,500)         1,827
  Transactions of Pooled Companies:
    Issuance of warrants..............................         672                         672
    Issuance of Pooled Company common stock for cash..         500                         500
    Repurchase of treasury stock......................         (92)                        (92)
    Cash dividends declared and paid..................                     (160)          (160)
  Net loss............................................                   (3,367)        (3,367)
                                                        -----------  -----------  ---------------

Balance at December 31, 1995..........................       6,407       (7,027)          (620)
  Transactions of Pooled Companies:
    Exercise of warrants..............................       1,080                       1,080
    Cash dividends declared and paid..................                      (52)           (52)
  Net loss............................................                   (4,675)        (4,675)
                                                        -----------  -----------  ---------------

Balance at April 30, 1996.............................       7,487      (11,754)        (4,267)
  Transactions of Pooled Companies:
    Exercise of warrants and stock options............       1,979                       1,979
    Retirement of treasury stock......................          34          (34)
  Issuances of U.S. Office Products Company common
    stock in conjunction with acquisitions............      10,485                      10,485
  Net income..........................................                    8,132          8,132
                                                        -----------  -----------  ---------------

Balance at April 26, 1997.............................      19,985       (3,656)        16,329
Unaudited data:
  Issuances of U.S. Office Products Company common
    stock in conjunction with acquisitions............       3,566                       3,566
  Capital contribution by U.S. Office Products........      69,762                      69,762
  Net income..........................................                    8,835          8,835
                                                        -----------  -----------  ---------------
Balance at January 24, 1998 (unaudited)...............   $  93,313    $   5,179      $  98,492
                                                        -----------  -----------  ---------------
                                                        -----------  -----------  ---------------


          See accompanying notes to consolidated financial statements.

                             SCHOOL SPECIALTY, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                FOR THE FOUR
                                                                                   MONTHS      FOR THE FISCAL  FOR THE NINE
                                                     FOR THE YEAR ENDED             ENDED        YEAR ENDED    MONTHS ENDED
                                              --------------------------------  -------------  --------------  ------------
                                               DECEMBER 31,     DECEMBER 31,      APRIL 30,      APRIL 26,     JANUARY 25,
                                                   1994             1995            1996            1997           1997
                                              ---------------  ---------------  -------------  --------------  ------------
                                                                                                               (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).........................     $   1,340        $  (3,367)      $  (4,675)     $    8,132     $    3,606
  Adjustment to reconcile net income (loss)
    to net cash provided by (used in)
    operating activities:
      Depreciation and amortization
        expense.............................         1,719            2,927             674           2,106          1,570
      Non-recurring acquisition costs.......                                          1,122           1,792          1,792
      Other.................................           231              277             118             115             73
      Changes in current assets and
        liabilities (net of assets acquired
        and liabilities assumed in business
        combinations accounted for under the
        purchase method):
          Accounts receivable...............        (2,226)           2,666           3,727           1,277           (629)
          Inventory.........................         4,365           (2,523)         (4,376)          2,737          9,816
          Prepaid expenses and other current
            assets..........................          (989)            (338)           (443)         (2,361)        (1,509)
          Accounts payable..................        (4,367)           2,642           3,459          (6,969)       (12,376)
          Accrued liabilities...............          (341)           2,544            (784)         (5,911)         1,866
                                                   -------          -------     -------------  --------------  ------------
              Net cash provided by (used in)
                operating activities........          (268)           4,828          (1,178)            918          4,209
                                                   -------          -------     -------------  --------------  ------------
Cash flows from investing activities:
  Cash paid in acquisitions, net of cash
    received................................        (2,106)          (5,389)                         (7,734)        (7,609)
  Payments of non-recurring acquisition
    costs...................................                                         (1,122)         (1,792)        (1,725)
  Additions to property and equipment.......          (630)            (881)           (120)         (7,216)        (5,317)
  Other.....................................          (120)             178             414
                                                   -------          -------     -------------  --------------  ------------
              Net cash used in investing
                activities..................        (2,856)          (6,092)           (828)        (16,742)       (14,651)
                                                   -------          -------     -------------  --------------  ------------
Cash flows from financing activities:
  Proceeds from issuance of common stock....            80              500           1,080           1,979          1,979
  Proceeds from issuance of long-term
    debt....................................         1,850            1,715                             750          1,160
  Payments of long-term debt................        (2,023)          (1,488)           (194)        (16,962)       (17,164)
  Proceeds from (payments of) short-term
    debt, net...............................         3,295              655           1,263         (29,908)       (29,775)
  Advances from U.S. Office Products
    Company.................................                                                         59,919         55,029
  Capital contribution by U.S. Office
    Products................................
  Payments of dividends at Pooled
    Companies...............................                           (134)           (138)
  Purchase of treasury stock at Pooled
    Company.................................                            (92)
                                                   -------          -------     -------------  --------------  ------------
              Net cash provided by financing
                activities..................         3,202            1,156           2,011          15,778         11,229
                                                   -------          -------     -------------  --------------  ------------
Net increase (decrease) in cash and cash
  equivalents...............................            78             (108)              5             (46)           787
Cash and cash equivalents at beginning of
  period....................................            71              149              41              46             46
                                                   -------          -------     -------------  --------------  ------------
Cash and cash equivalents at end of
  period....................................     $     149        $      41       $      46      $              $      833
                                                   -------          -------     -------------  --------------  ------------
                                                   -------          -------     -------------  --------------  ------------
Supplemental disclosures of cash flow
  information:
      Interest paid.........................     $   2,850        $   5,564       $   1,461      $      456     $      630
      Income taxes paid (refunded)..........     $     236        $       9       $      (3)     $     (132)    $     (139)


                                              JANUARY 24,
                                                  1998
                                              ------------

Cash flows from operating activities:
  Net income (loss).........................   $    8,835
  Adjustment to reconcile net income (loss)
    to net cash provided by (used in)
    operating activities:
      Depreciation and amortization
        expense.............................        3,382
      Non-recurring acquisition costs.......
      Other.................................           43
      Changes in current assets and
        liabilities (net of assets acquired
        and liabilities assumed in business
        combinations accounted for under the
        purchase method):
          Accounts receivable...............       (6,450)
          Inventory.........................        9,590
          Prepaid expenses and other current
            assets..........................        3,844
          Accounts payable..................       (6,593)
          Accrued liabilities...............        2,741
                                              ------------
              Net cash provided by (used in)
                operating activities........       15,392
                                              ------------
Cash flows from investing activities:
  Cash paid in acquisitions, net of cash
    received................................      (92,076)
  Payments of non-recurring acquisition
    costs...................................
  Additions to property and equipment.......       (4,095)
  Other.....................................         (366)
                                              ------------
              Net cash used in investing
                activities..................      (96,537)
                                              ------------
Cash flows from financing activities:
  Proceeds from issuance of common stock....
  Proceeds from issuance of long-term
    debt....................................
  Payments of long-term debt................       (6,200)
  Proceeds from (payments of) short-term
    debt, net...............................       (1,841)
  Advances from U.S. Office Products
    Company.................................       19,424
  Capital contribution by U.S. Office
    Products................................       69,762
  Payments of dividends at Pooled
    Companies...............................
  Purchase of treasury stock at Pooled
    Company.................................
                                              ------------
              Net cash provided by financing
                activities..................       81,145
                                              ------------
Net increase (decrease) in cash and cash
  equivalents...............................
Cash and cash equivalents at beginning of
  period....................................
                                              ------------
Cash and cash equivalents at end of
  period....................................   $
                                              ------------
                                              ------------
Supplemental disclosures of cash flow
  information:
      Interest paid.........................   $       27
      Income taxes paid (refunded)..........   $

                             SCHOOL SPECIALTY, INC.

                                 (IN THOUSANDS)

    The Company issued common stock and cash in connection with certain business combinations accounted for under the purchase method in the years ended December 31, 1994 and 1995, the fiscal year ended April 26, 1997, and the nine months ended January 25, 1997 and January 24, 1998. The fair values of the assets and liabilities of the acquired companies at the dates of the acquisitions are presented as follows:

                                                                                                               FOR THE NINE
                                                     FOR THE YEAR ENDED         FOR THE FOUR   FOR THE FISCAL  MONTHS ENDED
                                              --------------------------------  MONTHS ENDED     YEAR ENDED    ------------
                                               DECEMBER 31,     DECEMBER 31,      APRIL 30,      APRIL 26,     JANUARY 25,
                                                   1994             1995            1996            1997           1997
                                              ---------------  ---------------  -------------  --------------  ------------
                                                                                                               (UNAUDITED)
Accounts receivable.........................     $   8,112        $   1,589       $              $    5,381     $    5,381
Inventories.................................         9,743            1,823                           6,922          6,922
Prepaid expenses and other current assets...           823              502                           2,371          2,371
Property and equipment......................         2,211            4,536                           1,155          1,155
Intangible assets...........................                          3,268                          14,248         13,994
Other assets................................         1,488              156                              29             29
Short-term debt.............................        (6,785)            (191)                         (4,283)        (4,283)
Accounts payable............................        (6,447)            (274)                         (4,012)        (4,012)
Accrued liabilities.........................        (1,661)            (225)                         (1,846)        (1,717)
Long-term debt..............................        (5,378)          (5,795)                         (1,746)        (1,746)
                                                   -------          -------     -------------  --------------  ------------
              Net assets acquired...........     $   2,106        $   5,389       $              $   18,219     $   18,094
                                                   -------          -------     -------------  --------------  ------------
                                                   -------          -------     -------------  --------------  ------------
The acquisitions were funded as follows:
U.S. Office Products common stock...........     $                $               $              $   10,485     $   10,485
Cash paid, net of cash acquired.............         2,106            5,389                           7,734          7,609
                                                   -------          -------     -------------  --------------  ------------
              Total.........................     $   2,106        $   5,389       $              $   18,219     $   18,094
                                                   -------          -------     -------------  --------------  ------------
                                                   -------          -------     -------------  --------------  ------------


                                              JANUARY 24,
                                                  1998
                                              ------------

Accounts receivable.........................   $   17,848
Inventories.................................       18,075
Prepaid expenses and other current assets...        2,431
Property and equipment......................        6,667
Intangible assets...........................       74,741
Other assets................................          210
Short-term debt.............................       (1,850)
Accounts payable............................       (9,410)
Accrued liabilities.........................       (7,050)
Long-term debt..............................       (6,020)
                                              ------------
              Net assets acquired...........   $   95,642
                                              ------------
                                              ------------
The acquisitions were funded as follows:
U.S. Office Products common stock...........   $    3,566
Cash paid, net of cash acquired.............       92,076
                                              ------------
              Total.........................   $   95,642
                                              ------------
                                              ------------

          See accompanying notes to consolidated financial statements.

                             SCHOOL SPECIALTY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

NOTE 1--BACKGROUND


    School Specialty, Inc. (the "Company") is a Delaware corporation which is a wholly-owned subsidiary of U.S. Office Products Company ("U.S. Office Products"). On January 13, 1998, U.S. Office Products announced its intention to spin-off its Educational Supplies and Products Division (the "Education Division") as an independent publicly owned company. This transaction is expected to be effected through the distribution of shares of the Company to U.S. Office Products' shareholders effective on or about June 9, 1998 (the "Distribution"). Prior to the Distribution, U.S. Office Products plans to contribute its equity interests in certain wholly-owned subsidiaries associated with the Education Division to the Company. U.S. Office Products and the Company will enter into a number of agreements to facilitate the Distribution and the transition of the Company to an independent business enterprise. Additionally, concurrently with the Distribution, the Company anticipates selling 2.1 million shares (2.4 million shares if the over-allotment is sold) in an initial public offering ("IPO").


    The Education Division was created by U.S. Office Products in May 1996 in connection with the acquisition of School Specialty, Inc., a Wisconsin corporation ("Old School"). This business combination and the acquisition in July 1996 of The Re-Print Corp. ("Re-Print") were accounted for under the pooling-of-interests method (Old School and Re-Print are herein referred to as the "Pooled Companies"). As a result of these business combinations being accounted for under the pooling-of-interests method, the results of the Company prior to the completion of such business combinations represent the combined results of the Pooled Companies operating as separate autonomous entities.

NOTE 2--BASIS OF PRESENTATION


    The consolidated financial statements reflect the assets, liabilities, divisional equity, revenues and expenses that were directly related to the Company as it was operated within U.S. Office Products. In cases involving assets and liabilities not specifically identifiable to any particular business of U.S. Office Products, only those assets and liabilities expected to be transferred to the Company prior to the Distribution were included in the Company's separate consolidated balance sheet. The Company's statement of income includes all of the related costs of doing business, including an allocation of certain general corporate expenses of U.S. Office Products which were not directly related to these businesses including certain corporate executives' salaries, accounting and legal fees, departmental costs for accounting, finance, legal, purchasing, marketing, human resources as well as other general overhead costs. These allocations were based on a variety of factors, dependent upon the nature of the costs being allocated, including revenues, number and size of acquisitions and number of employees. Management believes these allocations were made on a reasonable basis.


    U.S. Office Products uses a centralized approach to cash management and the financing of its operations. As a result, minimal amounts of cash and cash equivalents and an agreed upon amount of debt will be allocated to the Company at the time of the Distribution. The consolidated statement of income does not include an allocation of interest expense on all debt allocated to the Company. See Note 9 for further discussion of interest expense.

                             SCHOOL SPECIALTY, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CHANGE IN FISCAL YEAR


    Prior to their respective dates of acquisition by U.S. Office Products, the Pooled Companies reported results on years ending on December 31. Upon acquisition by U.S. Office Products and effective for the fiscal year ended April 26, 1997 ("fiscal 1997"), the Pooled Companies changed their year-ends from December 31 to conform to U.S. Office Products' fiscal year, which ends on the last Saturday in April. A four-month fiscal transition period from January 1, 1996 through April 30, 1996 has been presented for the Company to conform its fiscal year-end.


PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and accounts are eliminated in consolidation.

CASH AND CASH EQUIVALENTS

    The Company considers temporary cash investments with original maturities of three months or less from the date of purchase to be cash equivalents.

CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. Receivables arising from sales to customers are not collateralized and, as a result, management continually monitors the financial condition of its customers to reduce the risk of loss.

INVENTORIES

    Inventories are stated at the lower of cost or market with cost determined on a first-in, first-out (FIFO) basis and consist primarily of products held for sale.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. Additions and improvements are capitalized. Maintenance and repairs are expensed as incurred. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the respective assets. The estimated useful lives range from 25 to 40 years for buildings and its components and 3 to 15 years for furniture, fixtures and equipment. Property and equipment leased under capital leases is being amortized over the lesser of its useful life or its lease terms.

                             SCHOOL SPECIALTY, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INTANGIBLE ASSETS

    Intangible assets consist primarily of goodwill, which represents the excess of cost over the fair value of assets acquired in business combinations accounted for under the purchase method and non-compete agreements. Substantially all goodwill is amortized on a straight line basis over an estimated useful life of 40 years. Management periodically evaluates the recoverability of goodwill, which would be adjusted for a permanent decline in value, if any, by comparing anticipated undiscounted future cash flows from operations to net book value. Other intangible assets are being amortized over their estimated useful lives ranging from one to four years.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of the Company's financial instruments including cash and cash equivalents, accounts receivable and accounts payable approximate fair value.

INCOME TAXES

    As a division of U.S. Office Products, the Company does not file separate federal income tax returns but rather is included in the federal income tax returns filed by U.S. Office Products and its subsidiaries from the respective dates that the entities within the Company were acquired by U.S. Office Products. For purposes of the consolidated financial statements, the Company's allocated share of U.S. Office Products' income tax provision was based on the "separate return" method. Certain companies acquired in pooling-of-interests transactions elected to be taxed as Subchapter S corporations, and accordingly, no federal income taxes were recorded by those companies for periods prior to their acquisition by U.S. Office Products.

REVENUE RECOGNITION

    Revenue is recognized upon the delivery of products or upon the completion of services provided to customers as no additional obligations to the customers exist. Returns of the Company's product are considered immaterial.

COST OF REVENUES

    Vendor rebates are recognized on an accrual basis in the period earned and are recorded as a reduction to cost of revenues. Delivery and occupancy costs are included in cost of revenues.

ADVERTISING COSTS

    The Company expenses advertising costs when the advertisement occurs. Advertising costs are included in the consolidated statement of income as a component of selling, general and administrative expenses.

DEFERRED CATALOG COSTS


    Deferred catalog costs are amortized in amounts proportionate to revenues over the life of the catalog, which is typically one to two years. Amortization expense related to deferred catalog costs is

                             SCHOOL SPECIALTY, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) included in the consolidated statement of income as a component of selling, general and administrative expenses. Such amortization expense for the year ended December 31, 1994 and 1995, the four months ended April 30, 1996, the fiscal year ended April 26, 1997 and the nine months ended January 24, 1998 was $3,755, $4,395, $832, $3,621 and $4,646 (unaudited), respectively.

INTERNALLY DEVELOPED SOFTWARE

    Internal costs related to internally developed software, such as internal salaries and supplies, are expensed as incurred as a component of selling, general and administrative expenses. External costs related to internally developed software, such as fees for outside programmers and consultants, are capitalized and expensed over the expected useful life of the software, normally three to five years.

NON-RECURRING ACQUISITION COSTS

    Non-recurring acquisition costs represent acquisition costs incurred by the Company in business combinations accounted for under the pooling-of-interests method. These costs include accounting, legal, and investment banking fees, real estate and environmental assessments and appraisals, and various regulatory fees. Generally accepted accounting principles require the Company to expense all acquisition costs (both those paid by the Company and those paid by the sellers of the acquired companies) related to business combinations accounted for under the pooling-of-interests method.

RESTRUCTURING COSTS

    The Company records the costs of consolidating existing Company facilities into acquired operations, including the external costs and liabilities to close redundant Company facilities and severance and relocation costs related to the Company's employees in accordance with EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in Restructuring)."

NET INCOME PER SHARE

    Net income per share is calculated in accordance with the Statement of Financial Accounting Standards ("SFAS") No. 128 "Earnings Per Share," which establishes standards for computing and presenting earnings per share ("EPS"). SFAS No. 128 requires dual presentation of basic and diluted EPS on the face of the income statement. Basic EPS excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The difference between the weighted-average number of common shares used for the calculation of basic EPS and the weighted average number of shares of common shares used for the diluted EPS is comprised of the dilutive effect of outstanding common stock options. However, a portion of the Company's employee stock options outstanding during the periods presented were not included in the computation of diluted EPS as they were anti-dilutive.

                             SCHOOL SPECIALTY, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
NEW ACCOUNTING PRONOUNCEMENT

    In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company intends to adopt SFAS No. 130 in fiscal 1999.

UNAUDITED INTERIM FINANCIAL DATA

    In the opinion of management, the Company has made all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial condition of the Company as of January 24, 1998 and the results of operations and of cash flows for the nine months ended January 25, 1997 and January 24, 1998, as presented in the accompanying unaudited consolidated financial data.


DISTRIBUTION RATIO



    On May 14, 1998, the U.S. Office Products Board of Directors approved the distribution ratio for the Company in connection with the Distribution. At the date of Distribution, the Company will issue approximately 12.3 million shares of its common stock to U.S. Office Products, which will then distribute such shares to its shareholders in the ratio of of one share of Company common stock for every nine shares of U.S. Office Products common stock held by each shareholder. The share data reflected in the accompanying financial statements represents the historical share data for U.S. Office Products for the period or as of the date indicated, retroactively adjusted to give effect to the one for nine distribution ratio.


NOTE 4--BUSINESS COMBINATIONS

POOLING-OF-INTERESTS METHOD

    In fiscal 1997, the Company issued 4,257,693 shares of U.S. Office Products common stock to acquire the Pooled Companies. The Pooled Companies and the number of shares issued are as follows:

                                                                                  NUMBER OF
COMPANY NAME                                                                    SHARES ISSUED
------------------------------------------------------------------------------  --------------
School Specialty, Inc.........................................................      2,307,693
Re-Print......................................................................      1,950,000
                                                                                --------------
    Total shares issued.......................................................      4,257,693
                                                                                --------------
                                                                                --------------

    The Company's consolidated financial statements give retroactive effect to the acquisitions of the Pooled Companies for all periods presented. Prior to being acquired by U.S. Office Products, the Pooled Companies reported on years ending on December 31. Upon completion of the acquisitions of the

                             SCHOOL SPECIALTY, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 4--BUSINESS COMBINATIONS (CONTINUED)
Pooled Companies, their year-ends were changed to U.S. Office Products' year-end of the last Saturday in April.

    The following presents the separate results, in each of the periods presented, of the Company (excluding the results of Pooled Companies prior to the dates on which they were acquired), and the Pooled Companies up to the dates on which they were acquired:

                                                                              SCHOOL       POOLED
                                                                             SPECIALTY    COMPANIES    COMBINED
                                                                            -----------  -----------  -----------
For the year ended December 31, 1994
  Revenues................................................................  $             $ 119,510   $   119,510
  Net income..............................................................  $             $   1,340   $     1,340
For the year ended December 31, 1995
  Revenues................................................................  $             $ 150,482   $   150,482
  Net income (loss).......................................................  $             $  (3,367)  $    (3,367)
For the four months ended April 30, 1996
  Revenues................................................................  $             $  28,616   $    28,616
  Net income (loss).......................................................  $             $  (4,675)  $    (4,675)
For the year ended April 26, 1997
  Revenues................................................................  $   181,420   $  10,326   $   191,746
  Net income..............................................................  $     7,791   $     341   $     8,132
For the nine months ended January 25, 1997 (unaudited):
  Revenues................................................................  $   149,651   $  10,326   $   159,977
  Net income..............................................................  $     3,265   $     341   $     3,606
For the nine months ended January 24, 1998 (unaudited):
  Revenues................................................................  $   247,880   $           $   247,880
  Net income..............................................................  $     8,835   $           $     8,835

PURCHASE METHOD

    In 1994, one of the Pooled Companies made one acquisition accounted for under the purchase method for an aggregate cash purchase price of $2,106. The total assets related to the acquisition were $22,377. The results of the acquisition have been included in the Company's results from its date of acquisition.

    In 1995, one of the Pooled Companies made one acquisition accounted for under the purchase method for an aggregate cash purchase price of $5,389. The total assets related to the acquisition were $11,874, including goodwill of $3,268. The results of the acquisition have been included in the Company's results from its date of acquisition.


    In fiscal 1997, the Company made six acquisitions accounted for under the purchase method for an aggregate purchase price of $18,219, consisting of $7,734 of cash and U.S. Office Products common stock with a market value of $10,485. The total assets related to these six acquisitions were $30,106, including goodwill of $14,248. The results of these acquisitions have been included in the Company's results from their respective dates of acquisition.

                             SCHOOL SPECIALTY, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 4--BUSINESS COMBINATIONS (CONTINUED)
    The following presents the unaudited pro forma results of operations of the Company for the year ended December 31, 1995 and the fiscal year ended April 26, 1997 and includes the Company's consolidated financial statements, which give retroactive effect to the acquisitions of the Pooled Companies for all periods presented, and the results of the companies acquired in purchase acquisitions through April 27, 1997 as if all such purchase acquisitions had been made at the beginning of 1995. The results presented below include certain pro forma adjustments to reflect the amortization of intangible assets, adjustments in executive compensation of $1,200 and $124 for the year ended December 31, 1995 and the fiscal year ended April 26, 1997, respectively, and the inclusion of a federal income tax provision on all earnings:

                                                                                        FOR THE FISCAL YEAR ENDED
                                                                                       ---------------------------
                                                                                        DECEMBER 31,    APRIL 26,
                                                                                            1995          1997
                                                                                       --------------  -----------
Revenues.............................................................................   $    206,329   $   206,566
Net income (loss)....................................................................         (1,199)        2,939

    The unaudited pro forma results of operations are prepared for comparative purposes only and do not necessarily reflect the results that would have occurred had the acquisitions occurred at the beginning of 1995 or the results which may occur in the future.

NOTE 5--RESTRUCTURING COSTS

    The Company records the costs of consolidating existing Company facilities into acquired operations, including the external costs and liabilities to close redundant Company facilities and severance and relocation costs related to the Company's employees. The following table sets forth the Company's accrued restructuring costs:

                                                              FACILITY        SEVERANCE     OTHER ASSET
                                                             CLOSURE AND         AND        WRITE-DOWNS
                                                            CONSOLIDATION   TERMINATIONS     AND COSTS      TOTAL
                                                           ---------------  -------------  -------------  ---------
Balance at April 30 1996.................................     $     641       $     469     $     1,422   $   2,532
  Additions..............................................                                           194         194
  Utilizations...........................................          (641)           (469)         (1,465)     (2,575)
                                                                 ------          ------    -------------  ---------
Balance at April 26, 1997................................                                           151         151
  Utilizations...........................................                                          (151)       (151)
                                                                 ------          ------    -------------  ---------
Balance at January 24, 1998 (unaudited)..................     $               $             $             $
                                                                 ------          ------    -------------  ---------
                                                                 ------          ------    -------------  ---------

                             SCHOOL SPECIALTY, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 6--PREPAID EXPENSES AND OTHER CURRENT ASSETS

    Prepaid expenses and other current assets consist of the following:

                                                                                               APRIL 30,   APRIL 26,
                                                                                                 1996        1997
                                                                                              -----------  ---------
Deferred catalog costs......................................................................   $   4,387   $   5,740
Deferred income taxes.......................................................................                   1,184
Other.......................................................................................       1,169       3,407
                                                                                              -----------  ---------
  Total prepaid expenses and other current assets...........................................   $   5,556   $  10,331
                                                                                              -----------  ---------
                                                                                              -----------  ---------

    Deferred catalog costs represent costs which have been paid to produce Company catalogs which will be used in future periods. These deferred catalog costs will be expensed in the periods the catalogs are used.

NOTE 7--PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                                                             APRIL 30,  APRIL 26,
                                                                                               1996       1997
                                                                                             ---------  ---------
Land.......................................................................................  $      58  $     729
Buildings..................................................................................      2,042      6,488
Furniture and fixtures.....................................................................        882      6,502
Warehouse Equipment........................................................................      8,767      3,163
Leasehold improvements.....................................................................        631      2,185
                                                                                             ---------  ---------
                                                                                                12,380     19,067
Less: Accumulated depreciation.............................................................     (4,733)    (4,589)
                                                                                             ---------  ---------
Net property and equipment.................................................................  $   7,647  $  14,478
                                                                                             ---------  ---------
                                                                                             ---------  ---------

    Depreciation expense for the years ended December 31, 1994 and 1995, the four months ended April 30, 1996 and the fiscal year ended April 26, 1997 was $888, $1,645, $470 and $1,540, respectively.

NOTE 8--INTANGIBLE ASSETS

    Intangible assets consist of the following:

                                                                              APRIL 30,  APRIL 26,  JANUARY 24,
                                                                                1996       1997         1998
                                                                              ---------  ---------  ------------
                                                                                                    (UNAUDITED)
Goodwill....................................................................  $   8,312  $  22,128   $   96,770
Other.......................................................................      1,647      2,020        2,487
                                                                              ---------  ---------  ------------
                                                                                  9,959     24,148       99,257
Less: Accumulated amortization..............................................     (2,817)    (3,324)      (4,606)
                                                                              ---------  ---------  ------------
      Net intangible assets.................................................  $   7,142  $  20,824   $   94,651
                                                                              ---------  ---------  ------------
                                                                              ---------  ---------  ------------

                             SCHOOL SPECIALTY, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 8--INTANGIBLE ASSETS (CONTINUED)

    Amortization expense for the years ended December 31, 1994 and 1995, the four months ended April 30, 1996, the fiscal year ended April 26, 1997 and the nine months ended January 24, 1998 was $757, $1,098, $204, $566 and $1,411
(unaudited), respectively.


NOTE 9--CREDIT FACILITIES

SHORT-TERM DEBT

    Short-term debt consists of the following:

                                                                                             APRIL 30,  APRIL 26,
                                                                                               1996       1997
                                                                                             ---------  ---------
Credit facilities with banks, average interest rates ranging from 10% to 10.75% at April
  30, 1996.................................................................................  $  21,898  $
Subordinated debt, interest at 8% at April 30, 1996........................................      1,000
Other......................................................................................        441         30
Current maturities of long-term debt.......................................................      2,548        232
                                                                                             ---------  ---------
Total short-term debt......................................................................  $  25,887  $     262
                                                                                             ---------  ---------
                                                                                             ---------  ---------

LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                                             APRIL 30,  APRIL 26,
                                                                                               1996       1997
                                                                                             ---------  ---------
Subordinated notes, at 12.5% at April 30, 1996.............................................  $  13,325  $
Note payable to former shareholder, interest at 10% at April 30, 1996......................      2,717
Other......................................................................................        953        483
Capital lease obligations..................................................................        584        315
                                                                                             ---------  ---------
                                                                                                17,579        798
Less: Current maturities of long-term debt.................................................     (2,548)      (232)
                                                                                             ---------  ---------
    Total long-term debt...................................................................  $  15,031  $     566
                                                                                             ---------  ---------
                                                                                             ---------  ---------

    The agreement related to the subordinated notes provided for the bank and its agents to receive 12,551 and 14,941 detachable warrants for Pooled Company common stock in June 1994 and January 1995, respectively. The warrants were valued at $45 per share with such amount deducted from the face value of the subordinated notes. In conjunction with the acquisition of the Pooled Company by U.S. Office Products, the outstanding subordinated debt balance was paid in full and all of the outstanding warrants were exercised and subsequently converted to U.S. Office Products common stock.

                             SCHOOL SPECIALTY, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 9--CREDIT FACILITIES (CONTINUED)
MATURITIES OF LONG-TERM DEBT

    Maturities on long-term debt, including capital lease obligations, are as follows:

1998..............................................................................  $     232
1999..............................................................................        216
2000..............................................................................        204
2001..............................................................................         41
2002..............................................................................         36
Thereafter........................................................................         68
                                                                                    ---------
  Total maturities of long-term debt..............................................  $     797
                                                                                    ---------
                                                                                    ---------

PAYABLE TO U.S. OFFICE PRODUCTS

    The short-term payable to U.S. Office Products was incurred by the Company primarily as a result of U.S. Office Products repaying short-term debt outstanding of the businesses acquired by U.S. Office Products at or soon after the respective dates of acquisition and through the centralized cash management system, which involves daily advances or sweeps of cash to keep the cash balance at or near zero on a daily basis.

    The long-term payable to U.S. Office Products primarily represents payments made by U.S. Office Products on behalf of the Company and a reasonable allocation by U.S. Office Products of certain general corporate expenses. An analysis of the activity in this account is as follows:


Balance at April 30, 1996........................................................  $
Payments of long-term debt of acquired companies.................................     21,379
Funding of acquisitions and payment of acquisition costs.........................      8,203
Allocated corporate expenses.....................................................      2,221
Normal operating costs paid by U.S. Office Products..............................      1,423
                                                                                   ---------
Balance at April 26, 1997........................................................     33,226

Unaudited data:
Payments of long-term debt of acquired companies.................................        822
Funding of acquisitions and payment of acquisition costs.........................     24,646
Allocated corporate expenses.....................................................      3,089
Normal operating costs paid by U.S. Office Products..............................        687
                                                                                   ---------
Balance at January 24, 1998 (unaudited)..........................................  $  62,470
                                                                                   ---------
                                                                                   ---------


    The average outstanding long-term payable to U.S. Office Products during the fiscal year ended April 26, 1997 and the nine months ended January 24, 1998 was $27,269 and $47,767 (unaudited), respectively.


    Interest has been allocated to the Company based upon the Company's average outstanding payable (short-term and long-term) balance with U.S. Office Products at U.S. Office Products' weighted average interest rate during such period. The Company's financial statements include allocations of

                             SCHOOL SPECIALTY, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 9--CREDIT FACILITIES (CONTINUED)

interest expense from U.S. Office Products totaling $3,879 and $4,057 (unaudited) during the year ended April 26, 1997 and the nine months ended Janaury 24, 1998, respectively.


NOTE 10--INCOME TAXES

    The provision for income taxes consists of:


                                                         FOR THE YEAR ENDED         FOR THE FOUR   FOR THE FISCAL
                                                   ------------------------------   MONTHS ENDED     YEAR ENDED
                                                    DECEMBER 31,    DECEMBER 31,     APRIL 30,       APRIL 26,
                                                        1994            1995            1996            1997
                                                   --------------  --------------  --------------  --------------
Income taxes currently payable:
  Federal........................................    $     (165)     $      (66)     $               $       71
  State..........................................           149                                              99
                                                        -------         -------         -------         -------
                                                            (16)            (66)                            170
                                                        -------         -------         -------         -------
Deferred income tax expense (benefit)............           234             239             139          (2,582)
                                                        -------         -------         -------         -------
    Total provision for (benefit from) income
      taxes......................................    $      218      $      173      $      139      $   (2,412)
                                                        -------         -------         -------         -------
                                                        -------         -------         -------         -------


    Deferred taxes are comprised of the following:


                                                                                              APRIL 30,  APRIL 26,
                                                                                                1996       1997
                                                                                              ---------  ---------
Current deferred tax assets:
  Inventory.................................................................................  $    (349) $     265
  Allowance for doubtful accounts...........................................................        106        193
  Net operating loss carryforward...........................................................      3,820      3,069
  Accrued liabilities.......................................................................        332        421
  Prepaid catalog advertising/restructuring.................................................       (205)    (1,893)
                                                                                              ---------  ---------
    Total current deferred tax assets.......................................................      3,704      2,055
                                                                                              ---------  ---------
Long-term deferred tax assets (liabilities):
  Property and equipment....................................................................       (126)      (289)
  Intangible assets.........................................................................        622        258
                                                                                              ---------  ---------
    Total long-term deferred tax assets (liabilities).......................................        496        (31)
                                                                                              ---------  ---------
    Subtotal................................................................................      4,200      2,024
                                                                                              ---------  ---------
  Valuation allowance.......................................................................     (5,339)
                                                                                              ---------  ---------
    Net deferred tax asset (liability)......................................................  $  (1,139) $   2,024
                                                                                              ---------  ---------
                                                                                              ---------  ---------



    At April 30, 1996, the valuation allowance had been recorded, related to deferred tax assets of a Pooled Company, including net operating loss carryforwards. Based upon the improved profitability of this Pooled Company during fiscal 1997, the valuation allowance was reversed, resulting in a benefit from income taxes.

                             SCHOOL SPECIALTY, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 10--INCOME TAXES (CONTINUED)
    The Company's effective income tax rate varied from the U.S. federal statutory tax rate as follows:


                                                          FOR THE YEAR ENDED           FOR THE FOUR     FOR THE FISCAL
                                                   --------------------------------    MONTHS ENDED       YEAR ENDED
                                                    DECEMBER 31,     DECEMBER 31,        APRIL 30,         APRIL 26,
                                                        1994             1995              1996              1997
                                                   ---------------  ---------------  -----------------  ---------------
U.S. federal statutory rate......................          34.0%            34.0%             35.0%             35.0%
State income taxes, net of federal income tax
  benefit for fiscal 1997........................           9.6                                                  1.0
Net operating loss utilized......................         (33.0)
Net benefit for current year net operating
  loss...........................................                          (34.0)            (32.8)
Reversal of valuation allowance..................                                                              (84.8)
Nondeductible goodwill...........................                                             (2.2)              1.6
Nondeductible acquisition costs..................                                                                5.0
Tax on separate company income not offset against
  other company's loss...........................                           (5.4)             (3.0)
Other............................................           3.4
                                                          -----            -----             -----             -----
Effective income tax rate........................          14.0%            (5.4)%             (3.0   )%         (42.2  )%
                                                          -----            -----              -----             -----
                                                          -----            -----              -----             -----


NOTE 11--LEASE COMMITMENTS

    The Company leases various types of retail, warehouse and office facilities and equipment, furniture and fixtures under noncancelable lease agreements which expire at various dates. Future minimum lease payments under noncancelable capital and operating leases are as follows:

                                                                                                CAPITAL     OPERATING
                                                                                                LEASES       LEASES
                                                                                              -----------  -----------
1998........................................................................................   $     232    $     871
1999........................................................................................         118          806
2000........................................................................................           6          599
2001........................................................................................                      517
2002........................................................................................                      496
Thereafter..................................................................................                    1,057
                                                                                                   -----   -----------
Total minimum lease payments................................................................         356    $   4,346
                                                                                                   -----   -----------
                                                                                                           -----------
Less: Amounts representing interest                                                                  (42)
                                                                                                   -----
Present value of net minimum lease payments.................................................   $     314
                                                                                                   -----
                                                                                                   -----

    Rent expense for the years ended December 31, 1994 and 1995, the four months ended April 30, 1996 and the fiscal year ended April 26, 1997 was $1,486, $1,947, $600 and $1,817, respectively.

                             SCHOOL SPECIALTY, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 12--COMMITMENTS AND CONTINGENCIES

LITIGATION

    The Company is, from time to time, a party to litigation arising in the normal course of its business. Management believes that none of this litigation will have a material adverse effect on the financial position, results of operations or cash flows of the Company.

POSTEMPLOYMENT BENEFITS

    The Company has entered into employment agreements with several employees that would result in payments to these employees upon a change of control or certain other events. No amounts have been accrued at April 30, 1996 or April 26, 1997 related to these agreements, as no change of control has occurred.

DISTRIBUTION


    Under the Distribution Agreement, the Company is required, on or prior to the Distribution, to obtain a credit facility, to borrow funds under such facility and to use the proceeds of such borrowings to pay off $83.3 million of U.S. Office Products' debt. See additional discussion in Note 16.


    On or before the date of the Distribution, School Specialty, U.S. Office Products and the other Spin-Off Companies will enter into the Distribution Agreement, the Tax Allocation Agreement, and the Employee Benefits Agreement and the Spin-Off Companies will enter into the Tax Indemnification Agreement and may enter into other agreements, including agreements relating to referral of customers to one another. These agreements are expected to provide, among other things, for U.S. Office Products and School Specialty to indemnify each other from tax and other liabilities relating to their respective businesses prior to and following the Distribution. Certain of the obligations of School Specialty and the other Spin-Off Companies to indemnify U.S. Office Products are joint and several. Therefore, if one of the other spin-off companies fails to satisfy its indemnification obligations to U.S. Office Products when such a loss occurs, School Specialty may be required to reimburse U.S. Office Products for all or a portion of the losses that otherwise would have been allocated to other spin-off companies. In addition, the agreements will allocate liabilities, including general corporate and securities liabilities of U.S. Office Products not specifically related to the school supplies business, between U.S. Office Products and the Company and the other Spin-Off Companies. The terms of the agreements that will govern the relationship between School Specialty and U.S. Office Products will be established by U.S. Office Products in consultation with School Specialty's management prior to the Distribution while School Specialty is a wholly-owned subsidiary of U.S. Office Products.

NOTE 13--EMPLOYEE BENEFIT PLANS

    Effective September 1, 1996, the Company implemented the U.S. Office Products 401(k) Retirement Plan (the "401(k) Plan") which allows employee contributions in accordance with Section 401(k) of the Internal Revenue Code. The Company matches a portion of employee contributions and all full-time employees are eligible to participate in the 401(k) Plan after one year of service.

    Certain subsidiaries of the Company have, or had prior to implementation of the 401(k) Plan, qualified defined contribution benefit plans, which allow for voluntary pre-tax contributions by the employees. The subsidiaries paid all general and administrative expenses of the plans and in some

                             SCHOOL SPECIALTY, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 13--EMPLOYEE BENEFIT PLANS (CONTINUED) cases made matching contributions on behalf of the employees. For the years ended December 31, 1994 and 1995 and the four months ended April 30, 1996, the subsidiaries incurred expenses totaling $175, $105 and $6, respectively, related to these plans.

NOTE 14--STOCKHOLDER'S EQUITY

CAPITAL CONTRIBUTION BY U.S. OFFICE PRODUCTS

    During the nine months ended January 24, 1998, U.S. Office Products contributed $69,762 of capital to the Company. The contribution reflects the forgiveness of intercompany debt by U.S. Office Products, as it was agreed that the Company would be allocated only $80,000 of debt plus the amount of any additional debt incurred after January 12, 1998 in connection with the acquisition of entities that will become subsidiaries of School Specialty.

EMPLOYEE STOCK PLANS


    Prior to the Distribution, certain employees of the Company participated in the U.S. Office Products 1994 Long-Term Compensation Plan covering employees of U.S. Office Products. The Company expects to adopt an employee stock option plan at approximately the time of the Distribution. The Company expects to replace the options to purchase shares of common stock of U.S. Office Products held by employees with options to purchase shares of common stock of the Company. U.S. Office Products granted 249,600 options to Company employees under the Plan during fiscal 1997; and the Company accounted for these options in accordance with APB Opinion No. 25. Accordingly, because the exercise prices of the options have equaled the market price on the date of grant, no compensation expense was recognized for the options granted. Had compensation expense been recognized based upon the fair value of the stock options on the grant date under the methodology prescribed by SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income and basic net income per share for the year ended April 26, 1997 would have been reduced by $749 and $0.01, respectively.



    Under a services agreement entered into with Jonathan J. Ledecky, the Board of Directors of U.S. Office Products has agreed that Jonathan J. Ledecky will receive a stock option for School Specialty Common Stock from School Specialty as of the date of the Distribution. The U.S. Office Products Board intends the option to be compensation for Mr. Ledecky's services as a director of the Company, and certain services as an employee of the Company. The option will cover 7.5% of the outstanding Company common stock determined as of the date of the Distribution, with no anti-dilution provisions in the event of issuance of additional shares of common stock (other than with respect to stock splits or reverse stock splits). The option will have a per share exercise price equal to the IPO price.



    Immediately following the effective date of the registration statements filed in connection with the IPO and the Distribution, the Company's Board of Directors is expected to grant options covering 7.5% of the outstanding shares of the Company's common stock, immediately following the Distribution and prior to the IPO, to certain executive management personnel (excluding the 7.5% granted to Mr. Ledecky). The options granted will be granted under the 1998 Stock Incentive Plan (the "Plan") and will have a per share exercise price equal to the IPO price, with other terms to be determined by the Company's Board of Directors. Total options available for grant under the Plan will be 20.0% of the

                             SCHOOL SPECIALTY, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 14--STOCKHOLDER'S EQUITY (CONTINUED)

outstanding shares of the Company's common stock immediately following the Distribution and the IPO, including the options to be granted to Mr. Ledecky on that date.



    The Company will be required to disclose in the footnotes to the financial statements the impact of the compensation expense associated with these options on a pro forma basis in accordance with FAS 123.


NOTE 15--QUARTERLY FINANCIAL DATA (UNAUDITED)

    The following presents certain unaudited quarterly financial data for the year ended December 31, 1995 and the fiscal year ended April 26, 1997:

                                                                    YEAR ENDED DECEMBER 31, 1995
                                                      ---------------------------------------------------------
                                                        FIRST      SECOND       THIRD     FOURTH       TOTAL
                                                      ---------  -----------  ---------  ---------  -----------
Revenues............................................  $  18,760  $    36,702  $  69,192  $  25,828  $   150,482
Gross profit........................................      4,960       11,130     20,795      7,840       44,725
Operating income (loss).............................     (3,014)       1,196      8,934     (4,792)       2,324
Net income (loss)...................................     (3,711)        (252)     4,309     (3,713)      (3,367)


                                                                      YEAR ENDED APRIL 26, 1997
                                                      ---------------------------------------------------------
                                                        FIRST      SECOND       THIRD     FOURTH       TOTAL
                                                      ---------  -----------  ---------  ---------  -----------
Revenues............................................  $  58,991  $    71,682  $  29,304  $  31,769  $   191,746
Gross profit........................................     18,110       19,823      7,664      9,572       55,169
Operating income (loss).............................      5,197        6,732     (1,520)      (688)       9,721
Net income (loss)...................................      1,981        2,692     (1,067)     4,526        8,132

NOTE 16--SUBSEQUENT EVENTS (UNAUDITED)


    DISTRIBUTION AND ACQUISITIONS PRO FORMA



    On January 13, 1998, U.S. Office Products announced its intention to complete the Distribution described in Note 1. In addition, subsequent to April 26, 1997, the Company has completed eight business combinations accounted for under the purchase method for an aggregate purchase price of $98,892, consisting of $95,326 of cash and U.S. Office Products Common Stock with a market value of $3,566. The total assets related to these eight acquisitions were $123,222, including goodwill of $77,541. The results of operations for the nine months ended January 24, 1998 include the results of the acquired companies from their respective dates of acquisition.



    The following presents the unaudited pro forma results of operations of the Company for fiscal 1997 as if the acquisitions described above and the six acquisitions accounted for under the purchase method completed in fiscal 1997 (see Note 4) had been consummated as of the beginning of fiscal 1997. The results presented below include certain pro forma adjustments to reflect the amortization of intangible

                             SCHOOL SPECIALTY, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 16--SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED)

assets and adjustments in executive compensation of $124 for the fiscal year ended April 26, 1997 and the nine months ended January 25, 1997:



                                                                                       NINE MONTHS ENDED
                                                          FISCAL YEAR ENDED   ------------------------------------
                                                            APRIL 26, 1997    JANUARY 25, 1997   JANUARY 24, 1998
                                                          ------------------  -----------------  -----------------
Revenues................................................     $    350,760        $   292,244        $   318,667
Net income..............................................           11,714              7,809              9,991


    The unaudited pro forma results of operations are prepared for comparative purposes only and do not necessarily reflect the results that would have occurred had the acquisitions occurred at the beginning of fiscal 1997 or the results which may occur in the future.


    The Distribution Agreement allocates a specified amount of U.S. Office Products' debt outstanding under its credit facilities to each Spin-Off Company and requires each Spin-Off Company, on or prior to the Distribution, to obtain credit facilities, to borrow funds under such facilities and to use the proceeds of such borrowings to pay off the U.S. Office Products' debt so allocated plus any additional debt incurred by U.S. Office Products after January 12, 1998 (the date of the Investment Agreement) in connection with the acquisition of an entity that has become or will become a subsidiary of such Spin-Off Company. Under the Distribution Agreement, $80,000 of U.S. Office Products' debt has been allocated to School Specialty, and since January 12, 1998, U.S. Office Products has incurred an additional $3,300 of debt in connection with School Specialty's acquisition of Education Access. Prior to the Distribution, School Specialty will enter into the credit facility and will borrow $83,300 under the facility to pay off debt of U.S. Office Products.



    PROPOSED CREDIT FACILITY



    The Company has received a committment letter for a secured $250,000 revolving credit facility from NationsBank, N.A. as administrative agent. NationsBanc Montgomery Securities LLC, one of the Underwriters and an affiliate of NationsBank, N.A., is the Arranger and Syndication Agent. The credit facility will terminate five years from the Distribution Date. Interest on borrowings under the credit facility will accrue interest at a rate of, at the Company's option, either LIBOR plus 1.00% or the lender's base rate, plus a margin of 0% to .25% for up to the first 6 months under the agreement. Thereafter, interest will accrue at a rate of (i) LIBOR plus a range of .625% to 1.625%, or (ii) the lender's base rate plus a range of .125% to .250% (depending on the Company's leverage ratio of funded debt to EBITDA). Indebtedness will be secured by substantially all of the assets of the Company. The credit facility will be subject to terms and conditions typical of facilities of such size and will include certain financial covenants. The Company will borrow under the credit facility to repay the U.S. Office Products' debt which it is obligated under the Distribution Agreement to repay. The balance of the credit facility will be available for working capital, capital expenditures and acquisitions, subject to compliance with financial covenants.

                             SCHOOL SPECIALTY, INC.

                    PRO FORMA COMBINED FINANCIAL STATEMENTS

                                  (UNAUDITED)


    The unaudited pro forma financial statements give effect to the refinancing of all amounts payable to U.S. Office Products, and acquisitions completed through May 1, 1998 and the Distribution. The pro forma offering adjustments further adjust such pro forma financial statements to give effect to the Offering and the sale of 250,000 shares of Common Stock to Messrs. Spalding, Vander Zanden and Pate and the use of the proceeds therefrom to repay a portion of the debt incurred to refinance the amounts payable to U.S. Office Products.



    The pro forma combined balance sheet gives effect to (i) the refinancing of all amounts payable to U.S. Office Products, (ii) the acquisition completed after January 24, 1998, and (iii) the Distribution, as if such transactions had occurred as of the Company's most recent balance sheet date, January 24, 1998.



    The pro forma combined statement of income for the fiscal year ended April 26, 1997 gives effect to (i) the refinancing of all amounts payable to U.S. Office Products; (ii) the acquisitions of six individually insignificant companies in business combinations accounted for under the purchase method completed during the fiscal year ended April 26, 1997 (the "Fiscal 1997 Purchase Acquisitions"); and (iii) the acquisitions of Childcraft Education Corp., Sax Arts & Crafts, Inc. ("Sax Arts & Crafts"), American Academic and four other individually insignificant companies in business combinations accounted for under the purchase method completed during the fiscal year ending April 25, 1998 (the "Fiscal 1998 Purchase Acquisitions"), as if all such transactions had occurred on May 1, 1996. The pro forma combined statement of income for the year ended April 26, 1997 includes (i) the audited financial information of the Company for the year ended April 26, 1997; (ii) the unaudited financial information of the Fiscal 1997 Purchase Acquisitions for the period from May 1, 1996 through their respective dates of acquisition; and (iii) the unaudited financial information of the Fiscal 1998 Purchase Acquisitions for the period from May 1, 1996 through April 26, 1997.



    The pro forma combined statement of income for the nine months ended January 24, 1998 gives effect to the refinancing of all amounts payable to U.S. Office Products and the Fiscal 1998 Purchase Acquisitions, as if all such transactions had occurred on April 27, 1997. The pro forma combined statement of income for the nine months ended January 24, 1998 includes the unaudited financial information of the Company for the nine months ended January 24, 1998 and the unaudited financial information of the Fiscal 1998 Purchase Acquisitions for the period from April 27, 1997 through the earlier of their respective dates of acquisition or January 24, 1998.



    The pro forma combined statement of income for the nine months ended January 25, 1997 gives effect to (i) the refinancing of all amounts payable to U.S. Office Products; (ii) the Fiscal 1997 Purchase Acquisitions; and (iii) the Fiscal 1998 Purchase Acquisitions, as if all such transactions had occurred on May 1, 1996. The pro forma combined statement of income for the nine months ended January 25, 1997 includes (i) the unaudited financial information of the Company for the nine months ended January 25, 1997; (ii) the unaudited financial information of the Fiscal 1997 Purchase Acquisitions for the period from May 1, 1996 through the earlier of their respective dates of acquisition or January 25, 1997; and (iii) the unaudited financial information of the Fiscal 1998 Purchase Acquisitions for the period from May 1, 1996 through January 25, 1997.



    The historical financial statements of the Company give retroactive effect to the results of School Specialty, Inc., a Wisconsin corporation, and The Re-Print Corporation, which were acquired by the Education Division during the fiscal year ended April 26, 1997 in business combinations accounted for under the pooling-of-interests method of accounting.

                             SCHOOL SPECIALTY, INC.

                                  (UNAUDITED)

    The historical financial statements of the Company also reflect an allocated portion of general and administrative costs and interest expense incurred by U.S. Office Products. The allocated costs include expenses such as: certain corporate executives' salaries, accounting and legal fees, departmental costs for accounting, finance, legal, purchasing, marketing and human resources, as well as other general overhead costs. These corporate overheads have been allocated to the Company using one of several factors, dependent on the nature of the costs being allocated, including, revenues, number and size of acquisitions and number of employees. Interest expense has been allocated to the Company based upon the Company's average outstanding intercompany balance with U.S. Office Products at U.S. Office Products' weighted average interest rate during such period.


    In the first quarter of fiscal 1999, the Company will record a compensation charge of approximately $263,000, representing the difference between the amount which Messrs. Spalding, Vander Zanden and Pate will pay for the 250,000 shares of Common Stock to be purchased directly from the Company and the amount which they would have paid for such shares if the purchase price per share had been the initial public offering price of the shares offered in the Offering. Because this charge is non-recurring, it has not been reflected in the pro forma statements of income.


    The pro forma adjustments are based upon preliminary estimates, available information and certain assumptions that management deems appropriate. The unaudited pro forma combined financial data presented herein does not purport to represent what the Company's financial position or results of operations would have been had the transactions which are the subject of pro forma adjustments occurred on those dates, as assumed, and are not necessarily representative of the Company's financial position or results of operations in any future period. The pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

                             SCHOOL SPECIALTY, INC.

                        PRO FORMA COMBINED BALANCE SHEET

                                JANUARY 24, 1998

                                 (IN THOUSANDS)
                                  (UNAUDITED)


                                                        POST
                                      SCHOOL      JANUARY 24, 1998                              PRO FORMA
                                    SPECIALTY,        PURCHASE         PRO FORMA                 OFFERING     PRO FORMA
                                       INC.          ACQUISTION       ADJUSTMENTS   SUBTOTAL   ADJUSTMENTS    COMBINED
                                  --------------  -----------------  -------------  ---------  ------------  -----------
                                                         ASSETS
Current assets:
  Cash and cash equivalents.....    $                 $                $            $           $   31,631(d)  $
                                                                                                   (31,631)(d)
  Accounts receivable, net......        41,530                                         41,530                    41,530
  Inventory.....................        32,946              100                        33,046                    33,046
  Prepaid and other current
    assets......................         8,997                                          8,997                     8,997
                                  --------------       --------      -------------  ---------  ------------  -----------
      Total current assets......        83,473              100                        83,573                    83,573

Property and equipment, net.....        20,489              350                        20,839                    20,839
Intangible assets, net..........        94,651                             2,800(a)    97,451                    97,451
Other assets....................         2,594                                          2,594                     2,594
                                  --------------       --------      -------------  ---------  ------------  -----------
      Total assets..............    $  201,207        $     450        $   2,800    $ 204,457   $             $ 204,457
                                  --------------       --------      -------------  ---------  ------------  -----------
                                  --------------       --------      -------------  ---------  ------------  -----------

                            LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Short term debt...............    $      272        $                $            $     272   $             $     272
  Short-term Payable to U.S.
    Office Products.............        16,873                           (16,873)(b)
  Accounts payable..............        11,951                                         11,951                    11,951
  Accrued compensation..........         5,502                                          5,502                     5,502
  Other accrued liabilities.....         5,262                                          5,262                     5,262
                                  --------------       --------      -------------  ---------  ------------  -----------
      Total current
        liabilities.............        39,860                           (16,873)      22,987                    22,987

Long-term debt..................           385                            82,593(b)    82,978      (31,631)(d)     51,347
Long-term Payable to U.S. Office
  Products......................        62,470                             3,250(a)
                                                                         (65,720)(b)
                                  --------------       --------      -------------  ---------  ------------  -----------
      Total liabilities.........       102,715                             3,250      105,965      (31,631)      74,334

Stockholder's equity:
  Common Stock..................                                              13(c)        13            2(d)         15
  Additional paid-in capital....                                          93,300(c)    93,300       31,629(d)    124,929
  Divisional equity.............        93,313                           (93,313)(c)
  Retained earnings.............         5,179                                          5,179                     5,179
  Equity in Purchased Company...                            450             (450)(a)
                                  --------------       --------      -------------  ---------  ------------  -----------
      Total stockholder's
        equity..................        98,492              450             (450)      98,492       31,631      130,123
                                  --------------       --------      -------------  ---------  ------------  -----------
      Total liabilities and
        stockholder's equity....    $  201,207        $     450        $   2,800    $ 204,457   $             $ 204,457
                                  --------------       --------      -------------  ---------  ------------  -----------
                                  --------------       --------      -------------  ---------  ------------  -----------


       See accompanying notes to pro forma combined financial statements.

                             SCHOOL SPECIALTY, INC.

                     PRO FORMA COMBINED STATEMENT OF INCOME

                   FOR THE NINE MONTHS ENDED JANUARY 24, 1998

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                       INDIVIDUALLY
                                                                       INSIGNIFICANT
                                   SCHOOL         SAX                  FISCAL 1998                                PRO FORMA
                                 SPECIALTY,     ARTS &     AMERICAN      PURCHASE      PRO FORMA                  OFFERING
                                    INC.        CRAFTS     ACADEMIC    ACQUISITIONS   ADJUSTMENTS    SUBTOTAL    ADJUSTMENTS
                               --------------  ---------  -----------  ------------  -------------  ----------  -------------
Revenues.....................    $  247,880    $   5,421   $  36,423    $   28,943     $            $  318,667    $
Cost of revenues.............       176,501        3,467      26,203        21,314                     227,485
                               --------------  ---------  -----------  ------------  -------------  ----------  -------------
    Gross profit.............        71,379        1,954      10,220         7,629                      91,182

Selling, general and
  administrative expenses....        49,588        1,451       6,968         6,425           224(f)     64,656
Amortization expense.........         1,411                                                  556(g)      1,967
                               --------------  ---------  -----------  ------------  -------------  ----------  -------------
    Operating income.........        20,380          503       3,252         1,204          (780)       24,559

Other (income) expense:
  Interest expense...........         4,100           18         441            38           938(h)      5,535       (1,898)(j)
  Interest income............          (109)          (3)                       (4)          116(h)
  Other......................           441                       24            57                         522
                               --------------  ---------  -----------  ------------  -------------  ----------  -------------
Income before provision for
  income taxes...............        15,948          488       2,787         1,113        (1,834)       18,502        1,898
Provision for income taxes...         7,113          189         892           141           176(i)      8,511          759
                               --------------  ---------  -----------  ------------  -------------  ----------  -------------
Net (loss) income............    $    8,835    $     299   $   1,895    $      972     $  (2,010)   $    9,991    $   1,139
                               --------------  ---------  -----------  ------------  -------------  ----------  -------------
                               --------------  ---------  -----------  ------------  -------------  ----------  -------------
Weighted average shares:
  Basic......................        12,751                                                             12,300(k)
  Diluted....................        13,020                                                             12,300(k)
Net income per share:
  Basic......................    $     0.69                                                         $     0.81
  Diluted....................    $     0.68                                                         $     0.81


                                PRO FORMA
                                COMBINED
                               -----------
Revenues.....................   $ 318,667
Cost of revenues.............     227,485
                               -----------
    Gross profit.............      91,182
Selling, general and
  administrative expenses....      64,656
Amortization expense.........       1,967
                               -----------
    Operating income.........      24,559
Other (income) expense:
  Interest expense...........       3,637
  Interest income............
  Other......................         522
                               -----------
Income before provision for
  income taxes...............      20,400
Provision for income taxes...       9,270
                               -----------
Net (loss) income............   $  11,130
                               -----------
                               -----------
Weighted average shares:
  Basic......................      14,675(l)
  Diluted....................      14,675(l)
Net income per share:
  Basic......................   $    0.76
  Diluted....................   $    0.76


       See accompanying notes to pro forma combined financial statements.

                             SCHOOL SPECIALTY, INC.

                     PRO FORMA COMBINED STATEMENT OF INCOME

                   FOR THE NINE MONTHS ENDED JANUARY 25, 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                  (UNAUDITED)

                                                                INDIVIDUALLY   INDIVIDUALLY
                                                                INSIGNIFICANT  INSIGNIFICANT
                            SCHOOL         SAX                   FISCAL 1998    FISCAL 1997
                          SPECIALTY,     ARTS &     AMERICAN      PURCHASE       PURCHASE       PRO FORMA
                             INC.        CRAFTS     ACADEMIC    ACQUISITIONS   ACQUISITIONS    ADJUSTMENTS   SUBTOTAL
                        --------------  ---------  -----------  -------------  -------------  -------------  ---------
Revenues..............    $  159,977    $  28,717   $  34,024     $  54,706      $  14,820      $            $ 292,244
Cost of revenues......       114,380       16,663      24,784        36,510         11,368                     203,705
                        --------------  ---------  -----------  -------------  -------------  -------------  ---------
Gross profit..........        45,597       12,054       9,240        18,196          3,452                      88,539
Selling, general and
  administrative
  expenses............        33,000        7,504       6,702        13,773          3,312           (124)(e)    64,997
                                                                                                      830(f)
Amortization expense..           396                                                                1,533(g)     1,929
Non-recurring
  acquisition costs...         1,792                                                                             1,792
                        --------------  ---------  -----------  -------------  -------------  -------------  ---------
Operating income......        10,409        4,550       2,538         4,423            140         (2,239)      19,821
Other (income)
  expense:
Interest expense......         3,358          400         641           206            176            754(h)     5,535
Interest income.......          (101)                                   (37)                          138(h)
Other.................          (204)         (27)                       67            (10)                       (174)
                        --------------  ---------  -----------  -------------  -------------  -------------  ---------
Income before
  provision for income
  taxes...............         7,356        4,177       1,897         4,187            (26)        (3,131)      14,460
Provision for income
  taxes...............         3,750        1,620                       395            111            775(i)     6,651
                        --------------  ---------  -----------  -------------  -------------  -------------  ---------
Net (loss) income.....    $    3,606    $   2,557   $   1,897     $   3,792      $    (137)     $  (3,906)   $   7,809
                        --------------  ---------  -----------  -------------  -------------  -------------  ---------
                        --------------  ---------  -----------  -------------  -------------  -------------  ---------
Weighted average
  shares:
    Basic.............         9,553                                                                            12,300(k)
    Diluted...........         9,758                                                                            12,300(k)
Net income per share:
    Basic.............    $     0.38                                                                         $    0.63
    Diluted...........    $     0.37                                                                         $    0.63


                          PRO FORMA
                          OFFERING      PRO FORMA
                         ADJUSTMENTS    COMBINED
                        -------------  -----------
Revenues..............    $             $ 292,244
Cost of revenues......                    203,705
                        -------------  -----------
Gross profit..........                     88,539
Selling, general and
  administrative
  expenses............                     64,997

Amortization expense..                      1,929
Non-recurring
  acquisition costs...                      1,792
                        -------------  -----------
Operating income......                     19,821
Other (income)
  expense:
Interest expense......       (1,898)(j)      3,637
Interest income.......
Other.................                       (174)
                        -------------  -----------
Income before
  provision for income
  taxes...............        1,898        16,358
Provision for income
  taxes...............          759         7,410
                        -------------  -----------
Net (loss) income.....    $   1,139     $   8,948
                        -------------  -----------
                        -------------  -----------
Weighted average
  shares:
    Basic.............                     14,675(l)
    Diluted...........                     14,675(l)
Net income per share:
    Basic.............                  $    0.61
    Diluted...........                  $    0.61


       See accompanying notes to pro forma combined financial statements.

                             SCHOOL SPECIALTY, INC.

                     PRO FORMA COMBINED STATEMENT OF INCOME

                    FOR THE FISCAL YEAR ENDED APRIL 26, 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                  (UNAUDITED)

                                                                 INDIVIDUALLY    INDIVIDUALLY
                                                                INSIGNIFICANT   INSIGNIFICANT
                                           SAX                   FISCAL 1998     FISCAL 1997
                           SCHOOL        ARTS &     AMERICAN       PURCHASE        PURCHASE       PRO FORMA
                       SPECIALTY, INC.   CRAFTS     ACADEMIC     ACQUISITIONS    ACQUISITIONS    ADJUSTMENTS     SUBTOTAL
                       ---------------  ---------  -----------  --------------  --------------  --------------  -----------
Revenues.............    $   191,746    $  34,542   $  40,563     $   69,089      $   14,820      $              $ 350,760
Cost of revenues.....        136,577       20,067      29,608         46,776          11,368                       244,396
                       ---------------  ---------  -----------  --------------  --------------  --------------  -----------
    Gross profit.....         55,169       14,475      10,955         22,313           3,452                       106,364

Selling, general and
  administrative
  expenses...........         42,896        9,698       8,102         18,056           3,312            (124)(e)     82,956
                                                                                                       1,016(f)
Amortization
  expense............            566                                                                   1,908(g)      2,474
Non-recurring
  acquisition costs..          1,792                                                                                 1,792
Restructuring costs..            194                                                                                   194
                       ---------------  ---------  -----------  --------------  --------------  --------------  -----------
    Operating
      income.........          9,721        4,777       2,853          4,257             140          (2,800)       18,948

Other (income)
  expense:
  Interest expense...          4,197          474         850            234             176           1,369(h)      7,300
  Interest income....                                                    (45)                             45(h)
  Other..............           (196)         (33)                        81             (10)                         (158)
                       ---------------  ---------  -----------  --------------  --------------  --------------  -----------
Income (loss) before
  provision for
  income taxes.......          5,720        4,336       2,003          3,987             (26)         (4,214)       11,806
Provision for income
  taxes..............         (2,412)       1,664          34            618             111              77(i)         92
                       ---------------  ---------  -----------  --------------  --------------  --------------  -----------
Net (loss) income....    $     8,132    $   2,672   $   1,969     $    3,369      $     (137)     $   (4,291)    $  11,714
                       ---------------  ---------  -----------  --------------  --------------  --------------  -----------
                       ---------------  ---------  -----------  --------------  --------------  --------------  -----------
Weighted average
  shares outstanding:
    Basic............         10,003                                                                                12,300(k)
    Diluted..........         10,196                                                                                12,300(k)
Net income per share:
    Basic............    $      0.81                                                                             $    0.95
    Diluted..........    $      0.80                                                                             $    0.95


                            PRO
                           FORMA           PRO
                          OFFERING        FORMA
                        ADJUSTMENTS     COMBINED
                       --------------  -----------
Revenues.............    $              $ 350,760
Cost of revenues.....                     244,396
                       --------------  -----------
    Gross profit.....                     106,364
Selling, general and
  administrative
  expenses...........                      82,956

Amortization
  expense............                       2,474
Non-recurring
  acquisition costs..                       1,792
Restructuring costs..                         194
                       --------------  -----------
    Operating
      income.........                      18,948
Other (income)
  expense:
  Interest expense...        (2,530)(j)      4,770
  Interest income....
  Other..............                        (158)
                       --------------  -----------
Income (loss) before
  provision for
  income taxes.......         2,530        14,336
Provision for income
  taxes..............         1,012         1,104
                       --------------  -----------
Net (loss) income....    $    1,518     $  13,232
                       --------------  -----------
                       --------------  -----------
Weighted average
  shares outstanding:
    Basic............                      14,675(l)
    Diluted..........                      14,675(l)
Net income per share:
    Basic............                   $    0.90
    Diluted..........                   $    0.90


      See accompanying notes for pro forma combined financial statements.

                             SCHOOL SPECIALTY, INC.

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS

                                  (UNAUDITED)

                    (DOLLARS AND SHARE AMOUNTS IN THOUSANDS)

1. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS

(a) Adjustment to reflect purchase price adjustments associated with acquisition of Education Access for $3,250 of cash provided by U.S. Office Products. The portion of the consideration assigned to goodwill ($2,800) in the transaction accounted for under the purchase method represents the excess of the cost over the fair market value of the net assets acquired. The Company amortizes goodwill over a period of 40 years. The recoverability of the unamortized goodwill will be assessed on an ongoing basis by comparing anticipated undiscounted future cash flows from operations to net book value.


(b) Adjustment to reflect the refinancing of the payable to U.S. Office Products with the proceeds received from expected borrowings under the revolving credit facility with a third party.



(c) Adjustment to reflect the reclassification of divisional equity to common stock and additional paid in capital as a result of the Distribution. The Distribution will result in the issuance of 12,300 shares of common stock.



(d) Adjustment to reflect $31,631 of net proceeds from the sale of 2,375 shares of Common Stock as part of the Offering (net of expenses and underwriting discount) and the utilization of the proceeds to repay long-term debt.


2. UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME ADJUSTMENTS


(e) Adjustment to reflect reductions in executive compensation as a result of the elimination of certain executive positions and the renegotiations of executive compensation agreements resulting from certain acquisitions. The Company believes that these reductions are expected to remain in place for the foreseeable future and are not reasonably likely to affect the operating performance of the Company.



(f) Adjustment to reflect additional corporate overhead expenses to be incurred as a stand-alone, publicly traded entity, rather than as a division of U.S. Office Products.



(g) Adjustment to reflect the increase in amortization expense relating to goodwill recorded in purchase accounting related to the Fiscal 1997 and Fiscal 1998 Purchase Acquisitions for the periods prior to the respective dates of acquisition. The Company has recorded goodwill amortization in the historical financial statements from the respective dates of acquisition forward. The goodwill is being amortized over an estimated life of 40 years.



(h) Adjustment to reflect the increase in interest expense. Interest expense is being calculated on the average pro forma debt outstanding during the applicable periods at a weighted average interest rate of approximately 8.0%. The adjustment also reflects a reduction in interest income to zero as the Company generally expects to use available cash to repay debt. Pro forma interest expense will fluctuate $65 on an annual basis for each 0.125% change in interest rates.



(i) Adjustment to calculate the provision for income taxes on the combined pro forma results. The difference between the effective tax rate of 46% and the statutory tax rate of 35% for the nine months ended January 25, 1997 and January 24, 1998 relates primarily to state income taxes and non-deductible goodwill. The difference between the effective pro forma tax rate and the statutory tax

                             SCHOOL SPECIALTY, INC.

                                  (UNAUDITED)

                    (DOLLARS AND SHARE AMOUNTS IN THOUSANDS)

2. UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME ADJUSTMENTS (CONTINUED)

    rate for the fiscal year ended April 26, 1997 relates primarily to state taxes and nondeductible goodwill, offset by the reversal of a $5,300 deferred tax valuation allowance.



(j) Adjustment to reflect a decrease in interest expense as a result of the utilization of the net proceeds from the Offering and sale of shares to Messrs. Spalding, Vander Zanden and Pate of $31,631 to repay long-term debt at an annual interest rate of 8%.



(k) The approximately 12,300 weighted average shares outstanding used to calculate pro forma earnings per share is calculated based upon approximately 110,700 shares of U.S. Office Products common stock expected to be outstanding on the date of the School Specialty Distribution divided by nine, which is the Distribution Ratio. The shares of U.S. Office Products common stock expected to be outstanding on the date of the School Distribution are based upon (a) approximately 133,800 shares currently outstanding, plus (b) approximately 8,900 shares expected to be issued on conversion of U.S. Office Products convertible debt, plus (c) approximately 5,000 shares expected to be issued on exercise of outstanding U.S. Office Products stock options, minus (d) approximately 37,000 shares expected to be accepted in U.S. Office Products' equity self-tender which is part of the Strategic Restructuring Plan.



(l) The approximately 14,675 weighted average shares outstanding used to calculate pro forma as adjusted earnings per share is based upon the approximately 12,300 shares of common stock to be issued as a result of the School Specialty Distribution plus 2,125 shares to be sold in the Offering and 250 shares to be sold to Messrs. Spalding, Vander Zanden and Pate.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
American Academic Suppliers Holding Corporation

    We have audited the accompanying consolidated balance sheets of AMERICAN ACADEMIC SUPPLIERS HOLDING CORPORATION AND SUBSIDIARY as of December 31, 1995 and 1996, and the related consolidated statements of operations, changes in shareholders' equity and of cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Academic Suppliers Holding Corporation and Subsidiary as of December 31, 1995 and 1996, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

ALTSCHULER, MELVOIN AND GLASSER LLP

Chicago, Illinois
February 24, 1997

                AMERICAN ACADEMIC SUPPLIERS HOLDING CORPORATION

                                 AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                                                         DECEMBER 31,        SEPTEMBER 30,
                                                   ------------------------  --------------
                                                      1995         1996           1997
                                                   -----------  -----------  --------------
                                                                              (UNAUDITED)

                                  ASSETS
Current Assets:
  Cash...........................................  $     7,228  $    21,507   $      9,841
  Trade accounts receivable (net of allowance for
    doubtful accounts of $25,000)................    4,525,451    3,656,546     13,476,228
  Inventories (Note 1)...........................    1,805,731    1,599,140      2,398,435
  Other current assets and prepaid expenses......      127,673      173,549        269,234
                                                   -----------  -----------  --------------
                                                     6,466,083    5,450,742     16,153,738
                                                   -----------  -----------  --------------
Property, Plant and Equipment (less accumulated
  depreciation--
  Notes 1 and 2).................................    3,081,784    2,949,000      2,845,858
                                                   -----------  -----------  --------------
Other Assets:
  Excess of cost over the fair value of net
    assets acquired (less accumulated
    amortization of $320,322 $433,022, $509,311,
    respectively-- Note 1).......................    4,187,938    4,075,238      4,030,878
  Deferred financing costs (less accumulated
    amortization of $21,729, $42,729, and $50,965
    respectively--Note 1)........................       40,544       19,544              0
  Deposits.......................................       37,581       64,211              0
                                                   -----------  -----------  --------------
                                                     4,266,063    4,158,993      4,030,878
                                                   -----------  -----------  --------------
                                                   $13,813,930  $12,558,735   $ 23,030,474
                                                   -----------  -----------  --------------
                                                   -----------  -----------  --------------

                   LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable...............................  $ 1,476,312  $ 1,636,969   $  4,281,450
  Current portion of long-term debt (Note 4).....      168,673        3,135     10,772,516
  Other current liabilities and accrued expenses
    (Notes 3 and 9)..............................    1,968,780      736,374      2,391,544
                                                   -----------  -----------  --------------
                                                     3,613,765    2,376,478     17,445,510
                                                   -----------  -----------  --------------
Long-term Liabilities:
  Long-term debt (Note 4)........................    7,712,187    6,407,152              0
                                                   -----------  -----------  --------------
Shareholders' Equity:
  Common stock, (10,000 shares of $.01 par value
    authorized; 1,209, 1,232 and 1,232 shares
    issued and outstanding at December 31, 1995,
    1996, and September 30, 1997, respectively--
    Note 8)......................................           12           12             12
  Additional paid-in capital.....................    5,528,073    5,648,073      5,648,073
  Retained earnings (Accumulated deficit)........   (1,463,356)    (296,229)     1,513,630
                                                   -----------  -----------  --------------
                                                     4,064,729    5,351,856      7,161,715
  Excess of Purchase Price over Predecessor Basis
    (Note 1).....................................   (1,576,751)  (1,576,751)    (1,576,751)
                                                   -----------  -----------  --------------
                                                     2,487,978    3,775,105      5,584,964
                                                   -----------  -----------  --------------
                                                   $13,813,930  $12,558,735   $ 23,030,474
                                                   -----------  -----------  --------------
                                                   -----------  -----------  --------------

         The accompanying notes are an integral part of this statement.

                AMERICAN ACADEMIC SUPPLIERS HOLDING CORPORATION
                                 AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF OPERATIONS

                                        YEAR ENDED DECEMBER 31,      NINE MONTHS ENDED
                                                                       SEPTEMBER 30,
                                        ------------------------  ------------------------
                                           1995         1996         1996         1997
                                        -----------  -----------  -----------  -----------
                                                                        (UNAUDITED)
Net Sales.............................  $38,596,316  $39,290,879  $32,578,366  $38,497,843
Cost of Goods Sold....................   27,050,924   26,667,961   21,985,703   25,916,417
                                        -----------  -----------  -----------  -----------
Gross Profit..........................   11,545,392   12,622,918   10,592,663   12,581,426
Selling, General and Administrative
  Expenses............................    9,522,851    9,995,206    7,229,895    8,932,382
                                        -----------  -----------  -----------  -----------
Income from Operations................    2,022,541    2,627,712    3,362,768    3,649,044
                                        -----------  -----------  -----------  -----------
Other Expense:
  Interest............................    1,002,199      856,223      660,753      543,089
  Guarantee fees (Note 4).............      305,384      148,996      148,996            0
  Executive severance (Note 9)........      168,750            0            0            0
  Amortization of intangibles (Note
    1)................................      133,700      133,700      100,275      120,516
  Management fee (Note 8).............      112,000      182,000      121,500      198,000
  Other...............................      104,574      128,908       81,115      126,523
                                        -----------  -----------  -----------  -----------
                                          1,826,607    1,449,827    1,112,639      988,128
                                        -----------  -----------  -----------  -----------
Income before Income Taxes............      195,934    1,177,885    2,250,129    2,660,916
Income Tax Provision--Current.........       26,000       10,758        8,069      851,057
                                        -----------  -----------  -----------  -----------
Net Income............................  $   169,934  $ 1,167,127  $ 2,242,060  $ 1,809,859
                                        -----------  -----------  -----------  -----------
                                        -----------  -----------  -----------  -----------

         The accompanying notes are an integral part of this statement.

                AMERICAN ACADEMIC SUPPLIERS HOLDING CORPORATION
                                 AND SUBSIDIARY

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                     YEAR ENDED DECEMBER 31, 1995 AND 1996
            AND THE NINE MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED)

                                                                                                    EXCESS OF
                                                                                     RETAINED       PURCHASE
                                          SHARES                      ADDITIONAL     EARNINGS      PRICE OVER        TOTAL
                                        ISSUED AND                     PAID-IN     (ACCUMULATED    PREDECESSOR   SHAREHOLDERS'
                                        OUTSTANDING      PAR VALUE     CAPITAL       DEFICIT)         BASIS          EQUITY
                                      ---------------  -------------  ----------  --------------  -------------  --------------
Balances, December 31, 1994.........         1,209       $      12    $5,528,073   $ (1,633,290)   $(1,576,751)   $  2,318,044
Net Income, Year Ended December 31,
  1995..............................                                                    169,934                        169,934
                                             -----             ---    ----------  --------------  -------------  --------------
Balances, December 31, 1995.........         1,209              12     5,528,073     (1,463,356)    (1,576,751)      2,487,978
Issuance of Common Stock (Note 8)...            23                       120,000                                       120,000
Net Income, Year Ended December 31,
  1996..............................                                                  1,167,127                      1,167,127
                                             -----             ---    ----------  --------------  -------------  --------------
Balances, December 31, 1996.........         1,232              12     5,648,073       (296,229)    (1,576,751)      3,775,105
Unaudited data:
Net Income, Nine Months Ended
  September 30, 1997................                                                  1,809,859                      1,809,859
                                             -----             ---    ----------  --------------  -------------  --------------
Balances, September 30, 1997
  (unaudited).......................         1,232       $      12    $5,648,073   $  1,513,630    $(1,576,751)   $  5,584,964
                                             -----             ---    ----------  --------------  -------------  --------------
                                             -----             ---    ----------  --------------  -------------  --------------

       See accompanying notes to pro forma combined financial statements.

                AMERICAN ACADEMIC SUPPLIERS HOLDING CORPORATION
                                 AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                          YEAR ENDED DECEMBER 31,      NINE MONTHS ENDED
                                                                         SEPTEMBER 30,
                                          ------------------------  ------------------------
                                             1995         1996         1996         1997
                                          -----------  -----------  -----------  -----------
                                                                          (UNAUDITED)
Cash Flows from Operating Activities:
  Net income............................  $   169,934  $ 1,167,127  $ 2,242,060  $ 1,809,859
  Adjustments to reconcile net income to
    net cash provided by operating
    activities:
    Depreciation and amortization.......      404,222      381,791      281,842      292,031
    Change in assets and liabilities:
      Accounts receivable (net).........      643,826      868,905   (6,575,016)  (9,819,682)
      Inventories.......................      172,680      206,591     (523,208)    (799,296)
      Other assets......................      (56,950)     (72,506)     (95,646)     (89,177)
      Accounts payable..................     (140,915)     160,657    2,010,499    2,643,464
      Other liabilities and accrued
        expenses........................      968,782   (1,232,406)  (1,530,288)   1,652,036
                                          -----------  -----------  -----------  -----------
Net cash provided by (used in) operating
  activities............................    2,161,579    1,480,159   (4,189,757)  (4,310,765)
                                          -----------  -----------  -----------  -----------
Cash Flows Used in Investing Activities:
  Purchases of property and equipment...     (197,298)    (115,307)    (108,329)     (67,282)
                                          -----------  -----------  -----------  -----------
Cash Flows from Financing Activities:
  Repayment of revolving line of credit
    (net)...............................   (1,929,681)  (1,305,935)   4,227,957    5,766,671
  Repayment of term loans and mortgage..      (96,046)    (107,306)     (81,277)  (1,400,290)
  Principal payment on capital lease
    obligation..........................       (1,305)      (3,496)
  Repayment of promissory note payable
    to shareholder......................            0      (53,836)
  Proceeds from sale of common stock....            0      120,000      120,000
                                          -----------  -----------  -----------  -----------
  Net cash provided by (used in)
    financing activities................   (2,027,032)  (1,350,573)   4,266,680    4,366,381
                                          -----------  -----------  -----------  -----------
Net Increase (Decrease) in Cash.........      (62,751)      14,279      (31,406)     (11,666)
Cash, Beginning of Year.................       69,979        7,228        7,228       21,507
                                          -----------  -----------  -----------  -----------
Cash, End of Year.......................  $     7,228  $    21,507      (24,178)       9,841
                                          -----------  -----------  -----------  -----------
                                          -----------  -----------  -----------  -----------
Supplemental Disclosure of Cash Flow
  Information:
  Cash paid during the year for:
    Interest............................  $   977,000  $   864,134  $   660,753  $   543,089
                                          -----------  -----------  -----------  -----------
                                          -----------  -----------  -----------  -----------
    Income taxes........................  $     4,900  $    11,046  $         0  $    85,000
                                          -----------  -----------  -----------  -----------
                                          -----------  -----------  -----------  -----------
Supplemental Schedule of Noncash
  Operating, Investing and Financing
  Activities: Acquisition of equipment
  financed through capital lease
  obligation............................  $     8,953  $         0  $         0  $         0
                                          -----------  -----------  -----------  -----------
                                          -----------  -----------  -----------  -----------
Conversion of portion of accrued
  guaranteed fees to a note payable
  (Note 4)..............................  $    53,836  $         0  $         0  $         0
                                          -----------  -----------  -----------  -----------
                                          -----------  -----------  -----------  -----------

         The accompanying notes are an integral part of this statement.

                AMERICAN ACADEMIC SUPPLIERS HOLDING CORPORATION

                                 AND SUBSIDIARY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--NATURE OF ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES:

    American Academic Suppliers Holding Corporation ("AASHC") and its wholly owned subsidiary, American Academic Suppliers, Inc. ("AASI") (collectively referred to as the "Company"), is a direct distributor of school supplies, supplementary educational materials, furniture, and equipment to educational institutions, school systems and administrative offices located throughout the United States. Operations are conducted from owned and leased premises located in Cary, Illinois and from leased premises located in Mt. Laurel, New Jersey (Note 7).

    On February 28, 1993, AASHC acquired all of the outstanding common stock of AASI for $8,000,000. The acquisition was accounted for using the purchase method of accounting. Since the former shareholders of AASI acquired an equity interest in AASHC, the purchase price allocation has been adjusted by $1,576,751 to reflect the excess of the purchase price over the predecessor basis in the net assets acquired which, under generally accepted accounting principles, may not be recognized as an asset. Such excess of purchase price over predecessor basis was recorded as a reduction of the excess of cost over the fair value of net assets acquired and as a decrease in shareholders' equity as of the date of acquisition.

    The Company primarily sells its products to separate schools or school systems. As such, the majority of trade accounts receivable relate primarily to these customers. Management believes that the recorded allowance for doubtful accounts is adequate to cover potential losses associated with these customers.

    In the opinion of management, the Company has made all adjustments consisting only of normal recurring accruals, necessary for a fair presentation of the financial condition of the Company as of September 30, 1997 and the results of its operations and its cash flows for the nine months ended September 30, 1996 and 1997, as presented in the accompanying unaudited interim financial statements.

    In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    A summary of significant accounting policies is as follows:

       PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the accounts of AASHC and its wholly owned subsidiary, AASI. All intercompany accounts and balances have been eliminated in the consolidation.

       INVENTORIES--Inventories are valued at the lower of cost or market, with cost determined under the first-in, first-out ("FIFO") basis.

       DEPRECIATION AND AMORTIZATION--Depreciation of property, plant and equipment is computed under both accelerated and straight-line methods for financial reporting purposes, based on the estimated useful lives of the assets. For income tax reporting purposes, provisions for depreciation are computed principally under accelerated methods, as permitted by the Internal Revenue Code.

       The excess of cost over fair value of net assets acquired is being amortized under the straight-line method over a period of 40 years.

                AMERICAN ACADEMIC SUPPLIERS HOLDING CORPORATION

                                 AND SUBSIDIARY

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1--NATURE OF ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) Costs incurred in connection with obtaining long-term financing are amortized, on a straight-line basis, over the term of the financing commitment.

       INCOME TAXES--The Company accounts for income taxes under the provisions of Financial Accounting Standard No. 109. Under this standard, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

NOTE 2--PROPERTY, PLANT AND EQUIPMENT:

    Property, plant and equipment, at December 31, 1995 and 1996, stated at acquisition cost, consisted of the following:

                                                        1995        1996
                                                     ----------  ----------
Land...............................................  $  415,000  $  415,000
Buildings..........................................   2,333,828   2,335,258
Warehouse equipment................................     603,590     638,976
Office furniture and equipment.....................     249,060     255,613
Computer equipment.................................     173,285     245,223
                                                     ----------  ----------
    Total owned assets.............................   3,774,763   3,890,070
Equipment capitalized under lease obligation.......       8,953       8,953
                                                     ----------  ----------
                                                      3,783,716   3,899,023
Less accumulated depreciation......................    (701,932)   (950,023)
                                                     ----------  ----------
                                                     $3,081,784  $2,949,000
                                                     ----------  ----------
                                                     ----------  ----------

    Depreciation of property, plant, and equipment, for the years ended December 31, 1995 and 1996, amounted to approximately $270,500 and $248,000, respectively.

NOTE 3--OTHER CURRENT LIABILITIES AND ACCRUED EXPENSES:

    Other current liabilities and accrued expenses, at December 31, 1995 and 1996, consisted of the following:

                                                          1995       1996
                                                       ----------  ---------
Compensation and commissions.........................  $1,037,714  $ 390,037
Guarantor's fee (Note 4).............................     305,383          0
Severance pay (Note 9)...............................     170,442          0
Real estate taxes....................................      77,253     80,385
Interest.............................................      67,971     60,060
Other................................................     310,017    205,892
                                                       ----------  ---------
                                                       $1,968,780  $ 736,374
                                                       ----------  ---------
                                                       ----------  ---------

                AMERICAN ACADEMIC SUPPLIERS HOLDING CORPORATION

                                 AND SUBSIDIARY

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4--LONG-TERM DEBT:

    Long-term debt, at December 31, 1995 and 1996, consisted of the following:

                                                                        1995        1996
                                                                     ----------  ----------
Borrowings from Harris Trust and Savings Bank ("Harris") pursuant to a Credit Agreement ("Agreement") (see below):
    Revolving credit loan borrowings...............................  $5,787,922  $4,481,987
    Term loan borrowings...........................................     521,422     467,231
Mortgage note payable to Harris Bank Barrington, N.A. (secured by real estate occupied by the Company; payable in monthly
  installments, inclusive of interest at prime plus 1 1/2%, of
  $16,600; final maturity on December 16, 1999. Fully paid
  subsequent to year-end)..........................................   1,510,032   1,456,917
Promissory note payable to Pfingsten Executive Fund, L.P. (bearing
  interest at 10% per annum; paid in full during 1996).............      53,836           0
Capitalized lease obligation (payable in monthly installments of
  $291, inclusive of interest at 10%; final maturity June 7,
  1998)............................................................       7,648       4,152
                                                                     ----------  ----------
                                                                      7,880,860   6,410,287
Less current portion...............................................     168,673       3,135
                                                                     ----------  ----------
Long-term portion, due in 1998.....................................  $7,712,187  $6,407,152
                                                                     ----------  ----------
                                                                     ----------  ----------

    At December 31, 1996, the Harris Agreement provided maximum aggregate borrowings of $12,077,500. Interest on outstanding borrowings was payable monthly, at the prime rate (8.25% at December 31, 1996) plus 1%. The Company had availability under the Agreement of $1,100,000 at December 31, 1996. Pfingsten Executive Fund, L.P. (the Company's majority shareholder) had guaranteed $1,500,000 of the borrowings (reduced from $3,000,000 effective December 31, 1995) under the Agreement. Guarantee fees are charged to the Company at 10% per annum, which amounted to $305,384 and $148,996 for the years ended December 31, 1995 and 1996. The guarantees were released by Harris on October 31, 1996.

    On February 4, 1997, the Agreement with Harris was amended ("Amended Agreement") to provide maximum aggregate borrowings of $16,800,000 from June 1 through October 31, and $11,800,000 at all other times. Revolving credit loan borrowings, under the Amended Agreement which expires March 31, 1998, are limited to a computed "Borrowing Base" amount and bear interest at the Company's option at the prime rate or LIBOR plus 1.75%. The Amended Agreement requires the Company to pay .25% per annum on the average daily unused portion of the Revolving Credit Commitment and to pay a prepayment penalty in certain situations.

    The Amended Agreement contains covenants restricting certain corporate acts, such as restricting dividend and management fee payments, and requiring the maintenance of net worth levels and a financial ratio.

    Borrowings under the agreement with Harris are secured by all of the Company's assets.

    On February 4, 1997, the Company repaid the mortgage note and term loan from borrowings under the revolving credit loan.

                AMERICAN ACADEMIC SUPPLIERS HOLDING CORPORATION

                                 AND SUBSIDIARY

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4--LONG-TERM DEBT: (CONTINUED)
    Borrowings under the revolving credit, term loan and mortgage note at December 31, 1996 have been reported as long-term liabilities at December 31, 1996 as a result of the Amended Agreement and repayment of the mortgage note and term loan.

NOTE 5--INCOME TAXES:

    AASHC and its wholly owned subsidiary file a consolidated federal income tax return.

    The primary differences between the statutory and effective tax rates for 1995 and 1996 relate to the use of net operating loss carryforwards not previously recognized.

    Gross deferred income tax assets consist primarily of (a) net operating loss carryforwards, (b) accrued expenses not paid within two and one-half months after the end of the Company's year which are deductible for tax reporting purposes when paid, and (c) uniform capitalization rules (for additional inventory costs) reflected for tax reporting purposes only. The gross deferred income tax liability consists of the variation in the book and tax bases of property, plant and equipment.

    At December 31, 1995 and 1996, the Company's net deferred income tax asset and related valuation allowance consisted of:

                                                          1995       1996
                                                        ---------  ---------
Gross deferred tax asset..............................  $ 828,000  $ 262,000
Less valuation allowance..............................    517,000     84,000
                                                        ---------  ---------
Deferred tax asset, net of valuation allowance........    311,000    178,000
Less deferred tax liability...........................    311,000    178,000
                                                        ---------  ---------
                                                        $       0  $       0
                                                        ---------  ---------
                                                        ---------  ---------

    The valuation allowance decreased by $112,799 and $433,000 during 1995 and 1996, respectively.

    At December 31, 1996, the Company has available, as a carryforward to future years, a federal net operating loss carryforward of approximately $560,000, expiring in 2008 and 2009.

NOTE 6--EMPLOYEE BENEFIT PLAN:

    The Company is a participant in a Pfingsten Partners, L.P. master employee benefit plan. The plan, established under the provisions of Section 401(k) of the Internal Revenue Code provides, among other things, for the Company to make discretionary contributions. Such employer contributions to the plan, for the years ended December 31, 1995 and 1996, amounted to $43,427 and $24,534, respectively.

    Certain professionals of Pfingsten Partners, L.P. (Note 8) serve as the trustees of the plan.

NOTE 7--LEASES:

    The Company leases an office building and a warehouse under various operating agreements which expire in 1998. The office building lease is renewable at the Company's option for 36 additional months with an escalated monthly payment. Rent expense incurred under these leases, for the years ended December 31, 1995 and 1996, totalled approximately $253,000 and $251,000, respectively.

                AMERICAN ACADEMIC SUPPLIERS HOLDING CORPORATION

                                 AND SUBSIDIARY

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7--LEASES: (CONTINUED)
    Future minimum lease payments under the aforementioned operating leases, at December 31, 1996, are as follows:

1997.............................................................  $ 258,000
1998.............................................................     73,000
                                                                   ---------
                                                                   $ 331,000
                                                                   ---------
                                                                   ---------

NOTE 8--SHAREHOLDERS' EQUITY AND RELATED-PARTY TRANSACTIONS:

    During the year ended December 31, 1996, the Company issued 23 shares of common stock to certain officers for $120,000 in cash.

    For the years ended December 31, 1995 and 1996, the Company incurred $112,000 and 182,000, respectively, in fees pursuant to a management agreement with Pfingsten Partners, L.P., which entity is an affiliate of the Company's majority shareholder, Pfingsten Executive Fund, L.P.

    During the years ended December 31, 1995 and 1996, approximately $15,300 and $6,900, respectively, in consulting services were paid by Pfingsten Partners, L.P., on behalf of the Company, and charged to the Company. Additionally, at December 31, 1995, $12,000 was owed to a shareholder of the Company for services rendered during 1995.

    See Notes 3 and 4 for additional related-party transactions.

NOTE 9--SEVERANCE AGREEMENTS:

    During December 1995, the Company terminated its employment agreement with its president and recognized a $168,750 charge to operations to cover the cost associated with this termination. The related amount owed pertaining to the aforementioned charge, as well as a 1993 termination, at December 31, 1995, was $170,442. There were no outstanding amounts at December 31, 1996.

NOTE 10--SUBSEQUENT EVENT (UNAUDITED):

    Effective December 15, 1997, the Company and its stockholders entered into a definitive agreement with U.S. Office Products Company ("U.S. Office Products") pursuant to which U.S. Office Products acquired all outstanding shares of the Company's common stock in exchange for cash.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors

of Sax Arts and Crafts, Inc.

    In our opinion, the accompanying balance sheets and related statements of operations, of shareholder's equity and of cash flows present fairly, in all material respects, the financial position of Sax Arts and Crafts, Inc. at December 16, 1995 and December 25, 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 25, 1996 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the accounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
Minneapolis, Minnesota

February 3, 1998

                           SAX ARTS AND CRAFTS, INC.

                                 BALANCE SHEETS

                                                  DECEMBER 16,    DECEMBER 25,     JUNE 29,
                                                      1995            1996           1997
                                                 --------------  --------------  ------------
                                                                                 (UNAUDITED)

                                           ASSETS
Current assets:
  Cash.........................................   $    102,900    $    114,492    $  109,544
  Accounts receivable--trade, less allowance
    for doubtful accounts of $31,860, $49,860
    and $37,448, respectively..................      4,656,651       4,383,464     4,114,798
  Inventories..................................      5,591,557       5,441,664     7,145,216
  Prepaid expenses and other current assets....        856,943         429,741       747,466
                                                 --------------  --------------  ------------
    Total current assets.......................     11,208,051      10,369,361    12,117,024

Net property, plant and equipment..............      1,034,648         820,827       658,356
Other assets...................................         42,477          26,506        26,506
                                                 --------------  --------------  ------------
    Total assets...............................   $ 12,285,176    $ 11,216,694    $12,801,886
                                                 --------------  --------------  ------------
                                                 --------------  --------------  ------------

                            LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Accounts payable--trade......................   $  4,210,593    $  1,947,833    $3,403,006
  Affiliate payable, net.......................      3,212,473       1,806,645     3,130,496
  Accrued income taxes.........................      1,802,399       1,814,139       401,063
  Other accrued expenses.......................        684,089         806,241       856,057
                                                 --------------  --------------  ------------

    Total current liabilities..................      9,909,554       6,374,858     7,790,622
Deferred income taxes..........................         42,256          16,202        16,202
Other liabilities..............................         69,195          69,197        92,000
                                                 --------------  --------------  ------------
    Total liabilities..........................     10,021,005       6,460,257     7,898,824

Shareholder's equity:
Common stock, $1.00 par value, 1,000 shares
  authorized, issued and outstanding...........          1,000           1,000         1,000
  Capital surplus--additional paid-in
    capital....................................      1,507,597       1,507,597     1,507,597
  Retained earnings............................        755,574       3,247,840     3,394,465
                                                 --------------  --------------  ------------
    Total shareholder's equity.................      2,264,171       4,756,437     4,903,062
                                                 --------------  --------------  ------------
    Total liabilities and shareholder's
      equity...................................   $ 12,285,176    $ 11,216,694    $12,801,886
                                                 --------------  --------------  ------------
                                                 --------------  --------------  ------------

                See accompanying notes to financial statements.

                           SAX ARTS AND CRAFTS, INC.

                            STATEMENTS OF OPERATIONS

                                            YEAR ENDED                        SIX MONTHS ENDED
                          ----------------------------------------------  ------------------------
                           DECEMBER 17,    DECEMBER 16,    DECEMBER 25,    JUNE 30,     JUNE 29,
                               1994            1995            1996          1996         1997
                          --------------  --------------  --------------  -----------  -----------

                                                                                (UNAUDITED)

Net sales...............   $ 29,169,879    $ 33,239,883    $ 34,350,947   $11,125,967  $13,009,456
Cost of sales...........     16,369,453      19,029,918      20,078,806     6,562,838    8,286,522
                          --------------  --------------  --------------  -----------  -----------
    Gross profit........     12,800,426      14,209,965      14,272,141     4,563,129    4,722,934
Selling, administrative
  and other expenses....      8,401,463       9,169,667       9,734,256     4,379,178    4,427,608
                          --------------  --------------  --------------  -----------  -----------
    Operating earnings..      4,398,963       5,040,298       4,537,885       183,951      295,326
Other income (expense),
  net...................       (510,508)       (545,302)       (476,886)     (222,759)     (52,971)
                          --------------  --------------  --------------  -----------  -----------
Earnings before income
  taxes.................      3,888,455       4,494,996       4,060,999       (38,808)     242,355
Income taxes............      1,502,315       1,738,191       1,568,733       (14,351)      95,730
                          --------------  --------------  --------------  -----------  -----------
Net earnings (loss).....   $  2,386,140    $  2,756,805    $  2,492,266   $   (24,457) $   146,625
                          --------------  --------------  --------------  -----------  -----------
                          --------------  --------------  --------------  -----------  -----------

                See accompanying notes to financial statements.

                           SAX ARTS AND CRAFTS, INC.

                       STATEMENTS OF SHAREHOLDER'S EQUITY

                                    COMMON STOCK       ADDITIONAL                    TOTAL
                               ----------------------   PAID-IN     RETAINED     SHAREHOLDER'S
                                SHARES      AMOUNT      CAPITAL     EARNINGS        EQUITY
                               ---------  -----------  ----------  -----------  ---------------
Balance, December 18, 1993...      1,000   $   1,000   $1,507,597  $   512,629   $   2,021,226
  Dividends..................                                       (2,400,000)     (2,400,000)
  Net income.................                                        2,386,140       2,386,140
                               ---------  -----------  ----------  -----------  ---------------
Balance, December 17, 1994...      1,000       1,000    1,507,597      498,769       2,007,366
  Dividends..................                                       (2,500,000)     (2,500,000)
  Net income.................                                        2,756,805       2,756,805
                               ---------  -----------  ----------  -----------  ---------------
Balance, December 16, 1995...      1,000       1,000    1,507,597      755,574       2,264,171
  Net income.................                                        2,492,266       2,492,266
                               ---------  -----------  ----------  -----------  ---------------
Balance, December 25, 1996...      1,000       1,000    1,507,597    3,247,840       4,756,437
  Net income (unaudited).....                                          146,625         146,625
                               ---------  -----------  ----------  -----------  ---------------
Balance, June 29, 1997
  (unaudited)................      1,000   $   1,000   $1,507,597  $ 3,394,465   $   4,903,062
                               ---------  -----------  ----------  -----------  ---------------
                               ---------  -----------  ----------  -----------  ---------------

                See accompanying notes to financial statements.

                           SAX ARTS AND CRAFTS, INC.
                            STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED                        SIX MONTHS ENDED
                                               ----------------------------------------------  ------------------------
                                                DECEMBER 17,    DECEMBER 16,    DECEMBER 25,    JUNE 30,     JUNE 29,
                                                    1994            1995            1996          1996         1997
                                               --------------  --------------  --------------  -----------  -----------

                                                                                                     (UNAUDITED)
Cash flows from operating activities:
  Net earnings (loss)........................   $  2,386,140    $  2,756,805    $  2,492,266   $   (24,457) $   146,625
  Adjustments to reconcile net earnings
    (loss) to cash provided by operating
    activities:
      Depreciation and amortization..........        327,489         340,556         371,516       178,529      153,891
      Deferred income taxes..................            599         (30,302)        (26,054)      --           --
      Gain on disposal of fixed assets.......         (5,350)        (21,505)         (6,578)       (6,205)     (23,234)
      Impact on cash flow from changes in
        working capital:
          Accounts receivable................       (185,934)       (734,239)        273,187     1,403,353      268,666
          Inventory..........................       (659,936)            144         149,893    (2,287,194)  (1,703,552)
          Other current assets...............       (632,521)        (56,442)        427,202      (109,614)    (317,726)
          Accounts payable...................        155,519       2,590,011      (2,262,760)   (2,172,326)   1,455,174
          Affiliates payable.................        942,481      (2,521,286)     (1,405,828)    2,927,060    1,323,851
          Accrued expenses...................       (212,673)        656,493         133,894        27,125   (1,340,457)
                                               --------------  --------------  --------------  -----------  -----------
              Net cash provided by (used in)
                operating activities.........      2,115,814       2,980,235         146,738       (63,729)     (36,762)
                                               --------------  --------------  --------------  -----------  -----------
Cash flows from investing activities:
  Purchased property, plant and equipment....       (196,752)       (473,305)       (157,695)       (9,789)     (27,006)
  Proceeds from sales of assets..............          5,350          21,505           6,578        11,450       58,820
  Increase in other assets...................        --              --               15,971        15,971      --
                                               --------------  --------------  --------------  -----------  -----------
              Net cash provided by (used in)
                investing activities.........       (191,402)       (451,800)       (135,146)       17,632       31,814
                                               --------------  --------------  --------------  -----------  -----------
Cash flows from financing activities:
  Dividend payment...........................     (2,400,000)     (2,500,000)        --            --           --
                                               --------------  --------------  --------------  -----------  -----------
              Net cash used in financing
                activities...................     (2,400,000)     (2,500,000)        --            --           --
                                               --------------  --------------  --------------  -----------  -----------
Net increase (decrease) in cash..............       (475,588)         28,435          11,592       (46,097)      (4,948)
Cash at beginning of period..................        550,053          74,465         102,900       102,900      114,492
                                               --------------  --------------  --------------  -----------  -----------
Cash at end of period........................   $     74,465    $    102,900    $    114,492   $    56,803  $   109,544
                                               --------------  --------------  --------------  -----------  -----------
                                               --------------  --------------  --------------  -----------  -----------
Supplemental disclosures of cash flow
  information:
    Cash paid for interest...................   $     91,585    $        390    $    --        $   --       $        23
    Cash paid for taxes......................   $  1,540,000    $  1,480,000    $  1,780,000   $   141,000  $    95,000


                See accompanying notes to financial statements.

                           SAX ARTS AND CRAFTS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND OPERATIONS

    Sax Arts and Crafts, Inc. (the "Company") is a national mail order distributor of art and craft supplies to schools and educational institutions. Sax Arts and Crafts, Inc. is a wholly-owned subsidiary of Day-Timers, Inc. (the "Parent"). The Parent is owned by ACCO World Corporation ("ACCO"), which is a wholly-owned subsidiary of Fortune Brands International ("Fortune Brands"). On June 30, 1997, the Company and its shareholder entered into a definitive agreement with U.S. Office Products Company ("U.S. Office Products") pursuant to which the Company was acquired by U.S. Office Products. All outstanding shares of the Company were exchanged for cash.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

FISCAL YEAR

    The Company's fiscal year ends on the third Saturday in December. Fiscal year 1994 ended on December 17, 1994 and fiscal year 1995 ended on December 16, 1995. In 1996, the Company's fiscal year end was changed to December 25, 1996 in order to comply with the closing date of the Parent. As a result, fiscal 1996 has 53 weeks.

UNAUDITED INTERIM FINANCIAL STATEMENTS

    In the opinion of management, the Company has made all adjustments consisting only of normal recurring accruals, necessary for a fair presentation of the financial condition of the Company as of June 29, 1997 and the results of its operations and its cash flows for the six months ended June 30, 1996 and June 29, 1997, as presented in the accompanying unaudited interim financial statements.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

    The Company recognizes revenue upon shipment of the product as obligations subsequent to delivery are not significant.

CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of accounts receivable. The Company provides products to a wide range of customers who primarily operate in the education sector. The Company does not believe it is exposed to any undue concentration of credit risk based on the strong credit history of the Company's customer base.

                           SAX ARTS AND CRAFTS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INCOME TAXES

    The Company is part of a consolidated tax group with its Parent. For purposes of these financial statements, income taxes have been provided as if the Company filed a separate tax return. Income taxes are calculated in accordance with the liability method of accounting for income taxes as provided by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Deferred taxes are provided on temporary differences between book and tax basis of assets and liabilities which will have a future impact on taxable income.

3. INVENTORIES

    Inventories are recorded at cost (not in excess of market value) as determined by the weighted average cost method. Inventories are comprised as follows:

                                                               DECEMBER 16,    DECEMBER 25,
                                                                   1995            1996
                                                              --------------  --------------
Finished goods..............................................   $  5,647,290    $  5,493,859
Less--Reserves..............................................         55,733          52,195
                                                              --------------  --------------
    Total inventory.........................................   $  5,591,557    $  5,441,664
                                                              --------------  --------------
                                                              --------------  --------------

4. PROPERTY, PLANT AND EQUIPMENT

    The major classes are:

                                                               DECEMBER 16,    DECEMBER 25,
                                                                   1995            1996
                                                              --------------  --------------
Buildings and improvements..................................   $    129,302    $    120,045
Automobiles.................................................        251,382         245,403
Machinery and equipment.....................................      1,463,156       1,482,480
Computer hardware and software..............................        806,755         982,415
Construction in progress....................................        157,534          58,544
                                                              --------------  --------------
    Total cost..............................................      2,808,129       2,888,887
Less--Accumulated depreciation..............................     (1,773,481)     (2,068,060)
                                                              --------------  --------------
Net property, plant and equipment...........................   $  1,034,648    $    820,827
                                                              --------------  --------------
                                                              --------------  --------------

    Depreciation is generally computed on a straight-line method over the estimated useful lives of the assets including assets acquired by capital leases. Accelerated depreciation is used for income tax purposes where permitted. Depreciation expense recorded for the years ended December 17, 1994, December 16, 1995 and December 25, 1996 was $327,489, $340,556 and $371,516,
respectively.

                           SAX ARTS AND CRAFTS, INC.

5. INCOME TAXES

    The income tax provision consists of the following components:

                                                DECEMBER 17,    DECEMBER 16,    DECEMBER 25,
                                                    1994            1995            1996
                                               --------------  --------------  --------------
Current portion:
  Federal....................................   $  1,292,616    $  1,522,247    $  1,372,728
  State......................................        209,100         246,246         222,059
                                               --------------  --------------  --------------
                                                   1,501,716       1,768,493       1,594,787
                                               --------------  --------------  --------------
Deferred portion:
  Federal....................................            516         (26,083)        (22,426)
  State......................................             83          (4,219)         (3,628)
                                               --------------  --------------  --------------
                                                         599         (30,302)        (26,054)
                                               --------------  --------------  --------------
Income tax provision.........................   $  1,502,315    $  1,738,191    $  1,568,733
                                               --------------  --------------  --------------
                                               --------------  --------------  --------------

    Deferred tax assets (liabilities) consist of the following:

                                                               DECEMBER 16,    DECEMBER 25,
                                                                   1995            1996
                                                              --------------  --------------
Accruals....................................................    $   58,944      $   64,186
Asset reserves..............................................        12,585          19,693
Inventories.................................................        17,370          15,610
Pension.....................................................        41,828          39,066
                                                              --------------  --------------
    Gross deferred tax assets...............................       130,727         138,555
Depreciation................................................      (172,983)       (154,757)
                                                              --------------  --------------
    Gross deferred tax liabilities..........................      (172,983)       (154,757)
                                                              --------------  --------------
    Net deferred tax liability..............................    $  (42,256)     $  (16,202)
                                                              --------------  --------------
                                                              --------------  --------------

    The effective rate for income taxes differs from the statutory rate as follows:

                                                 DECEMBER 17,       DECEMBER 16,       DECEMBER 25,
                                                     1994               1995               1996
                                               -----------------  -----------------  -----------------
U.S. federal statutory tax rate..............           34.0%              34.0%              34.0%
Non-deductible expenses......................            0.1                0.2                0.1
State income taxes, net of federal benefit...            5.5                5.5                5.5
Other........................................           (1.0)              (1.0)              (1.0)
                                                         ---                ---                ---
                                                        38.6%              38.7%              38.6%
                                                         ---                ---                ---
                                                         ---                ---                ---

                           SAX ARTS AND CRAFTS, INC.

6. RELATED PARTY TRANSACTIONS

    The affiliates payable component on the balance sheet represents the net balance payable to the Parent and its affiliates. Interest is charged to the Company on the outstanding balance. An analysis of the activity in this account is as follows:

                                                DECEMBER 17,    DECEMBER 16,    DECEMBER 25,
                                                    1994            1995            1996
                                               --------------  --------------  --------------
Balance at beginning of period...............   $ (4,791,279)   $ (5,733,759)   $ (3,212,473)
Cost allocations and direct charges from
  Parent.....................................        (59,981)        (24,414)        (73,569)
Interest charged by Parent...................       (421,370)       (602,674)       (528,324)
Intercompany sales...........................        --              273,106         471,794
Cash transfers...............................       (461,129)      2,875,268       1,535,927
                                               --------------  --------------  --------------
Balance at end of period.....................   $ (5,733,759)   $ (3,212,473)   $ (1,806,645)
                                               --------------  --------------  --------------
                                               --------------  --------------  --------------

    The Company has the following affiliated receivables and payables:

                                                               DECEMBER 16,    DECEMBER 25,
                                                                   1995            1996
                                                              --------------  --------------
Receivable from:
  Day-Timers Canada.........................................   $     11,054    $    186,581
  Fortune Brands............................................        --              648,932
                                                              --------------  --------------
    Total...................................................   $     11,054    $    835,513
                                                              --------------  --------------
                                                              --------------  --------------
Payable to:
  ACCO......................................................   $ (2,089,941)   $ (2,618,265)
  Parent....................................................        (21,202)        (23,893)
  Fortune Brands............................................     (1,112,384)        --
                                                              --------------  --------------
    Total...................................................   $ (3,223,527)   $ (2,642,158)
                                                              --------------  --------------
                                                              --------------  --------------

    Services provided to the Company by the Parent and its affiliates include expenses incurred and paid by the Parent on the Company's behalf and charges for accounting and payroll functions provided by the Parent. The primary components of cost allocations and direct charges from the Parent and affiliates are as follows:

                                                DECEMBER 17,    DECEMBER 16,     DECEMBER 25,
                                                    1994            1995             1996
                                               --------------  ---------------  ---------------
Payroll and accounting function..............                                      $  38,950
Employee benefits............................    $   34,922
Insurance....................................        21,009       $  21,202           29,222
Bank charges.................................         4,050           3,212            5,397
                                               --------------  ---------------  ---------------
                                                 $   59,981       $  24,414        $  73,569
                                               --------------  ---------------  ---------------
                                               --------------  ---------------  ---------------

                           SAX ARTS AND CRAFTS, INC.

7. LEASE COMMITMENTS

                                                            DECEMBER 25,
FISCAL YEAR                                                     1996
---------------------------------------------------------  --------------
1997.....................................................   $    506,847
1998.....................................................        417,091
1999.....................................................        334,447
2000.....................................................        319,545
2001 and thereafter......................................        399,431
                                                           --------------
  Total minimum lease payments...........................   $  1,977,361
                                                           --------------
                                                           --------------

    Rental expense for all operating leases charged against earnings amounted to $553,198, $546,603 and $559,830 for the years ended December 17, 1994, December 16, 1995 and December 25, 1996, respectively.

8. RETIREMENT PLAN

    Nonunion employees of the Company participate in a noncontributory defined benefit plan established by the Parent. Benefits for the plan are based primarily on years of service and employees' average monthly earnings. The Parent's funding policy is consistent with the funding requirements of federal law and regulations. Plan assets consist principally of listed equity securities. Participants are fully vested in the plan after completing five years of service.

    As of the most recent actuarial valuation, the total pension costs for the Parent for the year ended December 25, 1996 consisted of the following:

                                                                TOTAL
                                                               PARENT'S
                                                                 PLAN
                                                              ----------
Service cost--benefits earned during the period.............  $1,479,787
Interest cost on projected benefit obligation...............   1,640,620
Expected return on plan assets..............................  (1,783,635)
Amortization of unrecognized prior service cost.............      (6,752)
All other cost components...................................      40,302
                                                              ----------
Net pension costs...........................................  $1,370,322
                                                              ----------
                                                              ----------

    The net pension costs of the plan for the years ended December 17, 1994, December 16, 1995 and December 25, 1996 allocated to the Company by the Parent were $86,000, $94,000 and $108,000, respectively.

                           SAX ARTS AND CRAFTS, INC.

8. RETIREMENT PLAN (CONTINUED)
    As of the most recent actuarial valuation, the funded status of the plan for the Parent as of December 25, 1996 is as follows:

                                                                TOTAL
                                                              PARENT'S
                                                                PLAN
                                                             -----------
Actuarial present value of benefit obligations:
  Vested benefits..........................................  $17,629,613
  Non-vested benefit.......................................    1,458,142
                                                             -----------
Accumulated benefit obligation.............................   19,087,755
Effect of projected future compensation increases..........    5,300,546
                                                             -----------
Projected benefit obligation...............................   24,388,301
Plan assets at fair value..................................   22,052,322
                                                             -----------
Projected benefit obligation in excess of plan assets......   (2,335,979)
Unrecognized prior service cost............................      (32,672)
Unrecognized net gain......................................      (60,338)
                                                             -----------
Accrued pension costs......................................  $(2,428,989)
                                                             -----------
                                                             -----------

    The accrued pension costs at December 16, 1995 and December 31, 1996 attributed to the Company were $183,000 and $177,000, respectively.

    Upon being acquired by U.S. Office Products, the plan was terminated for the Company's plan participants and the net assets will be distributed for their benefit.

9. OTHER POSTRETIREMENT PLAN

    The Parent provides health care and life insurance benefits for eligible retired employees and their eligible dependents. The cost of these benefits was determined by application of actuarial assumptions and healthcare trend rates. Based on the actuarial valuations performed for the years ended December 17, 1994, December 16, 1995 and December 25, 1996, the total net periodic postretirement costs (benefit) allocated by the Parent to the Company were $10,000, $2,000 and $(1,000), respectively.

    The accrued other postretirement costs as of the years ended December 16, 1995 and December 25, 1996 attributed to the Company were $141,000 and $129,000, respectively.

    Upon being acquired by U.S. Office Products, the plan was terminated for the Company's plan participants and the net assets will be distributed for their benefit.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of such Underwriters has severally agreed to purchase from the Company the respective number of shares of Common Stock set forth opposite its name below:


                                                                                              NUMBER OF
                                                                                              SHARES OF
                                                                                               COMMON
                                       UNDERWRITERS                                             STOCK
-------------------------------------------------------------------------------------------  -----------
Goldman, Sachs & Co........................................................................
NationsBanc Montgomery Securities LLC......................................................
Smith Barney Inc...........................................................................
Piper Jaffray Inc..........................................................................
                                                                                             -----------
    Total..................................................................................    2,125,000
                                                                                             -----------
                                                                                             -----------


    Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

    The Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such
price less a concession of $   per share. The Underwriters may allow, and such
dealers may reallow, a concession not in excess of $   per share to certain
brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.


    The Company has granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 318,750 additional shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 2,125,000 shares of Common Stock offered.



    The Company and certain of its directors and executive officers who will hold an aggregate of 114,355 shares of Common Stock have agreed that, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus, it will not offer, sell, contract to sell or otherwise dispose of any securities of the Company (other than pursuant to employee stock option plans existing, or on the conversion or exchange of convertible or exchangeable securities outstanding, on the date of this Prospectus) which are substantially similar to the shares of Common Stock of which are convertible into or exchangeable for securities which are substantially similar to the shares of Common Stock without the prior written consent of the Underwriters, except for the shares of Common Stock offered in connection with the offering.



    More than 10% of the net proceeds of the Offering are expected to be paid to NationsBank, N.A., an affiliate of NationsBanc Montgomery Securities LLC, one of the Underwriters. Accordingly, this Offering is being conducted pursuant to the requirements of Rules 2710(c)(8) and 2720(c)(3) of the Conduct Rules of the National Association of Securities Dealers, Inc., which provide that the initial public offering price can be no higher than that recommended by a "qualified independent underwriter" meeting certain standards. In accordance with this requirement, Goldman, Sachs & Co. has served in such role and has recommended a price in compliance with the requirements of Rule 2720(c)(3). Goldman, Sachs & Co. will receive compensation from the Company in the amount of $10,000 for serving in such role. In connection with the Offering, Goldman, Sachs & Co. in its role as qualified independent underwriter has performed due diligence investigations and reviewed and participated in the preparation of this Prospectus and the Registration Statement of which this Prospectus forms a part. In addition, the Underwriters may not confirm sales to any discretionary account without the prior specific written approval of the customer.



    In connection with the offering, the Underwriters may purchase and sell the Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Underwriters in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Common Stock; and short positions created by the Underwriters involve the sale by the Underwriters of a greater number of shares of Common Stock than they are required to purchase from the Company in the Offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the securities sold in the Offering may be reclaimed by the Underwriters if such securities are repurchased by the Underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.


    Prior to this offering, there has been no public market for the shares. The initial public offering price will be negotiated among the Company and the Underwriters. Among the factors to be considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, will be the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.


    In addition to the 2,125,000 shares of Common Stock offered by the Underwriters, School Specialty is selling 250,000 shares of Common Stock directly to Daniel P. Spalding, its Chairman and Chief Executive Officer, David
J. Vander Zanden, its President and Chief Operating Officer, and Donald Ray Pate, Jr., its Executive Vice President for Re-Print. The Underwriters will not participate in, or receive any discount or commission on, the sale of such shares being sold by School Specialty directly.


    The Common Stock will be quoted on the Nasdaq National Market under the symbol "ABCZ".

    The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                            ------------------------

                               TABLE OF CONTENTS


                                                    PAGE
                                                    -----
Summary........................................           3
Risk Factors...................................           8
The Spin-Off From U.S. Office Products.........          14
Use of Proceeds................................          19
Dividend Policy................................          19
Dilution.......................................          20
Capitalization.................................          21
Selected Financial Data........................          22
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................          25
Industry Overview..............................          34
Business.......................................          35
Management.....................................          42
Certain Transactions...........................          51
Principal Stockholders.........................          52
Description of School Specialty Capital
  Stock........................................          53
Experts........................................          57
Validity of Shares.............................          57
Additional Information.........................          57
Index to Financial Statements..................         F-1
Underwriting...................................         U-1


                            ------------------------

    THROUGH AND INCLUDING             , 1998 (THE 25TH DAY AFTER THE DATE OF
THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                2,125,000 SHARES


                             SCHOOL SPECIALTY, INC.

                                  COMMON STOCK

                          (PAR VALUE $.001 PER SHARE)

                               ------------------

                                     [LOGO]

                               ------------------

                              GOLDMAN, SACHS & CO.

                     NATIONSBANC MONTGOMERY SECURITIES LLC

                              SALOMON SMITH BARNEY

                               PIPER JAFFRAY INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the fees and expenses payable by School Specialty in connection with the issuance and distribution of the securities. All of such expenses except the Securities and Exchange Commission registration fee are estimated:


SEC Registration.......................................................  $   14,750
National Association of Securities Dealers, Inc. Filing Fee............  $    5,500
Nasdaq Listing Fee.....................................................  $   47,500
Transfer Agents Fees and Expenses......................................  $   75,000
Legal Fees and Expenses................................................  $  500,000
Accounting Fees and Expenses...........................................  $  500,000
Printing Fees and Expenses.............................................  $  350,000
Blue Sky Fees and Expenses.............................................  $    5,000
Miscellaneous..........................................................  $    2,250
                                                                         ----------
    Total..............................................................  $1,500,000
                                                                         ----------
                                                                         ----------


------------------------

* To be supplied by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Article Nine of School Specialty's Certificate of Incorporation provides that School Specialty shall indemnify its directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

    Section 145 of the General Corporation Law of the State of Delaware permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

    Article Eight of School Specialty's Certificate of Incorporation states that directors of School Specialty will not be liable to School Specialty or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to School Specialty or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit.

    Article IV of School Specialty's Bylaws provides that School Specialty shall indemnify its officers and directors (and those serving at the request of School Specialty as an officer or director of another corporation, partnership, joint venture, trust or other enterprise), and may indemnify its employees and agents (and those serving at the request of School Specialty as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred, if such officer, director, employee or agent acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of School Specialty, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In a derivative action, indemnification shall be limited to expenses (including attorneys' fees) actually and reasonably incurred by such officer, director, employee or agent in the defense or settlement of such action or suit, and no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to School Specialty unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

    Unless the Board of Directors of School Specialty otherwise determines in a specific case, expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding shall be paid by School Specialty in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by School Specialty.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    None.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    See index to exhibits.

ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing or closings specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    The undersigned Registrant hereby further undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(b) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Appleton, Wisconsin, on May 14, 1998.


                                SCHOOL SPECIALTY, INC.

                                By:            /s/ DANIEL P. SPALDING
                                     -----------------------------------------
                                              Name: Daniel P. Spalding
                                           Title: Chief Executive Officer


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



          SIGNATURE                      CAPACITY                   DATE
------------------------------  ---------------------------  -------------------

    /s/ DANIEL P. SPALDING      Chief Executive Officer         May 14, 1998
------------------------------    (Principal Executive
      Daniel P. Spalding          Officer); Director

   /s/ DONALD J. NOSKOWIAK      Chief Financial Officer         May 14, 1998
------------------------------    (Principal Financial and
     Donald J. Noskowiak          Accounting Officer)

                                 EXHIBIT INDEX


EXHIBIT                                       DESCRIPTION
---------  ---------------------------------------------------------------------------------
   1.1***  Form of Underwriting Agreement
   3.1***  Amended and Restated Certificate of Incorporation
   3.2***  Bylaws
   4.1***  Form of certificate representing shares of Common Stock
     5***  Opinion of Wilmer, Cutler & Pickering as to legality of securities being offered
8***       Tax opinion of Wilmer, Cutler & Pickering
  10.1*    Form of Distribution Agreement among U.S. Office Products Company, Workflow
           Management, Inc., Aztec Technology Partners Inc., Navigant International Inc.,
           and School Specialty, Inc.
  10.2***  Form of Tax Allocation Agreement among U.S. Office Products Company, Workflow
           Management, Inc., Aztec Technology Partners, Inc., Navigant International, Inc.,
           and School Specialty, Inc.
  10.3*    Tax Indemnification Agreement among Workflow Management, Inc., Aztec Technology
           Partners, Inc., Navigant International, Inc., and School Specialty, Inc.
  10.4*    Employee Benefits Agreement among Workflow Management, Inc., Aztec Technology
           Partners, Inc., Navigant International, Inc., and School Specialty, Inc.
  10.5+    Employment Agreement dated April 29, 1996, between Daniel P. Spalding and School
           Specialty, Inc.
  10.6+    Employment Agreement dated July 26, 1996, between Donald Ray Pate, Jr. and The
           Re-Print Corp.
  10.7+    Employment Agreement dated June 27, 1997, between Richard H. Nagel and Sax Arts &
           Crafts, Inc.
  10.8***  Agreement dated as of January 13, 1998 between U.S. Office Products and Jonathan
           J. Ledecky
  10.9***  Form of Employment Agreement between David J. Vander Zanden and School Specialty,
           Inc.
  21*      Subsidiaries of Registrant
  23.1***  Consent of Wilmer, Cutler & Pickering contained in Exhibits 5 and 8 hereto
  23.2*    Consent of Price Waterhouse, LLP
  23.3*    Consent of Ernst & Young, LLP
  23.4*    Consent of BDO Seidman, LLP
  23.5*    Consent of Altschuler, Melvoin and Glasser LLP
  23.6*    Consent of Price Waterhouse, LLP
  23.7**   Consent of David J. Vander Zanden to be named as director
  23.8**   Consent of Jonathan J. Ledecky to be named as director
  23.9**   Consent of Leo C. McKenna to be named as director
  23.10**  Consent of Rochelle Lamm Wallach to be named as director
  27.*     Financial data schedule
  99.1*    Valuation and qualifying accounts and reserves.


------------------------

 *  Filed herewith.

 ** Previously filed.

*** To be filed by amendment.

+ Incorporated by reference herein from School Specialty's Registration Statement on Form S-1 initially filed with the Securities and Exchange Commission on February 19, 1998 (File No. 333-46359).